                                                                     EXHIBIT 2.1

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

IN RE:                                       :  JOINTLY ADMINISTERED
                                             :  CASE NO. 01-11628 (PJW)
NATIONSRENT, INC.,                           :
 A DELAWARE CORPORATION, ET AL.,             :  CHAPTER 11
                                             :
                           DEBTORS.          :
(NATIONSRENT, INC.)                          :  (CASE NO. 01-11628 (PJW))
(NATIONSRENT USA, INC.)                      :  (CASE NO. 01-11629 (PJW))
(NATIONSRENT TRANSPORTATION SERVICES, INC.)  :  (CASE NO. 01-11630 (PJW))
(NR DELAWARE, INC.)                          :  (CASE NO. 01-11631 (PJW))
(NRGP, INC.)                                 :  (CASE NO. 01-11632 (PJW))
(NATIONSRENT WEST, INC.)                     :  (CASE NO. 01-11633 (PJW))
(LOGAN EQUIPMENT CORP.)                      :  (CASE NO. 01-11634 (PJW))
(NR DEALER, INC.)                            :  (CASE NO. 01-11635 (PJW))
(NR FRANCHISE COMPANY)                       :  (CASE NO. 01-11636 (PJW))
(BDK EQUIPMENT COMPANY, INC.)                :  (CASE NO. 01-11637 (PJW))
(NATIONSRENT OF TEXAS, LP)                   :  (CASE NO. 01-11638 (PJW))
(NATIONSRENT OF INDIANA, LP)                 :  (CASE NO. 01-11639 (PJW))

                                             :  DISCLOSURE STATEMENT PURSUANT
                                             :  SECTION 1125 OF THE BANKRUPTCY
                                             :  CODE FOR THE FIRST AMENDED
                                             :  PLAN OF REORGANIZATION OF
                                             :  NATIONSRENT, INC. AND ITS DEBTOR
                                             :  SUBSIDIARIES

                                                DANIEL J. DEFRANCESCHI (DE 2732)
                                                MICHAEL J. MERCHANT (DE 3854)
                                                RICHARDS, LAYTON & FINGER
                                                One Rodney Square
                                                P.O. Box 551
                                                Wilmington, Delaware 19899
                                                (302)658-6541

                                                        - and -

                                                PAUL E. HARNER (IL 6276961)
                                                MARK A. CODY (IL 6236871)
                                                JONES DAY
                                                77 West Wacker
                                                Chicago, Illinois 60601
                                                (312)782-3939

                                                RANDALL M. WALTERS (OH 0005895)
                                                JOSEPH M. WITALEC (OH 0063701)
                                                RICK J. GIBSON (OH 0066765)
                                                JONES DAY
                                                1900 Huntington Center
                                                41 South High Street
                                                Columbus, Ohio 43215
                                                (614)469-3939

                                                ATTORNEYS FOR DEBTORS AND
February 7, 2003                                DEBTORS IN POSSESSION

                              [NATIONS RENT LOGO]

D. Clark Ogle
Chief Executive Officer

February 7, 2003

To the Creditors of NationsRent, Inc. and its Debtor Subsidiaries:

                  We are pleased to report that, after more than a year of extraordinarily hard work and sacrifice by our employees and creditor constituencies, NationsRent, Inc. and its debtor subsidiaries (collectively, the "NationsRent Companies") are prepared to solicit your acceptance of their first amended joint plan of reorganization. We believe that the enclosed plan of reorganization will form the basis for the NationsRent Companies to emerge from chapter 11 as strong, independent companies with an appropriate capital structure and a business plan designed to strengthen the relationships among the NationsRent Companies and their customers, suppliers, employees and other creditors. Therefore, we strongly urge you to vote in favor of the plan of reorganization.

         The following documents are contained in the attached materials:

                  (i) the First Amended Joint Plan of Reorganization of NationsRent, Inc. and Its Debtor Subsidiaries (the "Plan");

                  (ii) the Disclosure Statement with respect to the Plan (the "Disclosure Statement");

                  (iii) a notice providing information regarding Plan voting and announcing the hearing in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") to consider confirmation of the Plan; and

                  (iv) for creditors entitled to vote on the Plan, a ballot and a return envelope.

                  The Plan is jointly proposed by the NationsRent Companies, the Official Committee of Unsecured Creditors appointed in the NationsRent Companies' chapter 11 cases (the "Creditors Committee") and the holders of a majority of the bank debt under the NationsRent Companies' prepetition credit facility (the "Majority Bank Debt Holders"), and supported by the steering committee of lenders under the prepetition credit facility (the "Steering Committee"). The Plan is the result of extensive negotiations among the NationsRent Companies, the Creditors' Committee, the Majority Bank Debt Holders and other parties in interest. The NationsRent Companies believe that the Plan represents a fair, reasonable and

    450 East Las Olas Boulevard, 14TH Floor - Fort Lauderdale, Florida 33301
                   - Phone: 954-760-6550 - Fax: 954-759-5848
appropriate resolution of the issues among these parties and will maximize recoveries to all stakeholders.

                  The overall purposes of the Plan are to: (i) alter the NationsRent Companies' balance sheets to permit them to emerge from their chapter 11 cases with viable capital structures; (ii) maximize the value of the ultimate recoveries to all stakeholders on a fair and equitable basis; and (iii) settle, compromise or otherwise dispose of certain claims against and interests in the NationsRent Companies.

                  In general, the Plan provides for, among other things: (i) the issuance and distribution of common stock, preferred stock and subordinated notes (A) in exchange for the satisfaction and cancellation of certain prepetition indebtedness of the holders of claims under the NationsRent Companies' prepetition credit facility and (B) if the Plan is approved by the class of general unsecured creditors, in satisfaction of all general unsecured claims, to fund a liquidating trust for the purpose of, among other things, making distributions to the holders of allowed general unsecured claims; and
(ii) the assumption, assumption and assignment or rejection of executory contracts and unexpired leases to which the NationsRent Companies are a party.

                  THE MANAGEMENT AND THE BOARD OF DIRECTORS OF THE NATIONSRENT COMPANIES BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND OTHER STAKEHOLDERS. ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE URGED TO VOTE TO ACCEPT THE PLAN BY RETURNING BALLOTS IN ACCORDANCE WITH THE BALLOT INSTRUCTIONS. THE CREDITORS' COMMITTEE AND THE MAJORITY BANK DEBT HOLDERS ARE JOINT PROPONENTS OF THE PLAN AND INDEPENDENTLY HAVE CONCLUDED THAT IT IS IN THE BEST INTERESTS OF THEIR RESPECTIVE CONSTITUENCIES. FURTHER, THE STEERING COMMITTEE INDEPENDENTLY CONCLUDED THAT THE PLAN IS IN THE BEST INTERESTS OF ITS CONSTITUENCY AND THEREFORE SUPPORTS THE PLAN. ENCLOSED FOR YOUR REVIEW ARE LETTERS FROM THE CREDITORS' COMMITTEE, THE MAJORITY BANK DEBT HOLDERS AND THE STEERING COMMITTEE ENCOURAGING CREDITORS TO VOTE IN FAVOR OF THE PLAN.

                  For further information concerning the Plan, you are encouraged to read carefully the enclosed Disclosure Statement, which was approved by the Bankruptcy Court on February 7, 2003, as well as the Plan itself. You also should read the instructions attached to the enclosed ballot for information regarding the proper completion and submission of the ballot. If you have any questions regarding voting procedures, you may call the NationsRent Companies' balloting agent, Logan & Company, Inc., at (973) 509-3190.

                                             Sincerely yours,
                                             /s/ D. Clark Ogle
                                             D. Clark Ogle
                                             Chief Executive Officer

                      [LETTERHEAD OF LOWENSTEIN SANDLER PC]

February 6, 2003

TO: UNSECURED CREDITORS OF NATIONSRENT, INC.
    AND RELATED DEBTOR SUBSIDIARIES

RE: NATIONSRENT, INC., ET AL.
    CASE NO: 01-114628(PJW)

Dear Creditors:

The undersigned is counsel to the Official Committee of Unsecured Creditors appointed in the chapter 11 proceedings of NationsRent, Inc. and its subsidiaries (the "Debtors"). We write to you in connection with the Disclosure Statement Pursuant To Section 1125 of the Bankruptcy Code for The First Amended Joint Plan Of Reorganization Of NationsRent, Inc. and its Debtor Subsidiaries (the "Disclosure Statement") and the First Amended Joint Plan Of Reorganization Of NationsRent, Inc. and its Debtor Subsidiaries (the "Plan").

The Committee, together with the Debtors and the holders of the majority of the bank debt under the Debtors' prepetition credit facility (the Majority Bank Debt Holders) are co-proponents of the Plan. The Committee believes, based upon all the circumstances, that confirmation and consummation of the Plan is preferable to other alternatives. Therefore, the Committee supports and recommends acceptance and confirmation of the Plan

Very truly yours,
/s/ Kenneth A. Rosen
Kenneth A. Rosen

KAR:tk

January 24, 2003

Mr. D. Clark Ogle
Chief Executive Officer
NationsRent, Inc.
450 East Las Olas Boulevard, Suite 1400
Ft. Lauderdale, FL 33301

Re: In re NationsRent, Inc., et al., Case No. 01-l1628 (PJW)

Dear Mr. Ogle:

The undersigned (the "Majority Bank Debt Holders") are holders of a majority of the prepetition bank debt of NationsRent, Inc. and its subsidiaries under the Fifth Amended and Restated Revolving Credit and Term Loan Agreement dated as of August 2, 2000, as amended. The Majority Bank Debt Holders are co-proponents of each of the Disclosure Statement Pursuant To Section 1125 of the Bankruptcy Code for the First Amended Joint Plan of Reorganization of NationsRent, Inc. And Its Debtor Subsidiaries and the First Amended Joint Plan of Reorganization of NationsRent, Inc. And Its Debtor Subsidiaries (the "Plan").

The Majority Bank Debt Holders have analyzed many alternatives to the Plan and believe that the Plan provides the best opportunity to maximize recoveries to all creditor constituencies. Accordingly, the Majority Bank Debt Holders fully support the Plan.

Sincerely,

Credit Swiss First Boston                      Copper Beech Holdings LLC

By: /s/ Ethan Garber                           By:  /s/ Ralph Willis
   -------------------------                      ------------------------------
Name: Ethan Garber                             Name: Ralph Willis
Title: Vice President                          Title: Vice President

The Baupost Group, L.L.C.                      Phoenix Rental Partners, L.L.C.

By: /s/ Thomas W. Blumenthal                   By: /s/ Douglas M. Suliman
   -------------------------                      ------------------------------
Name: Thomas W. Blumenthal                     Name: Douglas M. Suliman
Title: Managing Director                       Title: Managing Member

PPM America Special Investment Fund            Credit Suisse Asset Management
                                               First Dominion Funding I
By: /s/ Ronnie Kaplan
   -------------------------                   By:  /s/ Andrew Marshak
Name: Ronnie Kaplan                                -----------------------------
Title: Vice President                          Name: Andrew Marshak
                                               Title: Authorized Signatory

Citibank, N.A.                                 Credit Suisse Asset Management
                                               First Dominion Funding II
By: /s/ Carlton B. Klein
   -------------------------                   By:  /s/ Andrew Marshak
Name: Carlton B. Klein                             -----------------------------
Title: Managing Director                       Name: Andrew Marshak
                                               Title: Authorized Signatory

February 6, 2003

Mr. D. Clark Ogle
Chief Executive Officer
NationsRent, Inc.
450 East Las Olas Boulevard
Suite 1400
Ft. Lauderdale, FL 33301

Re: In re NationsRent, Inc., et al., Case No. 01-l1628 (PJW)

Dear Mr. Ogle:

The undersigned are members of the Steering Committee of the holders of prepetition bank debt of NationsRent, Inc. and its subsidiaries under the prepetition Fifth Amended and Restated Revolving Credit and Term Loan Agreement dated as of August 2, 2000, as amended (the "Prepetition Credit Agreement"). We write to you in connection with the Disclosure Statement Pursuant To Section 1125 of the Bankruptcy Code for the First Amended Joint Plan of Reorganization of NationsRent, Inc. And Its Debtor Subsidiaries and the First Amended Joint Plan of Reorganization of NationsRent, Inc. And Its Debtor subsidiaries (the "Plan").

The Plan Proponents (as defined in the Plan) have shared with us their reasoning behind their support of the Plan and their analysis and rationale for the operation of the reorganized NationsRent going forward. Based on that information, we fully support the Plan.

Sincerely,

The Bank of Nova Scotia

By: /s/ Ron Dooley
   ---------------
Name: Ron Dooley
Title: Director

Deutsche Bank Trust Company Americas

By: /s/ Clark G. Peterson
   ----------------------
Name: Clark G. Peterson
Title: Vice President

THIS LETTER IS NOT A SOLICITATION, NOT LEGALLY BINDING AND SUBJECT TO FINAL DOCUMENTATION.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

IN RE:                                   :
                                         :  CHAPTER 11
NATIONSRENT, INC.,                       :
A DELAWARE CORPORATION, ET AL.,          :  JOINTLY ADMINISTERED
                                         :  CASE NO. 01-11628 (PJW)
                          DEBTORS.       :

               NOTICE OF (A) DEADLINE FOR CASTING VOTES TO ACCEPT
                OR REJECT PROPOSED JOINT PLAN OF REORGANIZATION,
                (B) HEARING TO CONSIDER CONFIRMATION OF PROPOSED
              JOINT PLAN OF REORGANIZATION AND (C) RELATED MATTERS

                  PLEASE TAKE NOTICE OF THE FOLLOWING:

                  1. On December 23, 2002, the above-captioned debtors and debtors in possession (collectively, the "Debtors") filed the First Amended Joint Plan of Reorganization of NationsRent, Inc. and Its Debtor Subsidiaries, dated December 23, 2002 (as it may be further amended, the "Plan"), and a related disclosure statement (as it may be further amended, the "Disclosure Statement") under section 1125 of the Bankruptcy Code, 11 U.S.C. Section 1125.

                  2. Pursuant to an order of the Court dated February 7, 2003 (the "Disclosure Statement Order"), the Disclosure Statement and certain related materials (collectively, the "Solicitation Materials") have been approved for solicitation of votes to accept or reject the Plan. In accordance with the Disclosure Statement Order, certain Solicitation Materials have been provided with this Notice, including a copy of the Disclosure Statement and the Plan.

                  3. A hearing to consider the confirmation of the Plan (the "Confirmation Hearing") will be held before the Honorable Peter J. Walsh, United States Bankruptcy Judge, in the Judge's usual courtroom at the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Wilmington, Delaware 19801 at 1:30 p.m., on April 3, 2003.

                  4. Pursuant to the Disclosure Statement Order, the Court approved certain procedures for tabulation of votes to accept or reject the Plan. If you are the holder of a claim against one of the Debtors as of February 5, 2003 (the record date as established in the Disclosure Statement Order) in a class entitled to vote on the Plan, you have received with this Notice a ballot form (a "Ballot") and voting instructions appropriate for your claim. The following procedures apply with respect to voting your claim:

                           a. Except as provided in subparagraph (b) below, for your vote to accept or reject the Plan to be counted, you must complete all required information on the Ballot, execute the Ballot and return the completed Ballot to the address indicated on the Ballot so that it is received by 5:00 p.m., Eastern Time, on March 21, 2003 (the "Voting Deadline"). Any failure to follow the voting instructions included with the Ballot or to return a properly completed Ballot so that it is received by the Voting Deadline may disqualify your Ballot and your vote.

                           b. IF YOUR CLAIM IS BASED ON OBLIGATIONS OWED UNDER THE DEBTORS' INDENTURE, DATED AS OF DECEMBER 11, 1998 (THE "OLD SENIOR SUBORDINATED NOTES"), SPECIAL VOTING PROCEDURES AND DEADLINES MAY APPLY. YOU ARE URGED TO READ CAREFULLY ALL INSTRUCTIONS RECEIVED WITH YOUR SOLICITATION MATERIALS TO ENSURE THAT YOUR BALLOT IS PROPERLY COMPLETED AND TIMELY SUBMITTED.

                           c. Your claim has been temporarily allowed solely for purposes of voting to accept or reject the Plan in accordance with the following tabulation rules approved by the Court in the Disclosure Statement Order (the "Tabulation Rules"):

                           - Unless otherwise provided in the Tabulation Rules described below, a claim shall be deemed temporarily allowed for voting purposes in an amount equal to the amount of such claim as set forth in a timely filed proof of claim;

                           - If a claim is deemed allowed in accordance with the Plan, such claim shall be temporarily allowed for voting purposes in the deemed allowed amount set forth in the Plan;

                           - If a claim for which a proof of claim has been timely filed is marked as contingent, unliquidated or disputed on its face, such contingent, unliquidated or disputed amount will be temporarily allowed for voting purposes in the amount of $1.OO;

                           - If a claim has been estimated or otherwise allowed for voting purposes by order of the Court, such claim shall be temporarily allowed for voting purposes in the amount so estimated or allowed by the Court;

                           - If a claim is listed in the Schedules as contingent, unliquidated or disputed and a proof of claim was not timely fried, such claim shall be disallowed for voting purposes;

                           - If the Debtors have filed and served an objection to a claim at least 15 days before the Voting Deadline, such claim shall be temporarily allowed or disallowed for voting purposes in accordance with the relief sought in the objection;

                           - Claims of individual Credit Facility Creditors (as such term is defined below) will be counted solely in the amounts identified in the Master Bank Loan List (as such term is defined below) (subject to the other Tabulation Rules), unless the applicable Credit Facility Creditor obtains an order of the Court allowing such claim in a different amount for voting purposes;

                           - If a claim holder identifies a claim amount on its Ballot that is less than the amount otherwise calculated in accordance with the Tabulation Rules, the claim will be temporarily allowed for voting purposes in the lesser amount identified on such Ballot; and

                           - With respect to claims based on obligations owed under the Old Senior Subordinated Notes, the amounts of such claims for voting purposes shall be the lesser of (i) the amounts provided to the Debtors by the Indenture Trustee for the Old Senior Subordinated Notes in certain noteholder registers described in the Disclosure Statement Order or (ii) the amounts identified by the holders of Old Senior Subordinated Notes on the applicable Ballots submitted to vote on the Plan, in each case calculated in accordance with the procedures set forth in the Disclosure Statement Order.

                           d. The temporary allowance of your claim for voting purposes does not constitute an allowance of your claim for purposes of receiving distributions under the Plan and is without prejudice to the rights of the Debtors in any other context, including the right of the Debtors to contest the amount or validity of any claim for purposes of allowance and distribution under the Plan. If you wish to challenge the temporary allowance of your claim for voting purposes, you must file a motion, pursuant to Rule 3018(a) of the Federal Rules of Bankruptcy Procedure, for an order temporarily allowing your claim in a different amount or classification for purposes of voting to accept or reject the Plan and serve such motion on the Debtors so that it is received by the later of (a) February 20, 2003 and (b) ten days after the date of service of a notice of objection, if any, to your claim. Unless the Court orders otherwise, your claim will not be counted for voting purposes in excess of the amount as determined in accordance with the Tabulation Rules.

                  5. Objections, if any, to the confirmation of the Plan must: (a) be in writing; (b) state the name and address of the objecting party and the nature of the claim or interest of such party; (c) state with particularity the basis and nature of any objection; and (d) be filed with the Court and served so that they are received by (i) the Clerk, (ii) NationsRent, Inc., (iii) counsel to the Debtors, (iv) counsel to the Creditors' Committee,
(v) counsel to the administrative agents for the prepetition and postpetition lenders, (vi) counsel to the Majority Bank Debt Holders and

(vii) the U.S. Trustee at the addresses indicated in the Plan no later than 4:00 p.m., Eastern Time, on March 21, 2003. For purposes of filing pleadings in these cases, the address of the Court is 824 North Market Street, Wilmington, Delaware 19801.

                  6. Copies of the Disclosure Statement and the Plan (with all exhibits filed with the Court) will be available for review on the Debtors' web site at www.nationsrent.com no later than March 11,2003.

                  7. The Confirmation Hearing may be continued from time to time without further notice other than the announcement of the adjourned date(s) at the Confirmation Hearing or any continued hearing.

Dated: February 7, 2003

                                           /s/ Daniel J. DeFranceschi
                                          ----------------------------------
                                          Daniel J. DeFranceschi (DE 2732)
                                          Michael J. Merchant (DE 3854)
                                          RICHARDS, LAYTON & FINGER, P.A.
                                          One Rodney Square
                                          P.O. Box 551
                                          Wilmington, Delaware 19899
                                          (302)65l-7700

                                                      -and-

                                          Paul E. Harner (IL 6276941)
                                          Mark A. Cody (IL 6236871)
                                          JONES DAY
                                          77 West Wacker
                                          Chicago, Illinois 60601
                                          (312)782-3939

                                          ATTORNEYS FOR DEBTORS AND
                                          DEBTORS IN POSSESSION

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

IN RE:                                       :  JOINTLY ADMINISTERED
                                             :  CASE NO. 01-11628 (PJW)
NATIONSRENT, INC.,                           :
 A DELAWARE CORPORATION, ET AL.,             :  CHAPTER 11
                                             :
                           DEBTORS.          :
(NATIONSRENT, INC.)                          :  (CASE NO. 01-11628 (PJW))
(NATIONSRENT USA, INC.)                      :  (CASE NO. 01-11629 (PJW))
(NATIONSRENT TRANSPORTATION SERVICES, INC.)  :  (CASE NO. 01-11630 (PJW))
(NR DELAWARE, INC.)                          :  (CASE NO. 01-11631 (PJW))
(NRGP, INC.)                                 :  (CASE NO. 01-11632 (PJW))
(NATIONSRENT WEST, INC.)                     :  (CASE NO. 01-11633 (PJW))
(LOGAN EQUIPMENT CORP.)                      :  (CASE NO. 01-11634 (PJW))
(NR DEALER, INC.)                            :  (CASE NO. 01-11635 (PJW))
(NR FRANCHISE COMPANY)                       :  (CASE NO. 01-11636 (PJW))
(BDK EQUIPMENT COMPANY, INC.)                :  (CASE NO. 01-11637 (PJW))
(NATIONSRENT OF TEXAS, LP)                   :  (CASE NO. 01-11638 (PJW))
(NATIONSRENT OF INDIANA, LP)                 :  (CASE NO. 01-11639 (PJW))
                                                DISCLOSURE STATEMENT PURSUANT TO
                                                SECTION 1125 OF THE BANKRUPTCY
                                                CODE FOR THE FIRST AMENDED JOINT
                                                PLAN OF REORGANIZATION OF
                                                NATIONSRENT, INC. AND ITS DEBTOR
                                                SUBSIDIARIES

                                                DANIEL J. DEFRANCESCHI (DE 2732)
                                                MICHAEL J. MERCHANT (DE 3854)
                                                RICHARDS, LAYTON & FINGER
                                                One Rodney Square
                                                P.O. Box 551
                                                Wilmington, Delaware 19899
                                                (302)658-6541

                                                        - and -

                                                PAUL E. HARNER (IL 6276961)
                                                MARK A. CODY (IL 6236871)
                                                JONES DAY
                                                77 West Wacker
                                                Chicago, Illinois 60601
                                                (312)782-3939

                                                RANDALL M. WALTERS (OH 0005895)
                                                JOSEPH M. WITALEC (OH 0063701)
                                                RICK J. GIBSON (OH 0066765)
                                                JONES DAY
                                                1900 Huntington Center
                                                41 South High Street
                                                Columbus, Ohio 43215
                                                (614)469-3939
                                                ATTORNEYS FOR DEBTORS AND
February 7, 2003                                DEBTORS IN POSSESSION

                   DISCLOSURE STATEMENT DATED FEBRUARY 7,2003

                    SOLICITATION OF VOTES WITH RESPECT TO THE
                   FIRST AMENDED JOINT PLAN OF REORGANIZATION
                OF NATIONSRENT, INC. AND ITS DEBTOR SUBSIDIARIES

         THE BOARDS OF DIRECTORS OF NATIONSRENT, INC. ("NATIONSRENT") AND EACH OF THE NATIONSRENT SUBSIDIARY DEBTORS (COLLECTIVELY WITH NATIONSRENT, THE "DEBTORS"), THE CREDITORS' COMMITTEE AND THE MAJORITY BANK DEBT HOLDERS (THE DEBTORS, THE CREDITORS' COMMITTEE AND THE MAJORITY BANK DEBT HOLDERS, COLLECTIVELY, THE "PLAN PROPONENTS") BELIEVE THAT THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF NATIONSRENT AND ITS DEBTOR SUBSIDIARIES, DATED FEBRUARY 7,2003 AND ATTACHED AS EXHIBIT I (THE "PLAN"), IS IN THE BEST INTERESTS OF CREDITORS. ALL CREDITORS ENTITLED TO VOTE ARE URGED TO VOTE IN FAVOR OF THE PLAN. A SUMMARY OF THE VOTING INSTRUCTIONS ARE SET FORTH BEGINNING ON PAGE 68 OF THIS DISCLOSURE STATEMENT. MORE DETAILED INSTRUCTIONS ARE CONTAINED ON THE BALLOTS DISTRIBUTED TO CREDITORS ENTITLED TO VOTE ON THE PLAN. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED AND RECEIVED BY 5:00 P.M., EASTERN TIME, ON MARCH 21,2003 (THE "VOTING DEADLINE"), UNLESS EXTENDED.

         THE CONFIRMATION AND EFFECTIVENESS OF THE PROPOSED PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT, SOME OF WHICH MAY NOT BE SATISFIED. SEE "OVERVIEW OF THE PLAN -- CONDITIONS TO CONFIRMATION AND THE EFFECTIVE DATE OF THE PLAN" AND "VOTING AND CONFIRMATION OF THE PLAN -ACCEPTANCE OR CRAMDOWN." THERE CAN BE NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

         No person is authorized by any of the Debtors in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation other than as contained in this Disclosure Statement and the exhibits and schedules attached hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by any of the Debtors. Although the Debtors will make available to creditors entitled to vote on acceptance of the Plan such additional information as may be required by applicable law prior to the Voting Deadline, the delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time subsequent to the date hereof.

         ALL CREDITORS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED AS EXHIBIT I AND THE MATTERS DESCRIBED UNDER "RISK FACTORS" PRIOR TO SUBMITTING BALLOTS IN RESPONSE TO THIS SOLICITATION.

         The summaries of the Plan and other documents contained in this Disclosure Statement are qualified by reference to the Plan itself, the exhibits thereto and documents described therein as being Filed prior to approval of the Disclosure Statement. The Debtors will file all exhibits to the Plan with the Bankruptcy Court and make them available for review on the Debtors' web site at WWW.NATIONSRENT.COM on or before March 11, 2003. The Debtors also will serve the exhibits to the Plan on the parties that have filed requests for service of documents in the Debtors' chapter 11 cases on or before March 11, 2003.

         The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the historical, projected and budgeted financial information regarding the Debtors and the liquidation analyses relating to the Debtors, is included for purposes of soliciting acceptances of the

Plan, but, as to contested matters and adversary proceedings, is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.

                           FORWARD-LOOKING STATEMENTS

         This disclosure statement contains forward-looking statements based primarily on the current expectations of the Debtors and projections about future events and financial trends affecting the financial condition of the Debtors' or the Reorganized Debtors' businesses. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions identify these forward-looking statements, These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described below under the caption "Risk Factors." In the light of these risks and uncertainties, the forward-looking events and circumstances discussed in this disclosure statement may not occur, and actual results could differ materially from those anticipated in the forward-looking statements. Neither the Debtors nor the Reorganized Debtors undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

                                TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
INTRODUCTION....................................................................................................      1
OVERVIEW OF THE PLAN............................................................................................      2
   Introduction.................................................................................................      2
   General Information Concerning Treatment of Claims and Interests.............................................      2
   Summary of Classes and Treatment of Claims and Interests.....................................................      3
   Additional Information Regarding Assertion and Treatment of Administrative Claims and Priority
       Tax Claims...............................................................................................      8
       Administrative Claims....................................................................................      8
       Priority Tax Claims......................................................................................      9
   Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims.............................     10
   Conditions to Confirmation and the Effective Date of the Plan................................................     10
       Conditions to Confirmation...............................................................................     10
       Conditions to Effective Date.............................................................................     11
       Waiver of Conditions to Confirmation and Effective Date..................................................     11
       Effect of Nonoccurrence of Conditions to Effective Date..................................................     11
   Substantive Consolidation....................................................................................     11
   Exit Financing Facility......................................................................................     11
   Modification or Revocation of the Plan.......................................................................     12
CERTAIN EVENTS PRECEDING THE DEBTORS' CHAPTER 11 FILINGS........................................................     12
   Prepetition Events...........................................................................................     12
       General..................................................................................................     12
       Business Operations......................................................................................     12
   Prepetition Capital Structure................................................................................     13
       Prepetition Credit Facility..............................................................................     13
       Senior Subordinated Unsecured Notes......................................................................     13
       Subordinated Unsecured Promissory Notes..................................................................     13
       Purchase Money Security Interests........................................................................     14
       Preferred Stock..........................................................................................     14
       Common Stock.............................................................................................     14
       Equipment Lease Obligations..............................................................................     14
   Events Preceding the Debtors' Chapter 11 Filings.............................................................     14
OPERATIONS DURING THE REORGANIZATION CASES......................................................................     15
   Commencement of Reorganization Cases and Related Case Administration Activities..............................     15
       Commencement of Reorganization Cases and First Day Relief................................................     15
       Appointment of the Creditors' Committee..................................................................     16
       Retention of Financial Advisors..........................................................................     17
       Assumption and Rejection of Certain Executory Contracts and Unexpired Leases.............................     17

                                TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
       Equipment Lease Obligations..............................................................................     18
       Boston Rental Partners...................................................................................     19
       Key Employee Severance and Retention Program.............................................................     21
       Claims Process and Bar Dates.............................................................................     21
       Employment of D. Clark Ogle as Chief Executive Officer...................................................     21
       Postpetition Operations and Liquidity....................................................................     22
   Agreement between Majority Bank Debt Holders and Creditors Committee.........................................     23
SETTLEMENTS.....................................................................................................     23
REORGANIZED NATIONSRENT.........................................................................................     24
   Restructuring Transactions...................................................................................     24
   Business and Properties of the Reorganized Debtors...........................................................     24
   Business Plan and Strategy for Reorganized NationsRent.......................................................     24
       External Challenges......................................................................................     25
       Internal Challenges......................................................................................     25
       Strategic Plan...........................................................................................     26
   Selected Historical Financial Information....................................................................     26
   CONSOLIDATED STATEMENTS OF OPERATIONS DATA...................................................................     27
   SELECTED BALANCE SHEET DATA..................................................................................     27
   Projected Financial Information..............................................................................     27
       Introduction.............................................................................................     27
   Key Assumptions for the Projections..........................................................................     28
       Revenue..................................................................................................     30
       Cost of Revenue and Operating Expenses ("Operating Costs")...............................................     30
       Other (income)/expenses..................................................................................     33
       Provision (benefit) for income taxes.....................................................................     33
       Restructuring Charges and Reorganization Entries.........................................................     33
       Refinancing Event........................................................................................     36
       Balance Sheet-Projections................................................................................     36
   Financial Projections........................................................................................     38
   Management...................................................................................................     44
       Current Directors and Executive Officers of NationsRent..................................................     44
       Directors................................................................................................     44
       Executive Officers.......................................................................................     45
       Executive Compensation...................................................................................     47
       Reorganized NationsRent Officers.........................................................................     48
       Reorganized NationsRent Board of Directors...............................................................     48

                                TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
       Board Committees.........................................................................................     49
       Director Compensation....................................................................................     49
   Employee Benefit Matters.....................................................................................     49
       Key Employee Severance and Retention Plans...............................................................     50
   Certificate and By-Laws of Reorganized NationsRent...........................................................     50
   Indemnity Arrangements.......................................................................................     50
       Existing Indemnification Obligations.....................................................................     50
       Treatment of Existing Indemnification Obligations Under the Plan.........................................     51
       New Indemnification Arrangements.........................................................................     51
SECURITIES TO BE ISSUED PURSUANT TO THE PLAN....................................................................     51
   Reorganization Value.........................................................................................     51
   New Common Stock.............................................................................................     52
   New Preferred Stock..........................................................................................     52
   Securities to Be Issued to Management........................................................................     52
   New Subordinated Notes.......................................................................................     53
   Exit Financing Facility......................................................................................     53
RISK FACTORS....................................................................................................     53
   Projections..................................................................................................     53
   Competitive Industry Conditions..............................................................................     53
   Changes in Construction and Industrial Activities............................................................     54
   Business Strategy............................................................................................     54
   Financial Leverage...........................................................................................     54
   Exit Financing...............................................................................................     55
   Equipment Lease Obligations..................................................................................     55
   Adequacy of Capital Resources and Limited Access to Additional Financing.....................................     55
   Treatment of Claims..........................................................................................     55
   Potential Future Losses......................................................................................     55
   Safety and Environmental Claims..............................................................................     56
   Insurance Coverage...........................................................................................     56
   Restrictions on Trading and Lack of Public Market for the New Securities; Certain Investment Limitations.....     56
   Security Interests...........................................................................................     56
   Dividend Policies; Restrictions on Payment of Dividends......................................................     57
   Noncomparability of Historical Financial Information.........................................................     57
GENERAL INFORMATION CONCERNING THE PLAN.........................................................................     57
   Legal Effects of the Plan....................................................................................     57
       Discharge of Claims and Termination of Interests; Related Injunction.....................................     57

                                TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
       Preservation of Rights of Action Held by the Debtors or the Reorganized Debtors..........................     58
       Releases and Related Injunction..........................................................................     58
       Continuation of Certain Employee and Retiree Benefits....................................................     59
       Executory Contracts and Unexpired Leases.................................................................     60
   Substantive Consolidation....................................................................................     62
DISTRIBUTIONS UNDER THE PLAN....................................................................................     63
   General......................................................................................................     63
   Methods of Distributions.....................................................................................     63
       Distributions to Holders of Allowed Claims and Interests.................................................     63
       Compensation and Reimbursement for Services Related to Distributions.....................................     63
       Delivery of Distributions in General.....................................................................     63
       Creditor Trust...........................................................................................     63
       Special Provisions for Distributions to Holders of Old Senior Subordinated Note Claims...................     64
       Special Provisions for Distributions to Holders of Allowed Unsecured Claims..............................     65
   Undeliverable or Unclaimed Distributions.....................................................................     65
   Distribution Record Date.....................................................................................     65
   Means of Cash Payments.......................................................................................     66
   Timing and Calculation of Amounts to Be Distributed..........................................................     66
       Distributions of New Preferred Stock and New Common Stock................................................     66
       Distributions of New Subordinated Notes..................................................................     66
       De Minimis Distributions.................................................................................     66
       Compliance with Tax Requirements.........................................................................     67
   Surrender of Canceled Securities or Other Instruments........................................................     67
   Setoffs......................................................................................................     67
   Allocation of Payments.......................................................................................     67
   Objections to Claims or Interests and Authority to Prosecute Objections......................................     67
   Disputed Claims..............................................................................................     68
   Distributions on Account of Disputed Claims Once Allowed.....................................................     68
   Dissolution of the Creditors' Committee......................................................................     68
VOTING ON AND CONFIRMATION OF THE PLAN..........................................................................     68
   General......................................................................................................     68
   Voting Procedures and Requirements...........................................................................     69
   Confirmation Hearing.........................................................................................     70
   Confirmation.................................................................................................     70
   Acceptance or Cramdown.......................................................................................     70
   Best Interests Test; Liquidation Analysis....................................................................     71

                                TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
   Feasibility..................................................................................................     72
   Compliance with Applicable Provisions of the Bankruptcy Code.................................................     73
   Alternatives to Confirmation and Consummation of the Plan....................................................     73
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN.............................................     73
   General......................................................................................................     73
   Federal Income Tax Consequences to the Debtors...............................................................     74
       Restructuring Transactions...............................................................................     74
       Gain or Loss on Asset Transfer...........................................................................     74
       Cancellation of Debt.....................................................................................     74
       Section 382 Limitation...................................................................................     75
   Federal Income Tax Consequences to New NationsRent and its Affiliates........................................     75
       Asset Basis..............................................................................................     75
       Original Issue Discount..................................................................................     76
       Other Federal Income Tax Consequences....................................................................     76
   Alternative Minimum Tax......................................................................................     76
   Federal Income Tax Consequences to Holders of Claims.........................................................     77
       Definition of Securities.................................................................................     77
       Holders of NationsRent Securities........................................................................     77
       Holders of Claims Other than NationsRent Securities......................................................     78
       Holders of Allowed General Unsecured Claims..............................................................     78
   Certain Other Tax Considerations for Holders of Claims.......................................................     79
       Original Issue Discount..................................................................................     79
       Receipt of Pre-Effective Date Interest...................................................................     79
       Installment Method.......................................................................................     79
       Bad Debt and/or Worthless Securities Deduction...........................................................     79
       Subsequent Sale of New Common Stock......................................................................     79
   Federal Income Tax Reporting and Withholding.................................................................     80
APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS......................................................     80
   Applicability of Certain Federal and State Securities Laws...................................................     80
   Bankruptcy Code Exemptions from Registration Requirements....................................................     80
       Initial Offer and Sale of Securities.....................................................................     80
       Subsequent Transfers of Securities.......................................................................     80
       Subsequent Transfers Under State Law.....................................................................     82
       Certain Transactions by Stockbrokers.....................................................................     82
ADDITIONAL INFORMATION..........................................................................................     82
RECOMMENDATION AND CONCLUSION....................................................................................    83

                                TABLE OF EXHIBITS

EXHIBIT I        First Amended Plan of Reorganization of NationsRent, Inc. and Its Debtor Subsidiaries

EXHIBIT II       Liquidation Analysis

                                  INTRODUCTION

         The Plan Proponents are seeking approval of the Plan, a copy of which is attached hereto as Exhibit I. This Disclosure Statement is submitted by the Debtors in connection with the solicitation of acceptances of the Plan. All capitalized terms used in this Disclosure Statement and not otherwise defined have the meanings given to them in the Plan.

         The confirmation of a plan of reorganization, which is the vehicle for satisfying the rights of holders of claims against and equity interests in a debtor, is the overriding purpose of a chapter 11 case. The primary objectives of the Plan are to: (a) alter the Debtors' debt and capital structures to permit them to emerge from their chapter 11 cases with viable capital structures; (b) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis; and (c) settle, compromise or otherwise dispose of certain claims and interests on terms that the Plan Proponents believe to be fair and reasonable and in the best interests of the Debtors' respective Estates, creditors and equity security holders. The Plan provides for, among other things: (i) the cancellation of certain indebtedness in exchange for cash, New Common Stock, New Preferred Stock and New Subordinated Notes (the New Common Stock, New Preferred Stock and New Subordinated Notes, collectively, the "New Securities") and/or other property; (ii) the discharge of prepetition Intercompany Claims among the Debtors; (iii) the assumption, assumption and assignment, rejection or refinancing through Boston Rental Partners of Executory Contracts and Unexpired Leases to which any Debtor is a party; (iv) the selection of boards of directors of the Reorganized Debtors; and (v) certain other restructuring transactions designed to reorganize the Debtors' corporate structure.

         Under the terms of the Plan and subject to any such potential restructuring transactions as may be determined prior to confirmation, on the Effective Date, if the Plan is approved by the holders of Allowed General Unsecured Claims in accordance with section 1126 of the Bankruptcy Code, (i) each holder of an Allowed Bank Loan Claim will receive a Pro Rata share of 95% of each of the New Securities and (ii) the Creditor Trust will receive 5% of each of the New Securities and $300,000 in cash, and each holder of an Allowed General Unsecured Claim (other than holders of Deficiency Claims that are Allowed Bank Loan Claims) will receive its Pro Rata share of Creditor Trust Participation Certificates. To the extent that the holders of Allowed General Unsecured Claims approve the Plan in accordance with the requirements of section 1126 of the Bankruptcy Code, then the holders of Allowed Bank Loan Claims shall waive distribution on their respective Deficiency Claims and shall waive enforcement of all subordination provisions as they pertain to Deficiency Claims, but shall retain the right to vote those Deficiency Claims. See "Voting and Confirmation of the Plan - Voting Procedures and Requirements." In the event the holders of Allowed General Unsecured Claims do not approve the Plan in accordance with the requirements of section 1126 of the Bankruptcy Code, (i) each holder of an Allowed Bank Loan Claim will receive a Pro Rata share of 100% of each of the New Securities and (ii) no property will be distributed to the Creditor Trust, and no property will be distributed to or retained by the holders of Allowed General Unsecured Claims on account of those claims. All issuances of New Common Stock under the Plan are subject to potential dilution through the issuance of securities under a management incentive program to be adopted by the Reorganized Debtors. See "Securities to be Issued Pursuant to the Plan - Securities to be Issued to Management." For further discussion of the treatment of Allowed Bank Loan Claims and Allowed General Unsecured Claims, as well as all other claims, see the table in "Overview of the Plan - Summary of Classes and Treatment of Claims and interests."

         BY AN ORDER OF THE BANKRUPTCY COURT DATED FEBRUARY 7,2003, THIS DISCLOSURE STATEMENT HAS BEEN APPROVED AS CONTAINING "ADEQUATE INFORMATION" FOR CREDITORS AND EQUITY SECURITY HOLDERS OF THE DEBTORS IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE. THE BANKRUPTCY CODE DEFINES "ADEQUATE INFORMATION" AS "INFORMATION OF A KIND, AND IN SUFFICIENT DETAIL, AS FAR AS IS REASONABLY PRACTICABLE IN LIGHT OF THE NATURE AND THE HISTORY OF THE DEBTOR AND THE CONDITION OF THE DEBTOR'S BOOKS AND RECORDS, THAT WOULD ENABLE A HYPOTHETICAL REASONABLE INVESTOR TYPICAL OF HOLDERS OF CLAIMS OR INTERESTS OF THE RELEVANT
CLASS TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN. . . ." 11 U.S.C. Section
1125(a)(l).

         THE DEBTORS' BOARDS OF DIRECTORS, THE CREDITORS' COMMITTEE AND THE MAJORITY BANK DEBT HOLDERS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND OTHER STAKEHOLDERS. ALL CREDITORS ENTITLED TO VOTE ARE URGED TO VOTE IN FAVOR OF THE PLAN BY NO LATER THAN 5:00 P.M., EASTERN TIME, ON THE VOTING DEADLINE.

         THE STEERING COMMITTEE SUPPORTS THE PLAN AND IS SENDING A LETTER TO THAT EFFECT TO THE DEBTORS. THE LETTER WILL BE DISTRIBUTED AS PART OF THE SOLICITATION PACKAGE.

         The requirements for Confirmation, including the vote of creditors to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are set forth in "Voting and Confirmation of the Plan." Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of significant conditions, which are summarized in "Overview of the Plan - Conditions to Confirmation and the Effective Date of the Plan." There is no assurance that these conditions will be satisfied or waived.

                              OVERVIEW OF THE PLAN

INTRODUCTION

         The following is a brief overview of certain material provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan, which is attached hereto as Exhibit I, and the exhibits thereto, as amended from time to time. The Debtors will File all exhibits to the Plan with the Bankruptcy Court and make them available for review on the Debtors' web site at www.nationsrent.com on or before March 11, 2003. The Debtors also will serve the exhibits to the Plan on the parties that have filed requests for service of documents in the Debtors' chapter 11 cases on or before March 11,2003. See "Additional Information." For a description of certain other significant terms and provisions of the Plan, see "General Information Concerning the Plan" and "Distributions Under the Plan."

GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS AND INTERESTS

         The Plan provides that holders of Allowed Claims in certain Classes will be entitled to distributions of New Securities. See "Securities to Be Issued Pursuant to the Plan - New Common Stock" - "New Preferred Stock" and - "New Subordinated Notes" for a description of the securities to be issued pursuant to the Plan. The Plan also provides that the holders of certain Allowed Secured Claims will have their Claims paid in full in cash or secured promissory notes, satisfied by the return of the applicable collateral or Reinstated, at the option of the Debtors or, in the case of the Bank Loan Claims under the Prepetition Credit Facility, satisfied by the distribution to each holder of Allowed Bank Loan Claims of its Pro Rata share of 95% (or 100% if the Class of Allowed General Unsecured Claims has not voted to accept the Plan and at least two-thirds in amount and more than one-half in number of the holders of Allowed General Unsecured Claims, other than the holders of Deficiency Claims under the Prepetition Credit Facility, have not voted to accept the Plan) of each of the New Securities. In addition, any Allowed Deficiency Claims of the holders of Allowed Secured Claims shall be entitled to treatment as Allowed General Unsecured Claims; provided however, to the extent that either the Class of Allowed General Unsecured Claims has voted to accept the Plan or, if the Class of Allowed General Unsecured Claims has not voted to accept the Plan, at least two-thirds in amount and more than one-half in number of the holders of Allowed General Unsecured Claims, other than the holders of Deficiency Claims under the Prepetition Credit Facility, have voted to accept the Plan, then the holders of Allowed Bank Loan Claims shall waive distribution on their respective Deficiency Claims and shall waive enforcement of all subordination provisions as they pertain to Deficiency Claims, but shall retain the right to vote those Deficiency Claims. See "Voting and Confirmation of the Plan - Voting Procedures and Requirements." The Plan also provides that the Creditor Trust will receive 5% of each of the New Securities and $300,000 in cash, and each holder of an Allowed General Unsecured Claim (other than holders of Deficiency Claims that are Allowed Bank Loan Claims) will receive its Pro Rata share of Creditor Trust Participation Certificates; provided, however, that the Creditor Trust will only receive this distribution if either the Class of Allowed General Unsecured Claims has voted to accept the Plan or, if the Class of Allowed General Unsecured Claims has not voted to accept the Plan, at least two-thirds in amount and more than one-half in number of the holders of Allowed General Unsecured Claims, other than the holders of Deficiency Claims under the Prepetition Credit Facility, have voted to accept the Plan. In the event that the Class of Allowed General Unsecured Claims has not voted to accept the Plan and at least two-thirds in amount and more than one-half in number of the holders of Allowed General Unsecured Claims, other than the holders of Deficiency Claims under the Prepetition Credit Facility, have not voted to accept the Plan, no property will be distributed to the Creditor Trust, and no property will be distributed to or retained by the holders of General Unsecured Claims on account of those claims. All issuances of New Common Stock under the Plan are subject to potential dilution through the issuance of securities under a management incentive program to be adopted by the Reorganized Debtors. See "Overview of the Plan - Summary of and Treatment of Claims Interests" and "Securities to Be Issued Pursuant to the Plan."

         For purposes of computations of Claim amounts, administrative and other expenses and similar computational purposes, the Effective Date is assumed to occur on March 31,2003, the end of the Debtors' first calendar quarter for calendar year 2003. There can be no assurance, however, if or when the Effective Date will actually occur. Procedures for the distribution of cash and securities pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by holders of Claims in certain Classes and that could affect the amount of distributions ultimately received by such holders, are described in "Distributions Under the Plan."

         The determination of the relative distributions to be received under the Plan by the holders of Claims in certain Classes was based upon, among other factors, estimates of the amounts of Allowed Claims in such Classes and the relative priorities of such Allowed Claims. The estimates of the amounts of Allowed Claims in each Class are set forth in "Overview of the Plan - Summary of Classes and Treatment of Claims and Interests." The distributions to be received by creditors in certain Classes could differ from these estimates if the estimates, despite the Debtors' best efforts, prove to be inaccurate.

         The "cramdown" provisions of section 1129(b) of the Bankruptcy Code permit confirmation of a chapter 11 plan of reorganization in certain circumstances even if the plan is not accepted by all impaired classes of claims and interests. See "Voting and Confirmation of the Plan - Acceptance or Cramdown." The Debtors have reserved the right to request Confirmation pursuant to the cramdown provisions of the Bankruptcy Code and to amend the Plan if any Class of Claims fails to accept the Plan. If such request were granted by the Bankruptcy Court, the dissenting Classes may, in certain cases, receive alternative treatment under the Plan. For purposes of this Disclosure Statement, however, it has been assumed that the Debtors will not be required to seek Confirmation under the cramdown provisions of the Bankruptcy Code. Although the Debtors believe that, if necessary, the Plan could be confirmed under the cramdown provisions of the Bankruptcy Code, there is no assurance that the requirements of such provisions would be satisfied.

SUMMARY OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS

         The classification of Claims and Interests, the estimated aggregate amount of Claims in each Class and the amount and nature of distributions to holders of Claims or Interests in each Class are summarized in the table below. In accordance with section 1123(a)( 1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified. For a discussion of certain additional matters related to Administrative Claims and Priority Tax Claims, see "Overview of the Plan - Additional Information Regarding Assertion and Treatment of Administrative Claims and Priority Tax Claims."

         The Estimated Amount of Claims shown in the table below are based upon the Debtors' preliminary review of Claims Filed on or before August 5,2002 and the Debtors' books and records and may be substantially revised following the completion of a detailed analysis of the Claims Filed. See "Operations During the Reorganization Cases - Commencement of Reorganization Cases and Related Case Administration Activities - Assumption and Rejection of Certain Executory Contracts and Unexpired Leases" and - "Claims Process and Bar Dates." The Debtors are continuing to analyze the Equipment Lease Obligations, and the ultimate amount of each class of Claims will be affected by the final classification of each of the Equipment Lease Obligations. Further, the amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly more or less than the estimated amount of such Claim.

         Each amount designated in the table below as "Estimated Percentage Recovery" for each Class is the quotient of the cash (including cash payments by the Debtors subsequent to the Petition Date) or the assumed value of the New Securities to be distributed to all holders of Allowed Claims in such Class, divided by the estimated aggregate amount of Allowed Claims in such Class. In determining such amount, the Debtors have assumed that the Plan is consummated as described herein. See "Overview of the Plan - Conditions to Confirmation and the Effective Date of the Plan." See "Securities to Be Issued Pursuant to the Plan - Reorganization Value" for a description of the manner in which the number of shares of New Securities were valued for purposes of the Plan, the assumptions used in connection with the foregoing and the limitations thereon, and "Risk Factors" for a discussion of various other factors that could materially affect the value of the New Securities distributed pursuant to the Plan.

         Although the Debtors' management believes that these valuation assumptions are reasonable, there is no assurance that the New Securities will have the value assumed herein. See "Risk Factors. " The Debtors' valuation assumptions are not a prediction or reflection of post-Effective Date trading prices of the New Securities. The New Securities may trade at substantially higher or lower prices because of a number of other factors, including those discussed in "Risk Factors, " The trading price of securities issued under a plan of reorganization, such as the New Securities, are subject to many unforeseeable circumstances and therefore cannot be predicted. In addition, there may be substantial limitations on the holders of the New Securities to trade such securities, and no public market will exist for any securities issued under the Plan. This lack of liquidity may have a negative impact on the New Securities. Accordingly, no representation can be or is being made with respect to whether the percentage recoveries shown in the table below actually will be realized by a holder of an Allowed Claim.

          DESCRIPTION AND AMOUNT
          OF CLAIMS OR INTERESTS                                                  TREATMENT
-----------------------------------------------------------------------------------------------------------------------
CLASS C-1 (BANK LOAN CLAIMS): Allowed Bank Loan Claims     Impaired. On the Effective Date, each holder of an Allowed
against any Debtor. Bank Loan Claims shall be allowed      Bank Loan Claim will be entitled to receive its Pro Rata
for all purposes relating to the Reorganization Cases      share of 95% (or 100% if the Class of Allowed General
as identified on that certain proof of claim filed by      Unsecured Claims has not voted to accept the Plan and at
Fleet Bank, as administrative agent under the              least two-thirds in amount and more than one-half in number
Prepetition Credit Facility, on behalf of such holders.    of the holders of Allowed General Unsecured Claims, other
                                                           than the holders of Deficiency Claims under the Prepetition
Estimated Total Amount of Claims: $762.0 million           Credit Facility, have not voted to accept the Plan) of each of the New Securities (subject, with respect to the New
Estimated Amount of Secured Claims: $160.0 million         Common Stock, to potential dilution through the issuance of securities under a management incentive program to be
                                                           adopted by the Reorganized Debtor). To the extent that
                                                           either the Class of Allowed General Unsecured Claims has
                                                           voted to accept the Plan or, if the Class of Allowed General
                                                           Unsecured Claims has not voted to accept the Plan, at least two-thirds in amount and more than one-half in number of the holders of Allowed General Unsecured Claims, other than the holders of Deficiency Claims under the Prepetition Credit
                                                           Facility, have voted to accept the Plan, then the holders of
                                                           Allowed Bank Loan Claims shall waive distribution on their respective Deficiency Claims and shall waive enforcement of all subordination provisions as they pertain to Deficiency
                                                           Claims, but shall retain the right to vote those Deficiency
                                                           Claims.(1) The amounts of any adequate protection payments for interest payments made to holders of Allowed Bank Loan
                                                           Claims will be deducted for voting purposes only.

                                                           Estimated Percentage Recovery - Total Amount of Claims: 20%
                                                           (exclusive of adequate protection payments)

                                                           Estimated Percentage Recovery - Secured Claims: 95% (exclusive of adequate protection payments)
-----------------------------------------------------------------------------------------------------------------------

--------------
(1) The Majority Bank Debt Holders and the banks comprising the Steering Committee hold approximately 77% of the total amount of the Bank Loan Claims and more than one-half in number of such claims. The Majority Bank Debt Holders, the Steering Committee, the Administrative Agent and the Creditors' Committee executed an agreement settling all potential Creditors' Committee causes of action against the holders of the Bank Loan Claims, providing for the general terms of the Plan and providing that the Majority Bank Debt Holders and the Creditors' Committee would jointly propose the Plan with the Debtors. The settlement agreement does not require any party thereto to vote in favor of the Plan. In addition, the Majority Bank Debt Holders, the Steering Committee and the Creditors' Committee provided the Debtors with letters supporting the Plan. In light of these facts, there is little risk that the Majority Bank Debt Holders and the banks comprising the Steering Committee will not vote their Allowed Bank Loan Claims and their Deficiency Claims in favor of the Plan.

          DESCRIPTION AND AMOUNT
          OF CLAIMS OR INTERESTS                                                  TREATMENT
-----------------------------------------------------------------------------------------------------------------------
CLASS C-2 (OTHER SECURED CLAIMS): Allowed Secured          On the Effective Date, unless otherwise agreed by a Claim
Claims against any Debtor that are not otherwise           holder and the applicable Debtor or Reorganized Debtor,
classified in Class C-l.                                   each holder of an Allowed Claim in Class C-2 will receive
                                                           treatment on account of such Allowed Claim in the manner set
Estimated Amount of Claims: $46.9 million                  forth in Option A, B, C or D below, at the election of the applicable Debtor or Reorganized Debtor. The applicable
                                                           Debtor or Reorganized Debtor wiI1 be deemed to have elected
                                                           Option D except with respect to any Allowed Claim as to
                                                           which the applicable Debtor elects Option A, B or C in a
                                                           certification Filed prior to the conclusion of the
                                                           Confirmation Hearing. Any amounts paid to or on behalf of a holder of a Secured Claim as adequate protection will be
                                                           credited against the amount of such Secured Claim. Any
                                                           Allowed Deficiency Claim of a holder of an Allowed Secured
                                                           Claim will be entitled to treatment as an Allowed Class C-4
                                                           Claim.

                                                           OPTION A: Unimpaired. Allowed Claims in Class C-2 with
                                                           respect to which the applicable Debtor or Reorganized Debtor elects Option A will be paid in cash, in full, by such
                                                           Reorganized Debtor, unless the holder of such Claim agrees to less favorable treatment.

                                                           OPTION B: Unimpaired. Allowed Claims in Class C-2 with
                                                           respect to which the applicable Debtor or Reorganized Debtor elects or is deemed to have elected Option B will be
                                                           Reinstated.

                                                           OPTION C: Impaired. Each holder of an Allowed Claim in Class
                                                           C-2 with respect to which the applicable Debtor or
                                                           Reorganized Debtor elects Option C will be entitled to
                                                           receive, and the applicable Debtors (or Reorganized Debtors)
                                                           shall release and transfer to such holder, the collateral
                                                           securing such Allowed Claims.

                                                           OPTION D: Impaired. Allowed Claims in Class C-2 with respect to which the applicable Debtor or Reorganized Debtor elects
                                                           Option D will receive a promissory note, secured by a first priority security interest in the applicable collateral (but not the proceeds of such collateral if the proceeds are
                                                           chattel paper or the proceeds of chattel paper), in the
                                                           aggregate principal amount of such Allowed C-2 Claims,
                                                           payable in annual installments over the term of the useful life of such collateral, containing commercially reasonable terms and bearing interest at a market rate per annum.

                                                           Estimated Percentage Recovery: 100%
-----------------------------------------------------------------------------------------------------------------------

          DESCRIPTION AND AMOUNT
          OF CLAIMS OR INTERESTS                                                  TREATMENT
-----------------------------------------------------------------------------------------------------------------------
CLASS C-3 (UNSECURED PRIORITY CLAIMS): Allowed             Unimpaired. On the Effective Date, each holder of an Allowed
Unsecured Claims against any Debtor that are entitled      Claim in Class C-3 will receive cash equal to the amount of
to priority under section 507(a)(3), 507(a)(4) or          such Claim.
507(a)(6) of the Bankruptcy Code.
                                                           Estimated Percentage Recovery: 100%
Estimated Amount of Claims: $1.O million
-----------------------------------------------------------------------------------------------------------------------
CLASS C-4 (GENERAL UNSECURED CLAIMS): Allowed              Impaired. On the Effective Date, but only if either the
Unsecured Claims against any of the Debtors that are       Class of Allowed General Unsecured Claims has voted to
not otherwise classified in Class C-3, C-5 or C-6,         accept the Plan or, if the Class of Allowed General
including Claims on account of the Old Senior              Unsecured Claims has not voted to accept the Plan, at
Subordinated Notes and the Deficiency Claims.              least two-thirds in amount and more than one-half in
Deficiency Claims of holders of Allowed Bank Loan          number of the holders of Allowed Genera1 Unsecured Claims,
Claims are estimated to be approximately $570.0            other than the holders of Deficiency Claims under the
million. The holders of Allowed Bank Loan Claims will      Prepetition Credit Facility, have voted to accept the
vote their Deficiency Claims.(2) In the event either       Plan, (i) 5% of each of the New Securities (subject, with
the Class of Allowed Genera1 Unsecured Claims has voted    respect to the New Common Stock, to potential dilution
to accept the Plan or, if the Class of Allowed General     through the issuance of securities under a management
Unsecured Claims has not voted to accept the Plan,         incentive program to be adopted by the Reorganized Debtor)
at least two-thirds in amount and more than one-half       and (ii) $300,000 in cash shall be distributed to the
in number of the holders of Allowed General Unsecured      Creditor Trust, and each holder of an Allowed General
Claims, other than the holders of Deficiency Claims        Unsecured Claim will receive its Pro Rata share of the
under the Prepetition Credit Facility, have voted to       Creditor Trust Participation Certificates.(3) In the event
accept the Plan, the holders of Allowed Bank Loan          that the Class of Allowed General Unsecured Claims has
Claims will waive their right to receive a distribution    not voted to accept the Plan and at least two-thirds in
in this Class C-4 on account of their Deficiency           amount and more than one-half in number of the holders
Claims.                                                    of Allowed General Unsecured Claims, other than the
                                                           holders of Deficiency Claims under the Prepetition Credit
Estimated Total Amount of Claims: $ 1.02 billion           Facility, have not voted to accept the Plan, no property
                                                           will be distributed to the Creditor Trust, and no property
Estimated Amount of Claims for Distribution                will be distributed to or retained by the holders of
Purposes (to the extent the holders of Allowed             Allowed General Unsecured Claims on account of such claims.
General Unsecured Claims approve the Plan):$453.0
million
-----------------------------------------------------------------------------------------------------------------------

------------------
(2) The Majority Bank Debt Holders and the banks comprising the Steering Committee hold approximately 77% of the total amount of the Bank Loan Claims and more than one-half in number of such claims. The Majority Bank Debt Holders, the Steering Committee, the Administrative Agent and the Creditors' Committee executed an agreement settling all potential Creditors' Committee causes of action against the holders of the Bank Loan Claims, providing for the general terms of the Plan and providing that the Majority Bank Debt Holders and the Creditors' Committee would jointly propose the Plan with the Debtors. The settlement agreement does not require any party thereto to vote in favor of the Plan. In addition, the Majority Bank Debt Holders, the Steering Committee and the Creditors' Committee provided the Debtors with letters supporting the Plan. In light of these facts, there is little risk that the Majority Bank Debt Holders and the banks comprising the Steering Committee wil1 not vote their Allowed Bank Loan Claims and their Deficiency Claims in favor of the Plan.

(3) The Unsecured Claims of holders of Old Subordinated Unsecured Promissory Notes are subordinated and junior in right of payment to the Unsecured Claims of the holders of the Old Senior Subordinated Notes. The holders of the Old Senior Subordinated Notes have not waived their subordination rights. Accordingly, any distributions that would otherwise be payable to holders of Old Subordinated Unsecured Promissory Notes will be distributed to the holders of Old Senior Subordinated Notes.

          DESCRIPTION AND AMOUNT
          OF CLAIMS OR INTERESTS                                                  TREATMENT
-----------------------------------------------------------------------------------------------------------------------
CLASS C-4 (continued)                                      Estimated Percentage Recovery - Holders of Allowed
                                                           General Unsecured Claims Approve the Plan: 1.5%

                                                           Estimated Percentage Recovery - Holders of Allowed
                                                           General Unsecured Claims DO NOT Approve the Plan:
                                                           0.0%
-----------------------------------------------------------------------------------------------------------------------
CLASS C-5 (INTERCOMPANY CLAIMS): Allowed Intercompany      Impaired. No property will be distributed to or retained by
Claims that are not Administrative Claims.                 the holders of Allowed Claims in Class C-5 on account of
                                                           such Claims. Notwithstanding this treatment of Class C-5
                                                           Claims, each of the Debtors holding an Intercompany Claim
                                                           in Class C-5 will be deemed to have accepted the Plan.

                                                           Estimated Percentage Recovery: 0.0%
-----------------------------------------------------------------------------------------------------------------------
CLASS C-6 (PENALTY CLAIMS): Allowed Unsecured Claims       Impaired. No property will be distributed to or retained by
against the Debtors for any fine, penalty or               the holders of Allowed Claims in Class C-6 on account of
forfeiture, or for multiple, exemplary or punitive         such Claims.
damages, to the extent that such Claims are not
compensation for the Claim holder's actual pecuniary       Estimated Percentage Recovery: 0.0%
loss.

Estimated Amount of Claims: $0.00
-----------------------------------------------------------------------------------------------------------------------
CLASS E-1 (NATIONSRENT SUBSIDIARY DEBTORS OLD STOCK        Impaired. Except as may otherwise be provided by the
INTERESTS): Interests on account of Old Stock of the       Restructuring Transactions, on the Effective Date, Allowed
NationsRent Subsidiary Debtors.                            Interests in Class E-l will be Reinstated. Each of the
                                                           holders of Interests in Class E-1 will be deemed to have
                                                           accepted the Plan. See also "General Information Concerning the Plan - Substantive Consolidation."

                                                           Estimated Percentage Recovery: 100%
-----------------------------------------------------------------------------------------------------------------------
CLASS E-2 (NATIONSRENT OLD STOCK INTERESTS): Interests     Impaired. No property will be distributed to or retained by
on account of the Old Stock of NationsRent.                the holders of Allowed Interests in Class E-2, and such
                                                           Interests will be terminated as of the Effective Date.

                                                           Estimated Percentage Recovery: 0.0%
-----------------------------------------------------------------------------------------------------------------------

ADDITIONAL INFORMATION REGARDING ASSERTION AND TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

         ADMINISTRATIVE CLAIMS

         Unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, cash equal to the Allowed amount of such Administrative Claim either (a) on the Effective Date or (b) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Administrative Claim. Administrative Claims include Claims for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises), including Claims under the DIP Credit

Agreement and the Amended and Restated DIP Credit Agreement; (ii) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Fee Claims; (iii) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. Section 5 191 l-1930; (iv) Claims for reclamation allowed in accordance with section 546(c)(2) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code; and (v) all Intercompany Claims afforded priority pursuant to section 364(c)(1) of the Bankruptcy Code or the Cash Management Order.

         In addition to the types of Administrative Claims described above, section 503(b) of the Bankruptcy Code provides for payment of compensation or reimbursement of expenses to creditors and other entities making a "substantial contribution" to a chapter 11 case and to attorneys and other professional advisors representing such entities. The amounts, if any, that such entities will seek or may seek for compensation or reimbursement are not known by the Debtors at this time. Requests for such compensation or reimbursement must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors or the Reorganized Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any such compensation or reimbursement. The Debtors estimate that Administrative Claims (including Fee Claims and Claims under the DIP Credit Agreement) will aggregate as much as approximately $26.5 million as of the Effective Date, excluding approximately $54.0 million in accounts payable and other accrued ordinary course liabilities as of the Effective Date.

         Except as otherwise provided below, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 60 days after the Effective Date, or in the event an Administrative Claim arises in connection with an Executory Contract or Unexpired Lease, within 60 days after such contract or lease is assumed or rejected. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable bar date will be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property, and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date or (b) 60 days after the Filing of the applicable request for payment of Administrative Claims.

         Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court, an application for final allowance of such Fee Claim no later than 90 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date without further Bankruptcy Court review or approval. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of
(a) 120 days after the Effective Date or (b) 30 days after the Filing of the applicable request for payment of the Fee Claim. To the extent necessary, entry of the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims.

         Holders of: (a) Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims, Administrative Claims of governmental units for Taxes (including Tax audit Claims arising after the Petition Date) and Administrative Claims arising from or under those contracts and leases entered into or assumed after the Petition Date; and (b) Administrative Claims under the DIP Credit Agreement or the Amended and Restated DIP Credit Agreement will not be required to File or serve any request for payment of such Administrative Claims,

         PRIORITY TAX CLAIMS

         Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction of its Priority Tax Claim, deferred cash payments over a period not to exceed six years from the date of assessment of such Priority Tax Claim on the unpaid portion of each Allowed Priority Tax Claim. Payments will be made in equal annual installments of principal, plus simple interest, accruing from the Effective Date at a rate equal to the effective yield on the three-month treasury bill sold at the auction immediately preceding the Effective Date (or upon such other terms determined by the Bankruptcy Court to provide the holders of Priority Tax Claims with deferred cash payments having a value, as of the Effective Date, equal to the Allowed amount of such Priority Tax Claims). Unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, the first payment on account of such Priority Tax Claim will be payable one year after the Effective Date or, if the Priority Tax Claim is not allowed within one year after the Effective Date, the first Quarterly Distribution Date after the date on which (a) an order allowing such Priority Tax Claim becomes a Final Order or (b) a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Priority Tax Claim; provided, however, that the Reorganized Debtors will have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Priority Tax Claim, in full at any time on or after the Effective Date, without premium or penalty. The Debtors estimate that Priority Tax Claims will aggregate approximately $5.0 million as of the Effective Date.

         Notwithstanding the foregoing, the holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class C-6, and the holder of an Allowed Priority Tax Claim may not assess or attempt to collect such penalty from the Reorganized Debtors or their respective property.

SPECIAL PROVISIONS REGARDING THE TREATMENT OF ALLOWED SECONDARY LIABILITY CLAIMS

         The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, Allowed Secondary Liability Claims will be treated as follows: (a) the Allowed Secondary Liability Claims arising from or related to any Debtor's joint or several liability for the obligations under any (i) Allowed Claim that is being Reinstated under the Plan or (ii) Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor or any other entity, will be Reinstated and (b) holders of all other Allowed Secondary Liability Claims will be entitled to only one distribution in respect of such underlying Allowed Claim. No multiple recovery on account of any Allowed Secondary Liability Claim will be provided or permitted.

CONDITIONS TO CONFIRMATION AND THE EFFECTIVE DATE OF THE PLAN

         There are several conditions precedent to Confirmation and to the Effective Date. Subject to applicable legal requirements, the Debtors may waive any of these conditions upon the terms and subject to the conditions set forth in Section IX.C of the Plan.

         CONDITIONS TO CONFIRMATION

         The Bankruptcy Court will not enter the Confirmation Order unless and until each of the following conditions have been satisfied or duly waived by the Debtors pursuant to Section IX.C of the Plan.

         (a) The Confirmation Order will be reasonably acceptable in form and substance to the Plan Proponents,

         (b) The Debtors shall have received a binding, unconditional (except for a normal "market-out" condition, conditions relating to occurrence of the Effective Date and other customary conditions precedent in financings of this type) commitment for the Exit Financing Facility on terms and conditions satisfactory to the Plan Proponents.

         (c) All Exhibits to the Plan will be in form and substance reasonably satisfactory to the Plan Proponents.

         In addition to the foregoing conditions to Confirmation, there are a number of substantial confirmation requirements under the Bankruptcy Code that must be satisfied before the Plan can be confirmed. See "Voting On and Confirmation of the Plan - Confirmation."

         CONDITIONS TO EFFECTIVE DATE

         The Effective Date is defined in the Plan as the Business Day, as determined by the Debtors, that occurs as soon as reasonably practicable after all conditions to the Effective Date have been met or waived pursuant to Section IX.C of the Plan. The Plan provides that the following conditions must be satisfied or duly waived before the Plan will be consummated and the Effective Date will occur:

         (a) The Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) approving and authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to implement the Plan, including completion of any Restructuring Transactions and other transactions contemplated by the Plan and the implementation and consummation of contracts, instruments, releases and other agreements or documents created in connection with the Plan; and

         (b) The documents effectuating the Exit Financing Facility are in form and substance satisfactory to the Plan Proponents, such documents have been executed and delivered and all conditions to funding have been satisfied or waived.

         WAIVER OF CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

         The conditions to Confirmation and the Effective Date of the Plan may be waived, in whole or part, by the Plan Proponents at any time without an order of the Bankruptcy Court.

         EFFECT OF NONOCCURRENCE OF CONDITIONS TO EFFECTIVE DATE

         If each of the conditions to the Effective Date is not satisfied or duly waived, then upon motion by the Debtors, and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated: (a) the Plan will be null and void in all respects, including with respect to the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code; and (b) nothing contained in the Plan will
(i) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors or (ii) prejudice in any manner the rights of the Debtors or any other party in interest.

SUBSTANTIVE CONSOLIDATION

         The Debtors reserve the right to seek the entry of an order of the Bankruptcy Court providing for the substantive consolidation of some or all of the Debtors for the purpose of implementing the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan, subject to the right of any party in interest to object to such relief. See "General Information Concerning the Plan - Substantive Consolidation."

EXIT FINANCING FACILITY

         The Debtors' receipt of a binding, unconditional (except for normal "market-out" conditions, conditions relating to occurrence of the Effective Date and other customary conditions precedent in financings of this type) commitment for the Exit Financing Facility on terms and conditions satisfactory to the Plan Proponents is a condition to Confirmation, and the execution and delivery of documents effectuating the Exit Financing Facility that are satisfactory to the Debtors are conditions to the Effective Date. The Debtors currently contemplate that such Exit Financing Facility will consist of a $120.0 million revolving credit facility. The terms of the Exit Financing Facility are contained on Exhibit I.A.47 to the Plan. The Debtors will File Exhibit I.A.47 and the other exhibits to the Plan with the Bankruptcy Court and make them available for review on the Debtors' web site at www.nationsrent.com on or before March 11,2003. The Debtors also will serve Exhibit I.A.47 and the other exhibits to the Plan on the parties that have Filed requests for service of documents in the Debtors' chapter 11 cases on or before March 11,2003.

MODIFICATION OR REVOCATION OF THE PLAN

         Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend or modify the Plan before its substantial consummation. The Debtors also reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors; or (b) prejudice in any manner the rights of any Debtors or any other party.

                  CERTAIN EVENTS PRECEDING THE DEBTORS' CHAPTER 11 FILINGS

PREPETITION EVENTS

         GENERAL

         Founded in August 1997, the Debtors are a provider of rental equipment in the United States, with 246 rental centers located in 26 states. The Debtors are headquartered in Fort Lauderdale, Florida and maintain regional offices in Fort Worth, Texas; Columbus, Ohio; and Fort Lauderdale, Florida. Beginning immediately after their formation and continuing through April 2000, the Debtors acquired 58 equipment rental businesses, many of which have been operating in their respective markets for more than 35 years. In addition to rental centers acquired in these transactions, the Debtors have opened a number of new rental centers, including 70 rental centers within select home improvements stores of Lowe's Companies, Inc. ("Lowe's"). The Debtors offer a comprehensive line of equipment for rent to a broad range of construction, industrial and homeowner customers, including general contractors, subcontractors, highway contractors, manufacturing plants, distribution centers and other commercial businesses. The Debtors also sell new and used equipment, spare parts and supplies and provide maintenance and repair services.

         For the calendar year ending December 31, 2001, the Debtors generated total revenue of approximately $594.7 million on a consolidated basis. Further, for the nine months ended September 30, 2002, the Debtors, on a consolidated basis, generated revenue of approximately $464.5 million. As of September 30, 2002, the Debtors, on a consolidated basis, had approximately $608.6 million in assets and approximately $1.2 billion in liabilities. The Debtors' workforce currently includes approximately 3,000 full-and part-time employees. Approximately 150 of these employees are represented by unions.

         BUSINESS OPERATIONS

         Since inception, the Debtors have grown their rental equipment business through a combination of factors, including the acquisition of platform companies in target markets, the opening or acquisition of additional rental centers in convenient locations concentrated around those businesses and the expansion of the selection and availability of their rental fleet. As part of building a nationally branded network of rental centers, the Debtors conform the physical appearance and selected product offerings at its locations to a uniform format. Distinguishing characteristics of this format include a full line of rental equipment, prominent use of the Debtors' logo and colors and attractive, well organized and clean facilities. In addition, the Debtors' rental centers seek to offer a high level of customer service that is supported through employee training and information systems.

         Although primarily engaged in the equipment rental business, the Debtors generate revenue from four primary related business activities, as described below:

                  - Equipment Rental. The Debtors rent a wide variety of light, medium, aerial and heavy equipment serving contractors and other commercial and industrial customers, as well as homeowners. The Debtors offer this equipment for rent on a daily, weekly and monthly basis. The Debtors' rental equipment inventory includes such equipment as aerial lifts and work platforms, backhoes, boom lifts, bulldozers, ditch equipment, fork lifts, generators, excavators and a variety of small tools. The Debtors routinely make capital investments in new equipment, sell used equipment (as described in further detail below) and conduct preventive maintenance on their rental fleet.

                  - Used Equipment Sales. The Debtors sell used equipment in the normal course of business to customers that wish to own highly maintained used equipment as a complement to their owned and rented equipment fleets.

                  - New Equipment Sales. The Debtors act as distributors of new equipment on behalf of certain nationally known equipment manufacturers.

                  - Parts, Supplies, Merchandise and Service. The Debtors sell parts, supplies and merchandise to customers in conjunction with their equipment rental and sales businesses. The Debtors also provide equipment repair services to rental and sales customers.

PREPETITION CAPITAL STRUCTURE

         The Debtors have raised capital through certain secured and unsecured financing arrangements (collectively, the "Funded Debt Facilities"), as well as through the issuance of equity securities (collectively, the "Equity Issuances "). The facilities and instruments evidencing the Funded Debt Facilities and Equity Issuances are described below.

         PREPETITION CREDIT FACILITY

         The Debtors are party to, and borrowers under, the Prepetition Credit Facility with certain lenders (collectively, the "Lenders"), Fleet Bank, as administrative agent for the Lenders, Bankers Trust Company, as syndication agent, and ScotiaBanc Inc., as documentation agent.

         The Prepetition Credit Facility consists of a $400.0 million term loan due July 2006 and a $450.0 million revolving line of credit due July 2004. Borrowings under the Prepetition Credit Facility are secured by first priority liens on substantially all of the Debtors' assets, including inventory and accounts receivable. As of the Petition Date, approximately $395.4 million and $355.9 million were outstanding under the term loan and the revolving line of credit, respectively.

         SENIOR SUBORDINATED UNSECURED NOTES

         NationsRent issued the Old Senior Subordinated Notes, in the aggregate principal amount of $175.0 million pursuant to the Prepetition Indenture, dated as of December 11, 1998, among NationsRent, certain of its direct and indirect subsidiaries, as guarantors, and the Bank of New York, as trustee. The Old Senior Subordinated Notes accrue interest at an annual rate of 10 3/8%, payable in cash semiannually on June 15 and December 15, respectively. Substantially all of the direct and indirect subsidiaries of NationsRent guarantee NationsRent's obligations under the Old Senior Subordinated Notes. The Old Senior Subordinated Notes are unsecured and are subordinated and junior in right of payment to the Debtors' senior debt, but are senior to all of the Debtors' other subordinated debt.

         SUBORDINATED UNSECURED PROMISSORY NOTES

         As part of the consideration delivered to certain parties from whom the Debtors acquired equipment rental businesses, NationsRent issued subordinated unsecured promissory notes in varying amounts with varying terms

(collectively, the "Subordinated Unsecured Promissory Notes"). The Subordinated Unsecured Promissory Notes are unsecured and are subordinated and junior in the right of payment to the Old Senior Subordinated Notes and the Debtors' obligations under the Prepetition Credit Facility.

         PURCHASE MONEY SECURITY INTERESTS

         The Debtors entered into financing arrangements with certain equipment manufacturers and third-party financial institutions (collectively, the "Purchase Money Lenders") to finance the purchase of equipment for use in their rental businesses. These financings are secured by purchase money security interests in the purchased equipment. In addition, the Debtors assumed certain other purchase money obligations in connection with equipment acquired as part of various business acquisitions. As of the Petition Date, the Debtors were party to purchase money security transactions totaling approximately $73.1 million (including capital leases).

         PREFERRED STOCK

         NationsRent is authorized to issue 5.0 million shares of $0.01 par value preferred stock. As of the Petition Date, 100,000 shares of Series A convertible preferred stock, with a liquidation preference of $100.0 million, had been issued and were held by two holders. As of the Petition Date, 100,000 shares of Series B convertible preferred stock, with a liquidation preference of $100.0 million, had been issued and were held by four holders.

         COMMON STOCK

         NationsRent is authorized to issue 250.0 million shares of $0.01 par value of common stock. As of the Petition Date, approximately 58.4 million shares of common stock had been issued and were outstanding. Additionally, as of the Petition Date, approximately 1.1 million of the shares of common stock were held as treasury shares. The common stock had been listed on the New York Stock Exchange (the "NYSE"). In November 2001, the NYSE suspended trading of the common stock, and the common stock was delisted in December, 2001. Following delisting from NYSE, the common stock traded on the over-the-counter electronic bulletin board under the symbol "NRNQE", but was removed from the bulletin board as a result of late filings of reports required under the Securities Exchange Act of 1934.

         EQUIPMENT LEASE OBLIGATIONS

         NationsRent leases a substantial amount of its rental fleet through operating leases. The estimated obligations under Equipment Lease Obligations as of December 31,200l was $312.0 million (excluding capital leases and vehicle leases). The Debtors are continuing to analyze the Equipment Lease Obligations, including whether such leases can be recharacterized as financing arrangements. See "Operations During the Reorganization Cases - Commencement of Reorganization Cases and Related Case Administration Activities - Equipment Lease Obligations."

EVENTS PRECEDING THE DEBTORS' CHAPTER 11 FILINGS

         Beginning in late 2000, the Debtors faced increasing financial stress and liquidity issues. In particular, the Debtors were affected adversely by the overfleeting of the equipment industry during the past few years, which resulted primarily from industry consolidation, coupled with an overall slowdown in construction spending beginning in the second half of 2000. This imbalance between supply and demand greatly increased market pressures in an already competitive industry. These industry-wide problems, coupled with the financial pressure placed on the Debtors by a generally softening national economy, substantially diminished the Debtors' liquidity, adversely impacted operations and undermined their ability to complete their strategic business initiatives in the short term.

         Beginning in the last quarter of 2000, the Debtors implemented a plan to restructure certain of their operations to address significant imbalances between revenue and costs. As part of this restructuring effort, the Debtors undertook the following strategic activities:

                  - the sale of excess rental equipment, primarily consisting of heavy earthmoving equipment that has the highest unit cost, requires the most expensive support infrastructure and has the lowest return on investment;

                  - the abandonment of certain information systems projects that were under development;

                  - the elimination of jobs company-wide and the consolidation of various departments within the Debtors' organization; and

                  - the closure of certain unprofitable rental and office locations.

         Notwithstanding these efforts, as a result of continuing economic weakness and heightened competition in the construction and rental equipment industries, the Debtors continued to experience significant strain and constraints on liquidity, compounding substantial earnings and cash flow pressures. As a result of these pressures, the Debtors failed to make a principal payment on the term loan portion of the Prepetition Credit Facility of approximately $53.7 million that was due December 1,200l. As a result of this missed payment and other factors, ratings agencies such as Standard & Poor's further lowered the Debtors' corporate credit and senior secured debt ratings. In addition, the Debtors failed to make an interest payment due on the Old Senior Subordinated Notes on December 15, 2001 of approximately $9.1 million, as well as certain scheduled payments under other funded debt instruments.

         Under these circumstances, the Debtors determined that the filing of the Reorganization Cases would be the best alternative for the Debtors to preserve value for their stakeholders and would give the Debtors an opportunity to restructure their financial obligations, focus on their operations and develop and implement a new business plan.

                   OPERATIONS DURING THE REORGANIZATION CASES

COMMENCEMENT OF REORGANIZATION CASES AND RELATED CASE ADMINISTRATION ACTIVITIES

         COMMENCEMENT OF REORGANIZATION CASES AND FIRST DAY RELIEF

         In connection with the commencement of the Reorganization Cases, the Debtors devoted significant attention to stabilizing their business. One of the most critical components of this effort was to ensure that the Debtors maintained sufficient liquidity to operate during the postpetition period. Accordingly, immediately following the Petition Date, the Debtors sought interim and final approval of the DIP Credit Agreement. Through these efforts, the Debtors successfully obtained $20.0 million in interim credit availability, pending a Final Order of the Bankruptcy Court on the DIP Credit Agreement entered on March 6, 2002. Pursuant to the Final Order, the DIP Credit Agreement was approved on a final basis providing up to $55.0 million in credit availability, including up to $20.0 million in letters of credit. See "Operations During the Reorganization Cases - Commencement of Reorganization Cases and Related Case Administration Activities - Postpetition Operations and Liquidity."

         In addition to addressing these liquidity concerns, the Debtors obtained authority on the Petition Date to take a broad range of actions, including the payment of certain prepetition Claims, to promote a "business as usual" atmosphere with customers, suppliers, employees and others. For example, the Debtors obtained authority to honor certain prepetition obligations owed to customers to ensure that the Debtors could continue to meet the ongoing needs of their customers and maintain other critical business practices without interruption. Among other things, this relief authorized the Debtors, in their discretion and in accordance with their stated policies, to honor or pay customer Claims for prepetition refunds, rebates, billing adjustments, product returns or exchanges and other credits.

         The Debtors also sought to provide for the continued and uninterrupted service of its employees by obtaining authority on the Petition Date, in accordance with their stated policies and in their sole discretion, to: (a) pay certain prepetition employment payments including those related to workers' compensation obligations (the "Prepetition Employment Payments") to employees;
(b) pay all costs and expenses incident to the Prepetition

Employment Payments; and (c) authorize and direct all applicable banks and other financial institutions to receive, process, honor and pay any and all checks drawn on the Debtors' payroll and other disbursement accounts in respect of Prepetition Employment Payments, provided that sufficient funds are available in the applicable accounts to make the payments.

         In addition, the Debtors obtained authority on the Petition Date to pay, in their discretion, the prepetition Claims of mechanics' lien holders and freight carriers. The Debtors also obtained authority to continue to pay installments under an insurance premium finance program and to continue their prepetition insurance programs.

         Other typical "first day" relief included: (a) authority to maintain the Debtors' cash management systems and the use of prepetition bank accounts, checks and other business forms; and (b) authority to pay outstanding prepetition trust fund taxes.

         All of the foregoing relief was essential to minimize disruptions to the Debtors' businesses as a result of the commencement of the Reorganization Cases and to permit the Debtors to make a smooth transition to operations in chapter 11.

         APPOINTMENT OF THE CREDITORS' COMMITTEE

         In January 2002, the Office of the United States Trustee appointed the Creditors' Committee, consisting of two representatives of holders of Old Senior Subordinated Notes, two representatives of the holders of Subordinated Unsecured Promissory Notes, two representatives of the holders of Equipment Lease Obligations and the Indenture Trustee under the Prepetition Indenture. The current membership of the Creditors' Committee and its professional advisors are as follows:

                 Committee Members:

                   Corey Babarovich
                   Bank of New York, as Trustee
                   5 Penn Plaza, 13th Floor
                   New York, New York 10001

                   Walter Morales
                   Commonwealth Advisors, Inc.
                   247 Florida Street
                   Baton Rouge, LA 70801

                   James K. Schaeffer
                   PPM America, Inc.
                   225 W. Wacker Drive
                   Suite 1200
                   Chicago, IL 60606

                   Thomas J. Watts, Sr.
                   TJWSR/SKW Investments Ltd.
                   1001 East Southmore, Suite 402
                   P.0. Box 4049
                   Pasadena, TX 77502-0049

                   Lloyd H. Wells
                   Trustee of the Lloyd Wells Gift Trust
                   13495 Gregg Street
                   Poway, CA 92064-7135

                   Rondall K. Garland
                   Key Corporate Capital, Inc.
                   66 South Pearl Street
                   Albany, NY 12201

                 Counsel:

                   Lowenstein Sandler, P.C.
                   Kenneth Rosen, Esq.
                   Paul Kizel, Esq.
                   65 Livingston Avenue
                   Roseland, NJ 07068

                   The Bayard Firm
                   Neal B. Glassman, Esq.
                   Daniel K. Astin, Esq.
                   222 Delaware Avenue
                   9th Floor
                   Wilmington, DE 19801

                 Financial Advisors:

                   TRAXI, LLC
                   Perry M. Mandarino
                   744 Broad Street
                   Newark, New Jersey 07102

         RETENTION OF FINANCIAL ADVISORS

         In connection with the commencement of the Reorganization Cases, the Debtors sought and obtained Bankruptcy Court approval of the retention of Zolfo Cooper, LLC ("Zolfo") as their bankruptcy consultants and management advisors. Prior to the Petition Date, Zolfo had acted as financial advisors for the Debtors in connection with preparation for restructuring under the Reorganization Cases. Subsequent to its formation, the Creditors' Committee sought and obtained Bankruptcy Court approval of the retention of Berenson Minella & Company as its financial advisor. On May 31, 2002, the Creditors Committee filed an application to retain TRAXI, LLC to replace Berenson Minella & Company as its financial advisors and investment bankers. On November 27, 2002, the Debtors filed an application to retain Kroll Zolfo Cooper LLC as bankruptcy consultants and special financial consultants to reflect Zolfo's name change as a result of its acquisition by Kroll, Inc. on September 5, 2002.

         ASSUMPTION AND REJECTION OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         As debtors in possession, the Debtors have the right under section 365 of the Bankruptcy Code, subject to the approval of the Bankruptcy Court, to assume, assume and assign or reject Executory Contracts and Unexpired Leases. Since the Petition Date, the Debtors have obtained authority from the Bankruptcy Court to reject certain Executory Contracts and Unexpired Leases, including: (a) a primary sponsorship agreement, dated October 26, 1999, between the Debtors and Ultra Motorsports LLC (as successor to Mattei Motorsports LLC) relating to sponsorship of the NASCAR Winston Cup Series Race Team; (b) sixteen lease agreements for the lease of certain information technology hardware and software equipment relating to certain business facilities that have been closed or consolidated; (c) the Aircraft Lease Agreement, dated March 20, 1998, between the Debtors and Mitchell J. Stevens, in his capacity as Trustee under that certain MCLP Aircraft Leasing Trust No. II Agreement, dated as of March 2, 1998 with Met Life Capital Limited Partnership as beneficiary relating to the lease of a 1994 Learjet Model 60; (d) various nonresidential real property leases for store locations that have been closed or other facilities that were not being used by the Debtors and (e) various equipment leases. The Debtors also Filed motions seeking authority to reject their agreement with Arena Operating Company, Ltd. relating to an executive suite and season tickets in the National Car Rental Center and their agreement with Genuine Parts Company relating to the outsourcing of the Debtors' replacement parts inventory.

         The Debtors also have obtained approval for the assumption of their strategic alliance agreement with Lowe's. The agreement with Lowe's is a significant arrangement that the Debtors believe is an important component of the Plan. See "Reorganized NationsRent - Business Plan and Strategy for Reorganized NationsRent - Strategic Plan." Further, the Bankruptcy Court approved the Debtors' motion to assume their insurance program with the Travelers Indemnity Company, which program includes coverage for automobile liability/physical damage, general liability and workers' compensation.

         The Debtors are continuing to review their Executory Contracts and Unexpired Leases. Based on this review, the Debtors anticipate that they may File additional motions to reject certain burdensome Executory Contracts and Unexpired Leases, including additional licensing agreements, contracts, and certain nonresidential real property leases for business locations no longer being used in the Debtors' operations and various equipment lease agreements.
Section 365 of the Bankruptcy Code provides generally that a debtor must decide within 60 days after commencement of its bankruptcy case to decide whether to assume, assume and assign or reject an unexpired lease of nonresidential real property. This period may be extended for cause. The Bankruptcy Court has extended the time within which the Debtors may assume, assume and assign or reject unexpired nonresidential real property leases established by section 365(d)(4) of the Bankruptcy Code through and including the Confirmation Date. This extension does not apply, however, to certain lessors who objected to the Debtors' motion for this extension. The Debtors have filed two additional motions seeking to further extend the time within which the Debtors may assume, assume and assign or reject the leases excluded from the original extension. The current extension of time with respect to the leases of these objecting parties is through and including February 17, 2003. To the extent necessary, the Debtors will file additional motions to extend the time period in the future. The Debtors will assume or assume and assign certain Executory Contracts and Unexpired Leases pursuant to section 365 of the Bankruptcy Code and Section V.A.1 of the Plan by including such contracts and leases on a schedule attached as Exhibit V.A. 1 to the Plan. The Debtors will reject certain Executory Contracts and Unexpired Leases pursuant to the Plan by either including such contracts and leases on Exhibit V.C to the Plan or by excluding them from the schedules attached as Exhibit V.A.1 (assumed or assumed and assigned contracts and leases) or Exhibit V.D (180 day post Effective Date reservation of rights). Pursuant to Section V.D of the Plan, the Debtors reserve the right for the Reorganized Debtors to file a motion to assume, assume and assign or reject those Executory Contracts and Unexpired Leases listed on Exhibit V.D to the Plan for 180 days after the Effective Date. During the period from the Confirmation Date to the date of assumption, assumption and assignment or rejection of each of the Executory Contracts and Unexpired Leases listed on Exhibit V.D. to the Plan, the Debtors will comply with section 365 of the Bankruptcy Code. The Bankruptcy Court shall retain jurisdiction to consider any motion of the Debtor to assume or reject any Executory Contracts and Unexpired Leases listed on
Exhibit V.D. to the Plan.

         EQUIPMENT LEASE OBLIGATIONS

         The Debtors continue to evaluate their Equipment Lease Obligations relating to their respective equipment leases. For those leases in which the remaining obligations under the lease exceed the fair market value of the underlying equipment, the Debtors intend to: (a) renegotiate the lease to reflect the fair market value; (b) reject the lease and replace the equipment;
(c) otherwise reduce or eliminate their obligations under the lease; or (d) refinance the lease through Boston Rental Partners, see "Operations During the Reorganization Cases - Commencement of Reorganization Cases and Related Case Administration Activities - Boston Rental Partners." In addition, the Debtors commenced adversary proceedings to recharacterize a number of equipment leases as secured financings, in which case the financing party will receive a secured claim for the fair market value of the underlying collateral to the extent its security interest in such collateral was properly perfected. Further, the Debtors have successfully negotiated settlements of their obligations with certain equipment leases and are in the process of seeking Bankruptcy Court approval of these settlements.

         As of the Petition Date, the Debtors had rental equipment subject to instruments titled operating leases from various lessors with initial acquisition cost ("First Cost") of $396.0 million. Through January 30, 2003, the Debtors have negotiated and filed settlements for equipment with First Cost of approximately $108.1 million. The Debtors have negotiated in principle and expect to document prior to the Effective Date of the Plan additional settlements with respect to equipment with First Cost of $43.8 million. The Debtors already have rejected operating leases in respect of $12.7 million of First Cost of equipment. Prior to the Effective Date of the Plan, the Debtors expect to reject operating leases in respect of an additional $37.7 million of First Cost of equipment that Boston Rental Partners has negotiated settlements in principle to acquire and provide to the Debtors pursuant to the program described below. Of the remaining operating leases representing approximately $194 million of First Cost of equipment, the Debtors expect to either negotiate settlements, reject and refinance/replace through Boston Rental Partners as described below or simply reject. The Debtors estimate that the benefits from the settlements and expected settlements will save Reorganized NationsRent approximately $26.0 million in annual payments related to this equipment.

         If the Debtors or Boston Rental Partners are not successful in negotiating settlements, refinancing or replacing equipment, the Debtors' ability to confirm the Plan may be impacted. In the unlikely event that all remaining negotiations are unsuccessful and the Debtors choose to assume and cure al1 defaults under the operating leases that are the subject of such negotiations, they would be required to make aggregate cure payments of approximately $19.0 million, which payments the Debtors would be required to finance through the Exit Financing Facility. In addition, in the first year following the Effective Date, the Debtors would be required to make approximately $20.0 million more in operating lease payments than the amounts currently assumed for purposes of preparing the projected results of operations set forth herein. In succeeding years, the Debtors would be required to make additional payments in declining amounts, as a result of the expiration over time of various of the subject operating leases.

         BOSTON RENTAL PARTNERS

         Boston Rental Partners is a Delaware limited liability company that is wholly owned by Phoenix Rental Partners, LLC ("Phoenix") and Baupost Capital
LLC ("Baupost" and together with Phoenix, the "Owners"). The principal owners of Phoenix are Bryan T. Rich ("Rich") and Douglas M. Suliman ("Suliman"). Pursuant to a merger agreement, dated October 22, 1998, in exchange for cash, unsecured notes, and equity, Logan Equipment Corp. ("Logan"), an entity formerly owned by Rich and Suliman, merged with NationsRent and NRI/LEC Merger Corp., Inc., a wholly-owned subsidiary of NationsRent that was later consolidated into NationsRent USA, Inc., another wholly-owned subsidiary of NationsRent. Following the merger of Logan with the NationsRent entities, Rich was employed by NationsRent as the Senior Vice President - Northeast Region, but his employment was terminated shortly thereafter. Since the Petition Date, the Owners have acquired a significant portion of the Bank Loan Claims. Suliman and Rich also hold certain pre-petition unsecured claims against the Debtors resulting from the Logan merger. TREC LLC, an entity affiliated with Rich, leases three pieces of real property to the Debtors. Baupost also owns $2 million in face amount of the Old Senior Subordinated Notes. None of the Owners, Rich or Suliman have any other relationship with the Debtors.

         Boston Rental Partners was formed exclusively for the purpose of effecting a program (the "Program") that facilitates the renting, leasing, purchasing or financing of new and used equipment by the Debtors (the "Transactions") in order to acquire or replace equipment currently leased by the Debtors as discussed above. In that regard, Boston Rental Partners may purchase certain of the Debtors' existing operating leases (collectively, the "Current Agreements") from the lender or lessor under such Current Agreements (each, a "Lender"). Boston Rental Partners alternatively may purchase equipment that was subject to a Current Agreement that was rejected by the Debtors. Finally, in the event Boston Rental Partners is unable to reach an agreement with a Lender, Boston Rental Partners will obtain equipment from a third party that is similar to the equipment that was subject to a Current Agreement that was rejected by the Debtors. In each of these cases, Boston Rental Partners will then rent the equipment to the Debtors pursuant to rental contracts (each, a "Rental Contract") resulting from arms' length negotiations and at rental rates equal to or less than the fair market value for such equipment (which fair market value will be less than the current rates the Debtors are obligated to pay under the Current Agreements). This Program is designed to provide the Debtors with the opportunity to refinance the equipment underlying the current operating leases down to the fair market value of such equipment. The Program is outlined in the agreement attached to the Plan as Exhibit I.A.15. The Debtors will File Exhibit I.A.15 and the other exhibits to the Plan with the Bankruptcy Court and make them available for review on the Debtors' web site at www.nationsrent.com on or before March 11,2003. The Debtors also will serve Exhibit I.A.15 and the other exhibits to the Plan on the parties that have Filed requests for service of documents in the Debtors' chapter 11 cases on or before March 11,2003.

         Subsequent to Confirmation of the Plan, the Reorganized Debtors will have the opportunity to purchase such Rental Contracts and the equipment subject thereto for an amount in cash equal to the equity capital contributed to Boston Rental Partners, plus the assumption of all indebtedness of Boston Rental Partners, plus actual out-of-pocket expenses paid by Rental Partners, plus financing costs for each item of equipment (including points, interest, etc.).

         Boston Rental Partners will be financing its equipment acquisitions by means of financing provided by the Owners, secured third-party equipment financing and vendor financing from original equipment manufacturers. Presently, the Owners have committed to provide up to $15 million of capital to Boston Rental Partners. Boston Rental Partners also has received commitments for approximately $22 million in vendor financing on market terms from original equipment manufacturers and is negotiating the terms of up to $40 million in secured financing on market terms from third party lenders.

         The Program will remain in effect until the earliest to occur of: (i) June 30, 2004, (ii) 90 days following the confirmation of the Debtors' Plan, or
(iii) the acquisition of Boston Rental Partners by the Debtors or by one or more of their affiliates. On January 22,2003, the Bankruptcy Court entered an order authorizing the Debtors to enter into the Program and Transactions contemplated therein with Boston Rental Partners pursuant to the terms outlined above.

         The general terms of the Rental Contract are as follows:

                  - Term: The term for each Rental Contract shall commence on the date that the Debtors -receive the equipment subject thereto and the applicable conditions precedent have been satisfied. Subject to the consummation of the acquisition of Boston Rental Partners by the Debtors, such term will continue for a minimum of twelve months, after which time, either party may cancel the Rental Contract upon 30 days advance written notice, with, in the case of a cancellation by the Debtors, a cancellation/return fee equal to 5% of the acquisition cost (comprised of Boston Rental Partners' out-of-pocket purchase cost for such item of equipment, plus any repair or make ready cost or positioning cost for such item of equipment, plus any reasonable out-of-pocket expenses related to the acquisition of such item of equipment, such as due diligence inspection or legal costs, plus any other expense incurred by Boston Rental Partners, directly or indirectly, in connection with the acquisition of Boston Rental Partners by the Debtors, the Program or Transactions contemplated therein, including any cost of capital, collectively the "Acquisition Cost") payable by the Debtors to Boston Rental Partners;

                  - Condition Precedent: A condition precedent to the Debtors' obligations under each Rental Contract will be that the Current Agreement to which the equipment (or the equipment that is being substituted) is subject is terminated, and that the Debtors are fully and completely released from their obligations under such Current Agreement;

                  - Rent: Rent will be payable by the Debtors monthly in advance in an amount not to exceed 3% of the Acquisition Cost of such item of equipment, provided, however, that certain reasonable surcharges agreed to by the Parties may be assessed for excessive use of the equipment;

                  - Quiet Enjoyment: Boston Rental Partners will retain title to the equipment and Boston Rental Partners will covenant that the Debtors will have quiet enjoyment of all of the equipment at all times during the term of the Rental Contract;

                  - Use: The Debtors will be permitted to rent the equipment to third-parties in the normal and ordinary course of business; provided, however, that the rights of such third-parties in the equipment will be subordinate to Boston Rental Partners' rights in the equipment;

                  - Covenants: The Debtors will covenant to: (i) insure the equipment at specified values agreed upon by the Parties, which insurance will name Boston Rental Partners as a "loss payee"; (ii) obtain general liability insurance at specified values agreed upon by the Parties, which insurance will name Boston Rental Partners as an additional insured and

                           (iii) keep the equipment in good operation repair, in accordance with industry standards, normal wear and tear excepted;

                  - Termination: In addition to the termination rights specified in subparagraph (i) above, any Rental Contract will be terminable by Boston Rental Partners if the Debtors fail to make any payment of rent due under such Rental Contract within 15 days after the applicable due date, and the Rental Contract will contain certain other termination events as may be mutually agreed upon by the Parties;

                  - Inspection Rights: Boston Rental Partners will have the right to inspect the equipment, at NationsRent's sole cost and expense, at such times as may be mutually agreed upon by the Parties; and

                  - Other: The Rental Contract will contain such other terms and conditions as may be mutually be agreed upon by the Parties.

         KEY EMPLOYEE SEVERANCE AND RETENTION PROGRAM

         To further stabilize employee relations, the Debtors have developed a key employee severance and retention program (the "KERP Program"). The KERP Program is designed, among other things, to ensure that the employees most critical to the Debtors' reorganization efforts are provided with sufficient economic incentives and protections to stay with the Debtors and fulfill their responsibilities through the successful conclusion of the Reorganization Cases. On December 28,2001, the Debtors Filed a motion to approve and continue the KERP Program. The Bankruptcy Court granted this motion on January l8, 2002. For a description of the KERP Program and the Severance Plan, see "Reorganized NationsRent - Employee Benefit Matters."

         CLAIMS PROCESS AND BAR DATES

         On March 19,2002, the Debtors Filed their Schedules, identifying the assets and liabilities of their Estates. In addition, pursuant to an order dated May 20, 2002, the following Bar Dates for the filing of proofs of claim were established in the Reorganization Cases: (a) August 5, 2002, as the general Bar Date for all Claims, other than Claims arising out of the rejection of Executory Contracts and Unexpired Leases ("Rejection Damage Claims ") and Claims filed in response to amendments to the Schedules; (b) the later of(i) the Bar Date and
(ii) 30 days after the date of an order rejecting an Executory Contract or Unexpired Lease as the Bar Date for Rejection Damage Claims relating to such Executory Contract or Unexpired Lease; and (c)the later of(i) the Bar Date and
(ii) 30 days after the date that a notice of an amendment to the Schedules is served on a claimant as the Bar Date for such claimant to File a proof of Claim or to amend any previously Filed proof of Claim in respect of the amended scheduled Claim.

         EMPLOYMENT OF D. CLARK OGLE AS CHIEF EXECUTIVE OFFICER

         In August 2002, after considering numerous candidates and input from the Debtors' pre- and postpetition secured lenders and the Creditors' Committee, the Debtors selected D. Clark Ogle for the position of Chief Executive Officer to replace James L. Kirk who resigned his position as Chief Executive Officer and Chairman of the Board of Directors of NationsRent effective as of February 15, 2002. The Debtors and Mr. Ogle agreed to certain employment terms pursuant to which Mr. Ogle is providing services to the Debtors as Chief Executive Officer.

         The terms of Mr. Ogle's employment provide that the Debtors will employ Mr. Ogle for a term of two years, and, in his position as Chief Executive Officer, Mr. Ogle will report directly to the Board of Directors of NationsRent. As Chief Executive Officer, Mr. Ogle receives an annual salary of $600,000 that is paid in installments in accordance with the Debtors' normal payroll practices. Mr. Ogle is also eligible to receive an incentive bonus, health benefits (along with the other members of senior management) and certain severance benefits. Further, Mr. Ogle is entitled to receive a one time bonus equal to 100 percent of his base salary that is in effect at that time upon the earliest to occur of: (i) the effective date of a confirmed plan of reorganization in the Debtors' chapter 11 cases; (ii) the date of consummation of the sale of substantially all of the assets of NationsRent;

(iii) the date that NationsRent is merged, consolidated or reorganized into or with any other entity; or (iv) the date of the consummation of a transaction that is a change in control transaction of the type required to be reported under Item 1 of Form 8-K (or any successor schedule, form or report or item therein) promulgated by the Securities and Exchange Commission.

         Further, in exchange for the execution of the release that is attached to his employment agreement, Mr. Ogle is entitled to receive the following severance benefits in the event the Debtors or Reorganized Debtors terminate Mr. Ogle's employment without cause or Mr. Ogle voluntarily resign his position for good reason: (i) a lump sum payment equal to two times his annual base salary in effect at that time; (ii) the continuation of the health and welfare benefits for a period of two years after his employment terminates; (iii) the payment of the emergence bonus referenced above if an event that triggers the payment of such bonus occurs within 180 days after his employment terminates; (iv) the continuation of his coverage under the Debtors' director and officer insurance policy, or, in the alternative, the Debtors are to provide Mr. Ogle with simi1ar coverage, in either case, for a period of three years after his employment terminates; and (v) the payment of any unpaid salary and unused accrued vacation through the date of the termination of his employment.

         POSTPETITION OPERATIONS AND LIQUIDITY

         In connection with their preparations for the Filing of the Reorganization Cases, the Debtors determined that they would need to obtain debtor in possession financing to ensure sufficient liquidity to meet their ongoing operating needs. See "Operations During the Reorganization Cases -- Commencement of Reorganization Cases and Related Case Administration Activities Commencement of Reorganization Cases and First Day Relief." On December 19,200 1, the Debtors obtained preliminary Bankruptcy Court approval for borrowings of up to $20.0 million under the DIP Credit Agreement. On March 6, 2002, the Debtors obtained final Bankruptcy Court approval (the "Final DIP Order") for borrowings of up to $55.0 million under the DIP Credit Agreement, up to $20.0 million of which may be used for letters of credit. Availability under the DIP Credit Agreement was reduced to $50.0 million on November 30, 2002. Pursuant to the DIP Credit Agreement and the Final DIP Order, Claims for cash borrowings and letters of credit issued under the DIP Credit Agreement have superpriority status over most other Administrative Claims. Each of the Debtors is a borrower under the DIP Credit Agreement. Amounts borrowed under the DIP Credit Agreement bear interest per annum equal to the prime rate plus 2.50%. In addition to a facility fee and an underwriting fee of 0.50% each, there is an unused commitment fee of O.50%, a letter of credit fee of 3.25%, and a letter of credit fronting fee of 0.125%. The DIP Credit Agreement is secured by super-priority claims and liens on the real and personal assets of the Debtors that also secure the prepetition senior credit facility. The DIP Credit Agreement contains financial covenants requiring maintenance of an asset coverage ratio and a minimum operating cash flow, as well as other covenants that limit, among other things, indebtedness, liens, sales of assets, capital expenditures, investments and prohibit dividend payments.

         Pursuant to the provisions of the Final DIP Order, the Debtors, Fleet Bank and the other lenders under the DIP Credit Agreement entered into: (a) a first amendment to the DIP Credit Agreement on or about January 31, 2002; (b) a second amendment to the DIP Credit Agreement on or about June 28,2002; and (c)a third amendment (the "Third DIP Amendment") to the DIP Credit Agreement on or about September 27,2002 and pursuant to an order of the Bankruptcy Court dated October 10,2002. In connection with the Third DIP Amendment, the Debtors and the Agent agreed to modify certain of the financial covenants contained in the DIP Credit Agreement and limited availability thereunder, and the Debtors agreed to pay Fleet Bank, for the benefit of the lenders executing the Third DIP Amendment, a $275,000 amendment fee. Pursuant to the Third DIP Amendment, Fleet Bank and the Debtors agreed to, among other things, extend the expiration of the Credit Agreement from December 18,2002 through and including December 31, 2002.

         The DIP Credit Agreement expired by its terms on December 31, 2002. GE Capital, a participant in the DIP Credit Agreement, agreed to provide the Debtors with an amended and restated DIP Credit Agreement (the "Amended and Restated DIP Credit Agreement") and to participate as administrative agent (the "Administrative Agent") under that agreement. The Amended and Restated DIP Credit Agreement was entered into on December 31, 2002.

         Pursuant to an order of the Bankruptcy Court, the Debtors paid GE Capital a deposit of $500,000 (the "Good Faith Deposit"). As a result, GE Capital proceeded with due diligence efforts in connection with the pursuit and negotiation of the Amended and Restated DIP Credit Agreement. Pursuant to the Amended and Restated DIP Credit Agreement, the Debtors and GE Capital amended and restated the loan documents comprising the DIP Credit Agreement to, among other things, provide for a six-month extension of the DIP Credit Agreement with up to $75,000,000 in new financing inclusive of loans and letter of credit reimbursement obligations outstanding under the DIP Credit Agreement. In addition to the Good Faith Deposit, in connection with the entry into a commitment letter in connection with the entry into the Amended and Restated DIP Credit Agreement, the Debtors paid GE Capital a commitment fee of $500,000 (the "Commitment Fee"). Finally, at the time of the closing and funding of the Amended and Restated DIP Credit Agreement, the Debtors paid GE Capital a closing fee of $750,000 (the "Closing Fee") and a syndication fee of $750,000 (the "Syndication Fee"). The Good Faith Deposit and the Commitment Fee were credited against the Closing Fee and the Syndication Fee. Further, an amount equal to $562,000 of the Closing Fee will be credited against any closing fees that may be incurred by the Debtors in connection with any financing provided by the GE Capital Funding unit of GE Capital in connection with the Plan.

         All amounts outstanding under the Amended and Restated DIP Credit Agreement bear interest at the GE Capital Index Rate in effect from time to time plus two percent per annum. In addition, the default interest rate is two percent above the rate otherwise applicable. In addition to the fees referenced above, the Amended and Restated DIP Credit Agreement contains an unused commitment fee of 0.50% per annum on the average daily unused amount of the Amended and Restated DIP Credit Agreement, a letter of credit fee of 3.25% per annum on the average daily face amount of all letters of credit outstanding during each calendar month and an Administrative Agent fee in the amount of $20,000 in advance on the closing date and on the first day of each calendar month thereafter per calendar month. As was the case with the DIP Credit Agreement, the Amended and Restated DIP Credit Agreement is secured by super-priority claims and liens on the real and personal assets of the Debtors that also secure the Prepetition Credit Facility. The Amended and Restated DIP Credit Agreement contains financial covenants requiring maintenance of an asset coverage ratio and a minimum operating cash flow, as well as other covenants that limit, among other things, indebtedness, liens, sales of assets, capital expenditures, investments and prohibit dividend payments.

         As of January 20, 2003, letters of credit in the face amount of approximately $19,999,000 were outstanding under the Amended and Restated DIP Credit Agreement, the Debtors had borrowed $24,652,103.14 under the Amended and Restated DIP Credit Agreement, and remaining credit availability was $30,348,896.86.

AGREEMENT BETWEEN MAJORITY BANK DEBT HOLDERS AND CREDITORS COMMITTEE

         The Majority Bank Debt Holders and the banks comprising the Steering Committee hold approximately 77% of the total amount of the Bank Loan Claims and more than one-half in number of such claims. On or about December 19, 2002, the Majority Bank Debt Holders, the Steering Committee, the Administrative Agent and the Creditors' Committee executed an agreement settling all potential Creditors' Committee causes of action against the holders of the Bank Loan Claims, providing for the general terms of the Plan and providing that the Majority Bank Debt Holders and the Creditors' Committee would jointly propose the Plan with the Debtors. The settlement agreement does not require any party thereto to vote in favor of the Plan. In addition, the Majority Bank Debt Holders, the Steering Committee and the Creditors' Committee provided the Debtors with letters supporting the Plan. In light of these facts, there is little risk that the Majority Bank Debt Holders and the banks comprising the Steering Committee will not vote their Allowed Bank Loan Claims and their Deficiency Claims in favor of the Plan.

                                   SETTLEMENTS

         Pursuant to Bankruptcy Rule 9019, the Plan will constitute a good faith compromise and settlement of certain claims, demands, rights and causes of actions that may be asserted by or against the Debtors and their respective Estates.

                             REORGANIZED NATIONSRENT

RESTRUCTURING TRANSACTIONS

         Reorganized NationsRent, or one or more successor-transferees pursuant to Restructuring Transactions, will own, either directly or indirectly through subsidiaries, all of the assets currently owned by NationsRent and its Debtor Subsidiaries.

         On or before the Effective Date, the applicable Debtors or Reorganized Debtors may enter into such Restructuring Transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors. The Restructuring Transactions that are contemplated to occur on or before the Effective Date are described more fully on Exhibit 1V.B.1 to the Plan, which describes a taxable transaction;provided, however, that the Debtors and the Reorganized Debtors reserve the right to undertake transactions in lieu of or in addition to such Restructuring Transactions, as the Debtors may deem necessary or appropriate under the circumstances.

         Such transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect these transactions may include: (a)the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c)the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. In each case in which a surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

         After the Effective Date, the Reorganized Debtors shall have the option to acquire (by acquisition, merger or otherwise) Boston Rental Partners or all of its assets and liabilities for an amount equal to the capital contributed to Boston Rental Partners, plus the assumption of all indebtedness of Boston Rental Partners, plus expenses, including financing costs, all as further described in a terms sheet appended to a motion filed by the Debtors with the Bankruptcy Court on December 30,2002.

BUSINESS AND PROPERTIES OF THE REORGANIZED DEBTORS

         As successor to the Debtors, the Reorganized Debtors will continue to operate the existing business of the Debtors following the Effective Date. The Reorganized Debtors will continue to rent and sell a wide variety of construction equipment and sell parts, supplies and merchandise to customers in conjunction with the equipment rentals and sales. As of the Effective Date, the Reorganized Debtors anticipate having approximately 3000 employees.

         The Reorganized Debtors may relocate their headquarters within the Fort Lauderdale, Florida area and intend to maintain regional offices in Fort Lauderdale, Florida, Fort Worth, Texas and Columbus, Ohio.

BUSINESS PLAN AND STRATEGY FOR REORGANIZED NATIONSRENT

         During the Reorganization Cases, the Debtors conducted a comprehensive strategic business review, including the development of a business plan that addresses both short-term and longer-term issues required to stabilize and revitalize the Debtors' businesses (the "Business Plan"). The Business Plan sets forth the key components to stabilizing and restructuring the business.

         The following external and internal challenges facing the Debtors that must be understood and addressed as part of the Debtors' restructuring process were considered in developing the Business Plan:

         EXTERNAL CHALLENGES

         (a) Continued Weakness in Construction Activity. Overall demand for construction and industrial equipment is driven by construction activity, which mirrors long-term population growth trends and generally follows the business cycle over the short term. The construction equipment industry has suffered from a steep decline in North American construction activity in 2002 and is expected to remain flat in 2003, with modest recovery expected in 2004.

         (b) Oversupply of Rental Equipment. Pressure in the rental industry to increase cash flow to service debt resulted in accelerated equipment sales across the industry in 2000 and 2001. The increased sales of late-model used equipment has created an excess in supply of equipment in a stagnant economic environment. These circumstances will continue to create downward pressure on rental rates in the near future.

         INTERNAL CHALLENGES

         (a) Issues Relating to Fleet Management. Rapid expansion of NationsRent's fleet of rental equipment in the late 1990s and 2000, followed by contraction in 2001 and 2002, created operational difficulties. Rapid acquisitions and inadequate controls on rental equipment purchases led to extensive diversity of manufacturers and models resulting in increased maintenance expense and created a sub-optimal distribution of the company's fleet. Subsequent sales of rental equipment in 2001 that were necessary to raise cash have impacted revenue. The combination of these factors has caused NationsRent's fleet to age, resulting in additional pressure on repair and maintenance expenses.

         (b) Organizational Challenges. The Debtors are faced with the challenge of developing and implementing a comprehensive and consistent set of operating philosophies and a management culture that will fit the needs of Reorganized NationsRent. This will require a shift in emphasis from historical operating methodologies.

         (c) Store Locations. The Debtors continue to operate stores in markets where a minimal presence inhibited significant growth in market share. Reorganized NationsRent is faced with decisions to withdraw from such markets or to expand its presence within such markets to establish a more significant market share.

         (d) Expansion Plans. Over the next three years, expansion plans include opening NationsRent stores within various stores owned and operated by Lowe's pursuant to a multi-year strategic alliance with Lowe's. Although management believes that Reorganized NationsRent will have sufficient sources of capital to continue such expansion, NationsRent risks losing the confidence and continued affiliation with Lowe's if it cannot demonstrate to Lowe's the ongoing benefits of such continued expansion.

         (e) Employee Training. Reorganized NationsRent must develop and implement new training programs that are more focused on sales and customer service, product knowledge, best practices and effective use of enhanced store-level systems.

         STRATEGIC PLAN

         After analyzing the challenges faced by the Debtors, the Debtors, together with the principals of the Majority Bank Debt Holders, have developed a strategic plan aimed at leveraging the Debtors' position as a market leader and improving their profitability. The key initiatives of this strategic plan, to be implemented or continued by Reorganized NationsRent, include the following:

         (a)      Business Growth. Two key components of the Business Plan are
                  (i) the establishment of a conservative capital structure and
                  (ii) the creation of a national platform to deliver a broader selection of products and services to NationsRent customers in a manner that is complimentary to relationships with key vendors and strategic alliance partners. Recent store closings, liquidation of rental equipment and rejection of rental equipment operating leases have significantly reduced the Debtors revenues and ability to generate cash flow. Reorganized NationsRent will use its conservatively leveraged balance sheet as a competitive advantage as it attempts to reverse recent negative trends in financial performance. Reorganized NationsRent will establish key vendor relationships to acquire additional new, re-built and used rental equipment on terms that are consistent with building market share during a period of industry rationalization. New product and service offerings will further differentiate Reorganized NationsRent from both local independent rental operations and national firms. Such offerings will focus on non-capital intensive areas including, but not limited to: third party repair and maintenance, service contracts and enhanced merchandising.

         (b) Fleet Optimization. Reorganized NationsRent will continue to implement steps to improve rental revenue utilization. These steps include (i) developing compensation programs that reward employees for attaining achievable rental, sales and service goals that they are able to directly influence, (ii) improved monitoring of fleet deployment to assess opportunities to take advantage of higher deployment within contiguous markets and
                  (iii) improved accountability for safety and fleet maintenance.

         (c) Revenue Enhancement through NationsRent at Lowe's Stores. As of December 23, 2002, NationsRent operated 70 stores at Lowe's locations. The Business Plan also contemplates that an additional 30 locations will open in 2003 followed by 45 and 60 locations in 2004 and 2005, respectively.

         (d) Enhance/Expand Customer Base. Reorganized NationsRent will focus on the improvement of operational execution in an effort to attract new customers and retain existing customers. Differentiating products and services will be introduced to existing customers when a compelling value-added proposition exists and where execution risk can be successfully managed using existing systems and infrastructure,

SELECTED HISTORICAL FINANCIAL INFORMATION

         The following tables set forth various selected financial information for the Debtors as of and for the calendar years ended December 31,2000 and December 31, 2001. The selected consolidated financial information included within the table should be read in conjunction with the historical consolidated financial statements of the Debtors, including the notes and schedules thereto, which are incorporated herein by reference to NationsRent's Annual Report on Form 10-K for the year ended December 31,2OOl. Although not replicated below, the historical consolidated financial statements of the Debtors, including the notes and schedules thereto, are incorporated herein by reference to NationsRent's Quarterly Reports on Form 1O-Q for each of the quarters ended March 31,2002, June 30,2002 and September 30,2002.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

                                                                             TWELVE MONTHS ENDED
                                                                                 DECEMBER 31,
                                                                             -------------------
                                                                               2000        2001
                                                                               ----        ----
                                                                            (dollars in thousands)
Revenue:
  Equipment rentals......................................................   $ 546,434   $  499,040
  Sales of equipment, merchandise, service, parts and supplies.. ........     122,614       95,619
                                                                              -------      -------
    Total revenue........................................................     669,048      594,459
                                                                              -------      -------
Cost of revenue:
  Cost of equipment rentals..............................................     207,466      241,959
  Rental equipment depreciation and lease expense........................     136,100      140,895
  Cost of sales of equipment, merchandise, service, parts and supplies...      94,187      100,653
                                                                              -------      -------
    Total cost of revenue................................................     437,753      483,507
                                                                              -------      -------
Gross profit.............................................................     231,295      111,152
Operating Expenses:
    Selling, genera1 and administrative expenses.........................     130,189      124,374
    Restructuring charge.................................................      72,005        9,653
    Impairment of intangible assets related to acquired businesses.......          --      770,833
    Non-rental equipment, depreciation and amortization..................      27,810       36,792
                                                                              -------      -------
Operating income (loss)..................................................       1,291     (830,500)
                                                                              =======     ========
Other (income)/expense:
    Interest expenses, net...............................................      99,285      108,751
    Other net............................................................         548         (731)
                                                                              -------      -------
                                                                               99,833      108,020
                                                                              -------      -------
Loss before reorganization items, income tax and cumulative effect
of change in accounting principle........................................     (98,542)    (939,520)
  Reorganization items, net..............................................           -       11,333
                                                                              -------      -------
Loss before income tax benefit and cumulative effect of change in
accounting principle.....................................................     (98,542)    (950,853)
  Income tax benefit.....................................................      24,852        9,815
                                                                              -------      -------
Loss before cumulative change in accounting principle....................     (73,690)    (941,038)
  Cumulative effect of change in accounting principle net of income
  tax benefit............................................................       -           (1.359)
                                                                              -------      -------
Net loss.................................................................   $ (73.690)  $ (942.397)
                                                                            =========   ==========

 SELECTED BALANCE SHEET DATA

                                                                            AS OF DECEMBER 31,
                                                                            ------------------
                                                                                 2000        2001
                                                                                 ----        ----
                                                                          (dollars in thousands)
Rental equipment, net....................................................   $   526,958  $  427,407
Intangible assets related to acquired businesses, net....................       784,939          --
Total assets.............................................................     1,719,996     687,5I6
Total debt...............................................................     1,117,026   1,098,552
Stockholders' equity (deficit)...........................................       440,971    (501,631)

         The total debt listed above as of December 3 1,200 1 I may be subject to adjustment depending upon Bankruptcy Court action, further developments with respect to disputed claims or other events, including the reconciliation of claims filed with the Bankruptcy Court to amounts included in the Debtors' records.

 PROJECTED FINANCIAL INFORMATION

         INTRODUCTION

         The financial projections discussed in this section include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21G of the Securities Exchange Act of 1934, as amended. These statements are based on current plans and expectations and involve risks and uncertainties that could cause actual future activities and results to be materially different from the forward-looking statements discussed below. See "Risk Factors." The Debtors make no commitment to disclose any revisions to the forward-looking statements or any change in facts, events or circumstances after the date hereof that may bear upon the forward-looking statements.

         As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the bankruptcy court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. See "Voting on and Confirmation of the Plan" -"Confirmation" and -"Feasibility." In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors' management, together with principals of the Majority Bank Debt Holders, analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan with sufficient liquidity and capital resources to conduct their businesses. In this regard, the Debtors' management, together with principals of the Majority Bank Debt Holders, prepared certain projections of the Debtors' operating profit, free cash flow and certain other items for the three years ending December 3 1,2005 (the "Projection Period"). Such projections reflect the economic, competitive and general business conditions currently prevailing, the terms of the Plan and various additional assumptions, including those set forth below (the "Projections"). Although, as of the date of the Disclosure Statement, such conditions have not materially changed, any future changes in these conditions may materially impact Reorganized NationsRent's ability to achieve the Projections.

         The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein and the historical consolidated financial statements, including the notes and schedules thereto, incorporated herein by reference to NationsRent's Annual Report on Form 1O-K for the year ended December 31, 2001.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS' INDEPENDENT ACCOUNTANT HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

         THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR MAKE EXTERNAL PROJECTIONS OR FORECASTS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS (INCLUDING THE REORGANIZED DEBTORS) DO NOT ANTICIPATE THAT THEY WILL, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO STOCKHOLDERS AFTER THE EFFECTIVE DATE, OR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR OTHER AGENCIES OR OTHERWISE TO MAKE SUCH INFORMATION PUBLIC.

KEY ASSUMPTIONS FOR THE PROJECTIONS

         The Projections are based on, and assume the successful implementation of, the Reorganized Debtors' Business Plan. Both the Business Plan and the Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions, competition in the rental equipment industry, complex tax issues and other matters, most of which are beyond the control of the Debtors. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results of operations achieved during the Projection Period will vary from projected results. These variations may be material. Accordingly, no representation can be or is being made with respect to the accuracy of the Projections or the ability of the Reorganized Debtors to achieve the Projections. See "Risk Factors" for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors and of various risks associated with the Plan.

         Although the Debtors and the principals of the Majority Bank Debt Holders believe that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is being given that the Projections will be realized. In deciding whether to vote to accept or reject the Plan, holders of Claims and Interests must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections. See "Risk Factors."

         The financial projections and underlying assumptions set forth herein (the "Projections") reflect management's and the principals of the Majority Bank Debt Holders' estimate for performance for the three years ending December 31, 2005 (the "Projection Period"). The Projections reflect expectations of the industry outlook and competitive environment during the Projection Period and summarize projected operating results given the design and implementation of certain actions to be taken to address various challenges faced by NationsRent during the Projection Period. The Projections include a number of fundamental underlying assumptions, including the following:

                  - The Company emerges from Chapter 11 bankruptcy protection as of March 31, 2003 (the "Effective Date"), to form the Reorganized Debtors and, accordingly, reorganization expenses and the settlement of the liabilities subject to compromise set forth on the existing balance sheet, have been included.

                  -        Rental equipment subject to operating leases are:

                           -        renegotiated and restructured as term debt,

                           -        renegotiated and assumed,

                           -        bought-out using third party financing, or

                           -        rejected.

                  - Rental equipment subject to purchase money obligations and capital leases are re-termed out at the fair market value of the underlying equipment.

                  - Certain rental equipment will be acquired utilizing vendor provided extended payment terms.

                  - The Reorganized Debtors have sufficient financial resources to implement the Business Plan underlying the Projections. It is assumed that a $75 million Amended and Restated DIP Credit Agreement is in place as of January 1, 2003, bearing interest at 5.5% per annum, which is replaced by a $120 million Exit Financing Facility in place as of the Effective Date, bearing interest at 5.5% per annum.

                  - To supplement negotiations with certain rental equipment lessors, Boston Rental Partners is assumed to be formed and capitalized with up to $75 million of term debt and equity. It is assumed that Boston Rental Partners will merge with the Reorganized Debtors in conjunction with the Company's emergence from bankruptcy protection immediately following the Effective Date.

         The Projections were developed assuming the Reorganized Debtors would continue to operate their existing Base Stores and continue to add to the NationsRent at Lowe's stores.

         The projected December 31,2002, financial statements are based on actual results for the ten months ended October 31,2002 and Projections for the remaining two months of 2002 (collectively, the "2002 Projection"). The Projections for 2003 through 2005 are based on the 2002 Projection and adjusted for assumptions impacting pricing, deployment, changes in certain expenses and the opening of additional NationsRent at Lowe's stores and support stores.

         REVENUE

                  Equipment rentals

                  Equipment rentals revenue in the Projections for 2003 are based on 2002 Projection, adjusted for pricing and an increase in Equipment rentals revenue from NationsRent at Lowe's. Equipment rentals revenue for 2004 and 2005 is projected to increase as a result of the opening of additional NationsRent at Lowe's, a recovery in pricing and higher deployment of the rental fleet. Approximately half of the increases in 2004 and 2005 are from additional NationsRent at Lowe's store openings and the continued revenue ramp at existing NationsRent at Lowe's stores.

             CHANGE IN EQUIPMENT
YEAR           RENTALS REVENUE                          COMMENTS
----         -------------------                        --------
2003               1.8%                Lower first cost of fleet available for rent vs 2002
-------------------------------------------------------------------------------------------
2004              10.0%                Increased pricing and deployment, new stores
-------------------------------------------------------------------------------------------
2005              12.1%                Increased pricing and deployment, new stores
-------------------------------------------------------------------------------------------

                  Sale of equipment, merchandise, service, Darts and supplies

                  Sale of New Equipment, Merchandise and Other - This category includes revenue from the sale of new equipment, parts, merchandise, supplies and third party services. These Projections assume that these sales return to 1998 and 1999 historical levels during the Projection Period. Increases are shown in the table below:

YEAR          INCREASE IN SALES REVENUE            % OF TOTAL REVENUE
----          -------------------------            ------------------
2003                   31.2%                              7.2%
---------------------------------------------------------------------
2004                   51.1%                              9.4%
---------------------------------------------------------------------
2005                   49.6%                             12.2%
---------------------------------------------------------------------

                  Sale of Used Equipment - Sale of Used Equipment includes the proceeds from the rental equipment sold in the normal course of business through the Company's direct sales force. Proceeds from the sale of used equipment are projected to be as follows:

YEAR       REVENUE $                              COMMENTS
----       ---------                              --------
2003         $16.3     Continued weak used equipment market, offset by focus on retail sales
--------------------------------------------------------------------------------------------
2004         $33.2     Stable used equipment market, improved results from retail sales
--------------------------------------------------------------------------------------------
2005         $36.9     Strengthened used equipment market
--------------------------------------------------------------------------------------------

         COST OF REVENUE AND OPERATING EXPENSES ("OPERATING COSTS')

         Operating Costs in the Projections for 2003 through 2005 are generally assumed to be consistent with those incurred in the 2002 Projection. Overall costs will increase with the addition of new NationsRent at Lowe's stores and costs directly associated with an increase in deployment of the rental fleet.

                  Cost of Revenue - Cost of equipment rentals

                  The cost of equipment rentals includes employee expenses (store wages and benefits), rental equipment expense (personal property taxes on equipment and re-rent expense), repairs and maintenance (including allocated direct labor expense), transportation expense (fuel, freight and contract transportation services) and facilities expense (store rent and utilities).

                  Employee Expense - Employee expense consists of amounts paid through payroll for wages and benefits. Employee Expense is assumed to increase by 3.0% annually to reflect increasing wage rates.

                  Rental Equipment Expense - Rental equipment expense consists of insurance, personal property taxes, and re-rent expense. Rental equipment expense is projected to be consistent with historical levels based on the net book value of the fleet. In addition, after the Effective Date, the Reorganized Debtors expect to re-rent approximately $30.0 million of first cost of rental equipment from an equipment manufacturer.

                  Repairs and Maintenance - Repairs and maintenance expense consists of parts and supplies used in repairing and maintaining the fleet, as well as labor costs paid through payroll for repairing and maintaining the fleet. The Company projected a net increase in 2003 as compared to the 2002 Projection to reflect the cost of implementation of new preventive maintenance programs. For 2004 and 2005 a 3.0% annual increase in labor rates is assumed to be offset by savings from with certain cost savings programs.

                  Transportation Expense - Transportation expense consists of fuel, outside transportation costs, vehicle insurance, and other costs related to moving equipment between sites and between regions, as needed to serve customers. For 2004 and 2005, transportation expense is assumed to change at the rate of 5.0% of the change in Rental Revenue.

                  Facilities Expense - Facilities expense consists of rent, insurance and utilities for the stores. For 2004 and 2005, facilities expense is projected to increase by 1.0%.

                  Cost of Revenue - Rental equipment depreciation and lease expense

                  The fixed cost of equipment includes depreciation of rental equipment and lease expense.

                  Depreciation of Rental Equipment- The composition and amount of owned rental fleet drive Depreciation expense for owned equipment, which assumes that certain rental equipment subject to purchase money obligations, capital leases and operating leases are refinanced and accounted for as owned equipment. The Company depreciates the owned rental fleet over its useful life to an average estimated residual value at disposition of approximately 30% using the straight-line method of depreciation.

                  Lease Expense - The Projections assume approximately $70 million first cost of rental fleet will be leased over 2003 and 2004. In addition the Projections assume continued use of vehicle operating leases.

                  Cost of Revenue - Sales of equipment, merchandise, service, parts and supplies

                  Cost of sales of equipment, merchandise, service, parts and supplies includes the cost of new equipment, parts, merchandise and other products and the cost of used equipment sold. The proceeds from the sales of equipment and other items are included as sales revenue above.

                  Cost of New Equipment, Parts, Merchandise and Other - The Company assumed the average cost of new equipment, parts, merchandise, and other would be 75% of the sales proceeds for the

                  Projection Period, which is consistent with sales of new equipment, parts, merchandise, and other in the 2002 Projection.

                  Cost of Used Equipment- The cost of sales of used rental equipment equals the net book value of the equipment being sold. The margin of used equipment sold increases as the amount of proceeds from the sale of the used equipment increases:

-----------------------------------------------------------------
                  COST AS A % OF                  MARGIN % ON
YEAR              SALES PROCEEDS              USED SALES PROCEEDS
-----------------------------------------------------------------
2003                   91.1%                          8.9%
-----------------------------------------------------------------
2004                   90.0%                         10.0%
-----------------------------------------------------------------
2005                   87.6%                         12.4%
-----------------------------------------------------------------

                  Slightly higher margins from the sale of used rental equipment are projected beginning in 2003, than experienced in the 2002 Projection, resulting from an increase in planned sales through retail channels and improved used equipment market prices.

                  Operating expenses - Selling, general and administrative expenses

                  Selling, general and administrative expenses includes store sales personnel, district office, regional office and corporate headquarter employee expenses, marketing and advertising, travel and entertainment, communications, facilities, office supplies and other administrative expenses.

                  Employee Expense - Employee expenses within selling, general and administrative expense include salaries, wages and benefits for store sales personne1, district office, regional office and corporate headquarter employees. Employee expenses are assumed to increase 3.0% annually, beginning in 2004, to reflect increasing wage rates.

                  Marketing and Advertising- Marketing and advertising expenses include direct mail, yellow pages and other promotional activities. These expenses are expected to remain at approximately 1.0% of Rental Revenue.

                  Travel and Entertainment- Travel and entertainment expenses include amounts incurred in conjunction with sales efforts and regional or corporate-sponsored company events. Travel and entertainment are projected to increase by 3.0% annually.

                  Communications - Communication expense includes amounts incurred to support the computer network and telephone system throughout the stores and regions and cellular phones and pagers used in the field. The Company projects that cost initiatives to be implemented in 2003 will reduce communications expense by $1.75 million. The Projections assume 2004 and 2005 Communications expense will increase 3.0% annually.

                  Facilities - Facilities expense includes amounts related to the corporate and regional offices, including rent and utilities. Facilities expense for 2003 is based on the 2002 Projection, with certain savings amounting to approximately $600,000 per year due to assumed relocation or renegotiation of certain offices. Facilities expense for 2004 and 2005 is assumed to increase 1.0% annually.

                  office Supplies - Office supplies includes postage and general office supplies. Beginning in 2004, Office supplies expense is projected to increase 3.0% annually.

                  Other Administrative - Other administrative expense includes reserves for bad debts, bank charges, taxes and insurance. Other administrative expense for 2003 also includes $6.0 million of restructuring expenses (see "Restructuring Charges and Reorganization Entries" below). Bad debt expense for 2004 and 2005 is based on the 2002 Projection plus 1.5% of the increase in Rental Revenue. In addition, other administrative expense for 2004 and 2005 is projected to increase by 1.0% of the change in Rental Revenue.

                  Operating expenses - Non-rental depreciation and amortization

                  Non-Rental Depreciation and Amortization - This amount includes depreciation of owned non-rental equipment such as buildings, furniture and fixtures, equipment and delivery vehicles and shop equipment. Depreciation of non-rental equipment is calculated over its useful life to a 0-10% salvage value using the straight-line method of depreciation over the applicable depreciable life.

         OTHER (INCOME)/EXPENSES

         Interest Expense - Interest expense is based on the projected outstanding balance of the Amended and Restated DIP Credit Agreement assumed to be in place by January 1, 2003, the Exit Financing Facility assumed to be in place by the Effective Date, and the recapitalization term loans (see "Refinancing Event" below) assumed to be in place by January 1,2004. The assumed interest rate on these facilities is 5.5% per annum. Interest expense also includes 6.5% per annum interest on $30 million of convertible unsecured subordinated notes assumed to be in place by the Effective Date.

         PROVISION (BENEFIT) FOR INCOME TAXES

         Taxes have been calculated using an effective tax rate of 40.0%. The Projections assume cash taxes to be approximately 20% of the provision primarily from differences in book and tax depreciation, assumed fair market value of the assets and final structure of the Reorganized Debtors.

         RESTRUCTURING CHARGES AND REORGANIZATION ENTRIES

         The Projections assume the Reorganization is effective on Effective Date. The restructuring charges and reorganization entries consist of the settlement of liabilities subject to compromise, the payment of the outstanding balance under the Amended and Restated DIP Credit Agreement, entries to comply with fresh start accounting, the settlement of certain purchase money security interests, capital leases and operating leases and the payment of professional fees and other restructuring charges.

                  Settlement of Liabilities Subject to Compromise

                  Bank Debt- The bank debt will receive 95% (or 100% if the holders of Allowed General Unsecured Claims do not approve the Plan in accordance with the requirements of section 1126 of the Bankruptcy Code) of any distribution of New Securities under the Plan.

                  Purchase Money Security Interests and Capital Leases - The purchase money security interests and capital leases related to certain rental equipment with a first cost of approximately $102.7 million are assumed to be settled at the fair market value of the underlying collateral and amortized over a term of one to three years with an aggregate balloon payment at maturity of $11.0 million. These notes bear interest at 7.0% per annum.

                  Operating Leases - The Projections assume that on the Effective Date, operating leases will be either renegotiated, restructured as a purchase money security interest or rejected:

                  - Operating leases to be renegotiated and assumed with respect to vehicles has payments of $1.0 million per month.

                  - Operating lease with respect to certain rental equipment with a first cost of approximately $71.O million to be renegotiated with quarterly lease payments and buyouts based on an agreement with the lessor.

                  - Operating leases with respect to certain rental equipment with a first cost of approximately $65.8 million to be restructured as purchase money security interests with terms of six months to four years based on agreements with the lessors.

                  - Operating leases with respect to certain rental equipment with a first cost of approximately $201.O million are assumed to be purchased by Boston Rental Partners or the leases are rejected and Boston Rental Partners will provide similar equipment to the Reorganized Debtors. The projected capital required is approximately $60.0 million. Boston Rental Partners is assumed to merge with the Reorganized Debtors immediately following the Effective Date.

                  General Unsecured Claims (including Seller Notes) - Provided that the holders of Allowed General Unsecured Claims approve the Plan in accordance with the requirements of section 1126 of the Bankruptcy Code, the Creditor Trust will receive 5% of any distribution of New Securities under the Plan.

                  Amended and Restated DIP Credit Agreement

                  The outstanding balance under the Amended and Restated DIP Credit Agreement is assumed to be paid in-full in cash on the Effective Date.

                  Fresh Start Accounting and Other Restructuring Charges

                  The following schedule summarizes the restructuring charges and reorganization entries assumed to be booked on the Effective Date:

                  New Debt - The Reorganized Debtors are assumed to draw $65.0 million from the Exit Financing Facility to fund cash outlays.

                  Payment of Administrative Claims - A portion of the
                  Exit Financing Facility draw is assumed T0 be used to pay administrative claims:

Professional Fees                                                $   5.6(4)
Retention, Bonuses and Severance                                     6.8
Bank and Other Fees                                                  4.1
                                                                 -------
                                                                    16.5
Cure Leases - accrued in Liabilities Subject to Compromise          10.0(5)
                                                                 -------
Total Administrative Claims Paid                                 $  26.5
                                                                 =======

                  Unsecured Priority Claims - It is also assumed that a portion of the Exit Financing Facility will be used to pay the approximately $1 million in Unsecured Priority Claims(6).

                  Payment of Balance of Amended and Restated DIP Credit Agreement - The remainder of the Exit Financing Facility draw is assumed to be used to pay the outstanding balance under the Amended and Restated DIP Credit Agreement.

                  Restructure PMSI and Capital Leases - Certain purchase money obligations were restructured as explained in "Settlement of Liabilities Subject to Compromise" above.

                  Restructure Operating Leases - Certain operating leases were restructured as explained in "Settlement of Liabilities Subject to Compromise" above.

                  Merge Boston Rental Partners - Boston Rental Partners is assumed to be merged into the Reorganized Debtors on the Effective Date, resulting in the addition of the rental equipment and debt transfer to the Reorganized Debtors balance sheet. The rental equipment and debt was incurred by Boston Rental Partners through their restructuring of certain purchase money obligations, as explained in "Settlement of Liabilities Subject to Compromise" above.

                  Settlement of Claims - As explained in "Settlement of Liabilities Subject to Compromise" above, all liabilities subject to compromise are assumed to be settled through debt or equity distributions.

                  Fresh Start Accounting - The assets of Reorganized NationsRent are written down to fair market value. Certain liabilities are written off as they pertain to settled claims and write-downs of assets. In addition, old equity balances are eliminated.

---------------------------

(4) By order of the Bankruptcy Court, the Debtors retained UBS Warburg LLC ("UBS Warburg") to assist them in pursuing possible strategic transactions. UBS Warburg has indicated that it may file a fee application with the Bankruptcy Court seeking payment of up to $4.5 million in certain transaction fees in connection with the consummation of the transactions contemplated by the Plan. At this point, the Plan Proponents do not believe that there is any basis for the payment of such a fee and intend to object to UBS Warburg's fee application, if filed. In the event the Bankruptcy Court approves any fee application filed by UBS Warburg, the amount of Administrative Claims on account of professional fees may be higher than shown in this table.

(5) If the Debtors or Boston Rental Partners are not successful in negotiating settlements, refinancing or replacing equipment, and the Debtors choose to assume and cure all defaults under the operating leases that are the subject of such negotiations, the Cure Amount Claims would be approximately $19 million, which would be financed through the Exit Financing Facility, instead of the $10 million contemplated in this chart.

(6) This amount reflects claims asserted against the Debtors as evidenced by proofs of claim filed on or before the Bar Date. The Debtors do not believe that such claims constitute valid Unsecured Priority Claims and, therefore, anticipate that the amount of Unsecured Priority Claims will be significantly less than identified herein.

         REFINANCING EVENT

         The Projections assume a refinancing of certain debt effective January 1, 2004, consisting of $150 million principal term loans, bearing interest at 5.5% per annum with five year terms, $5 million amortization per quarter and a balloon payment at maturity. Proceeds are assumed to be used to buyout certain purchase money obligations, the Boston Rental Partners term debt and a portion of the $120 million Exit Financing Facility.

         BALANCE SHEET-PROJECTIONS

         The projected balance sheets are based on the unaudited October 31,2002, financial statements and include the effects of the restructuring charges and reorganization entries on the March 31, 2003, balance sheet, as well as the refinancing effective January 1,2004.

                  Assets

                  Cash and cash equivalents - Cash and cash equivalents balances are based on the October31, 2002, beginning balance.

                  Accounts receivable, net - The Company has calculated accounts receivable balances based on assumed rental and sales revenues and management's historical collection rates.

                  Inventories - Inventories consist of spare parts, new equipment and merchandise to be sold at stores. The Projections assume that base inventory is equal to the March 31,2003, balance and that the Company acquires inventory each quarter equal to the projected sales for the subsequent quarter. Accordingly, additional inventory purchased turns every 90 days and total inventories increase from the increase in new equipment and merchandise sales and from new stores.

                  Prepaid and other assets - Prepaid expenses and other assets consist primarily of deferred financing costs, prepaid rent, prepaid insurance and deposits. The Company assumed that Prepaid and Other Assets will increase in 2004 primarily due to additional deferred financing costs associated with the recapitalization, and for general increases in business levels.

                  Rental equipment, net - Rental equipment balances equal the net book value of the owned rental equipment. These balances are shown net of accumulated depreciation.

                  During the Projection Period, the first cost of the equipment rental fleet is assumed to be $941.O million at December 31, 2002 and is assumed to increase to approximately $1,016.1 million during the Projection Period. The increase in equipment rental fleet is primarily related to new equipment for additional NationsRent at Lowe's and support stores.

                  In order to reduce capital expenditure requirements the Reorganized Debtors plan to buy used and refurbish certain rental equipment. Rental equipment capital expenditures are projected as follows (dollars in millions):

                                            2003          2004          2005
                                           ------        ------        ------
Gross rental capital expenditures          $105.6        $177.5        $180.8
Proceeds from sale of used equipment        (16.3)        (33.2)        (36.9)
                                           ------        ------        ------
   Net rental capital expenditures          $89.3        $144.3        $143.9
                                           ======        ======        ======

                  Property and equipment, net- Property and equipment balances include leasehold improvements made to its operating locations, owned vehicles, computer systems and other capitalized assets. Other PP&E capital expenditures are projected as follows (dollars in millions):

                         PROJECTED ADDITIONS
                         -------------------
2003                            $16.3
2004                            $20.5
2005                            $27.6

                  Other PP&E balances are shown net of accumulated depreciation.

                  Liabilities

                  Accounts payable - Changes in accounts payable are generally due to the level of capital expenditures. Included in accounts payable are extended vendor credit terms expected to be provided by certain equipment manufacturers. Additional increases reflect the assumed increased level of business and normal 30-day trade terms.

                  Accrued compensation/taxes - Accrued compensation and taxes increase proportionally with wages.

                  Accrued expenses and other - Accrued expenses and other liabilities primarily include accruals for property and other taxes, insurance and professional fees. Accrued expenses are assumed to increase in proportion with Operating Costs.

                  Debt (post petition) - The Projections assume that the Company will have a new $75 million Amended and Restated DIP Credit Agreement in place and available at December 31, 2002, and a $120 million Exit Financing Facility available at the Effective Date, for working capital purposes and to purchase rental equipment and non rental capital investments. These facilities include $20.0 million in letter of credit sub-facilities, representing potential claims exposure for three policy years of comprehensive and workers compensation insurance. The Amended and Restated DIP Credit Agreement is assumed to be paid off by the Exit Financing Facility on the Effective Date.

                  On January 1,2004, the Projections assume the Company will refinance certain existing debt with a $150 million term loan with a 5-year term, amortizing $5.0 million per quarter with a balloon payment at maturity. The term loan is assumed to bear interest at 5.5% per annum.

                  The Projections also assume that the Company will issue $30 million of convertible unsecured subordinated notes as part of the reorganization. These notes have a 5-year term and balloon payment at maturity without amortization. At any time after 2 years, the Company may elect to call the debt, in which event, the holder may elect to be paid in cash or convert the debt to equity. The notes bear interest at 6.5% per annum, which may be partly or wholly paid in kind depending on, among other factors, conclusion of negotiation of the Exit Financing Facility.

                  Stockholders Equity (Deficit)

                  Preferred Equity - The Projections assumed no dividends are paid on preferred equity.

                  Common Equity - The change in common equity reflects the net income of the Reorganized Debtors.

         The foregoing assumptions and resultant computations were made solely for purposes of preparing the Projections. The Reorganized Debtors will be required to determine the amount by which their reorganization value as of the Effective Date exceeds, or is less than, the fair value of their assets as of the Effective Date. Such determinations will be based upon the fair values as of that time, which could be materially greater or lower than the values assumed in the foregoing computations, and may be based on A different methodology, including with respect to the Reorganized Debtors' reorganization value. In all events, such valuation, as well as the determination of the fair value of the Reorganized Debtors'assets and the determination of their actua1 liabilities, will be made as of the Effective Date, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the Effective Date, may be material.

FINANCIAL PROJECTIONS

         Projections have been prepared based on the assumption that the Effective Date is March 31,2003. Although the Debtors presently intend to seek to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when the Effective Date actually will occur.

         The Reorganized NationsRent Projected Consolidated Reorganization Balance Sheet as of March 31,2003 (the "Effective Date Balance Sheet") set forth below presents: (a) the projected consolidated financial position of NationsRent prior to the Effective Date and the consummation of the transactions contemplated by the Plan on March 31,2003; (b) the projected adjustments to such projected consolidated financial position required to reflect the consummation of the transactions contemplated by the Plan (collectively, the "Balance Sheet Adjustments"); and (c)the projected consolidated financial position of Reorganized NationsRent, after giving effect to the Balance Sheet Adjustments, as of March 31,2003. The Balance Sheet Adjustments set forth in the columns captioned "Debt Discharge," "Restructured Leases" and "Fresh Start Adjustments" reflect the assumed effects of the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities and related securities issuances and cash payments. The various Balance Sheet Adjustments are described in greater detail in the Notes to Reorganized NationsRent Projected Consolidated Reorganization Balance Sheet.

         The NationsRent and Reorganized NationsRent Projected Consolidated Balance Sheets set forth below present the projected consolidated financial position of NationsRent as of the end of 2002 and March 31,2003, and of Reorganized NationsRent, after giving effect to the consummation of the transactions contemplated by the Plan, as of the end of each of the years 2003,2004 and 2005.

         The NationsRent and Reorganized NationsRent Projected Consolidated Statements of Operations set forth below present: (a) the projected consolidated results of operations of NationsRent for the year ending December 31, 2002 and the three months ending March 31, 2003 and (b) the projected consolidated results of operations of Reorganized NationsRent for the nine months ending December 31,2003 and the years ending December 31, 2004 and 2005.

         The NationsRent and Reorganized NationsRent Projected Consolidated Statements of Cash Flows set forth below present: (a) the projected consolidated cash flows of NationsRent for the year ending December 31,2002 and the three months ending March 31, 2003, which includes the cash flow effect of the Balance Sheet Adjustments; and (b) the projected cash flows of Reorganized NationsRent for the nine months ending December 31,2003, and the years ending December 31,2004 and 2005.

                             REORGANIZED NATIONSRENT
               PROJECTED CONSOLIDATED REORGANIZATION BALANCE SHEET
                                  MARCH 31,2003
                              (dollars in millions)

                                                                               Adjustments to Record
                                                                               Confirmation of Plan
                                                                ------------------------------------------------
                                                  Projected
                                               Preconfirmation      Debt           Restructured      Fresh Start       Reorganized
                                                Balance Sheet   Discharge (b)       Leases (c)      Adjustments (d)    Balance Sheet
                                               ---------------  -------------      ------------     --------------     -------------
ASSETS
Current Assets
    Cash and cash equivalents                    $    3.5         $    0.0(8)        $   0.0         $     0.0           $    3.5
    Accounts receivable, net                         71.2              0.0               0.0             (10.0)              61.2
    Inventories                                      26.1              0.0               0.0              (8.0)              18.1
    Prepaid and other assets                         33.1              0.0               0.0             (15.3)              17.8
    Rental equipment, net                           358.1              0.0              91.5            (180.5)             269.2
    Property and equipment, net                      78.2              0.0               0.0              (6.5)              11.7
                                                 --------         --------           -------         ---------           --------
         Total Assets                            $  570.2         $    0.0           $  91.5         $  (280.3)          $  381.4
                                                 ========         ========           =======         =========           ========

LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
    Accounts payable                             $   12.5         $    0.0           $   0.0         $     0.0           $   12.5
    Accrued compensation/taxes                        6.0              0.0               0.0               0.0                6.0
    Accrued expenses and other                       24.2              0.0               0.0             (13.1)              11.2
Debt (post petition)                                  0.0            130.2              91.5               0.0              221.7
Deferred taxes                                        0.0              0.0               0.0               0.0                0.0
Debtor-in-possession credit facility                 38.5            (38.5)              0.0               0.0                0.0
Liabilities subject to compromise                 1,150.4          (1150.4)              0.0               0.0                0.0
                                                 --------         --------           -------         ---------           --------
         Total Liabilities                        1,231.7         (1,058.8)             91.5             (13.1)             251.4
                                                 --------         --------           -------         ---------           --------
         Stockholder's Equity (Deficit)            (661.5)         1,058.8               0.0            (267.2)             130.0
                                                 --------         --------           -------         ---------           --------
    Total Liabilities and Stockholder's
    Equity (Deficit)                             $  570.2         $    0.0           $  91.5         $  (280.3)          $  381.4
                                                 ========         ========           =======         =========           ========

The Projections should be read only in conjunction with (i) the assumptions, qualifications and explanations under the caption "-Projected Financial Information" and described elsewhere herein, and (ii) the historical consolidated financial information, including the notes and schedules thereto, incorporated herein by reference to NationsRent's Annual Report on Form 10-K for the year ended December 31,200l.

                                    NOTES TO
                             REORGANIZED NATIONSRENT
               PROJECTED CONSOLIDATED REORGANIZATION BALANCE SHEET
                                  MARCH 31,2003
                              (dollars in millions)

(a) Reflects the net of $65.0 million cash receipt from new debt and the $65.0 million of cash disbursements on the Effective Date related to payments made pursuant to the Plan.

Cash receipts
    Proceeds from new debt                      $     65.0
                                                ==========

Cash disbursements
    Professional fees, administrative
      claims, emergence bonuses                 $    (26.5)
    Repayment of debtor-in-possession
      credit facility                                (38.5)
                                                ----------
Total cash disbursements                        $    (65.0)
                                                ==========

(b) Reflects the settlement of liabilities subject to compromise in connection with the Plan, including recognition of the Exit Financing Facility and the New Subordinated Notes and issuance and distribution of the new equity.

(c) Reflects the acquisition of rental equipment that was leased under operating leases at the Petition Date.

(d) Reflects the write-down of assets, including rental and other equipment to fair market value in accordance with fresh-start accounting and the elimination of stockholders equity and the accumulated deficit as of the Effective Date.

                     NATIONSRENT AND REORGANIZED NATIONSRENT
                      PROJECTED CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                                                NationsRent                       Reorganized NationsRent
                                                         -------------------------      ------------------------------------------
                                                         12/3l/2002      3/31/2003      12/3l/2003     12/3l/2004       12/3l/2005
                                                         ----------      ---------      ----------     ----------       ----------
ASSETS
Cash and cash equivalents                                $      3.5      $     3.5       $    3.5        $    3.5       $     3.5
Accounts receivable, net                                       71.8           71.2           64.7            85.6            96.9
Inventories                                                    25.0           26.1           16.7            22.2            28.4
Prepaid and other assets                                       33.4           33.1           16.3            19.2            19.6
Rental equipment, net                                         366.2          358.1          329.5           417.0           485.4
Property and equipment, net                                    80.1           78.2           19.6            35.2            55.1
                                                         ----------      ---------       --------        --------       ---------
         Total Assets                                    $    580.1      $   570.2       $  450.3        $  582.7       $   688.9
                                                         ==========      =========       ========        ========       =========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Accounts payable                                         $     14.7      $    12.5       $   45.7        $  119.5       $   171.6
Accrued compensation/taxes                                      4.8            6.0            3.8             3.9             4.0
Accrued expenses and other                                     29.0           24.2            9.8            11.1            12.8
Debt (post petition)                                            0.0            0.0          195.3           216.9           200.9
Deferred taxes                                                  0.0            0.0           15.9            35.3            59.0
Debtor-in-possession credit facility                            9.8           38.5            0.0             0.0             0.0
Liabilities subject to compromise                           1,151.3        1,150.4            0.0             0.0             0.0
                                                         ----------      ---------       --------        --------       ---------
         Total Liabilities                                  1,209.7        1,231.7          290.5           386.6           448.2
                                                         ----------      ---------       --------        --------       ---------
         Stockholder's Equity (Deficit)                      (629.6)        (661.5)         159.9           196.2           240.7
                                                         ----------      ---------       --------        --------       ---------
Total Liabilities and Stockholder's Equity (Deficit)     $    580.1      $   570.2       $  450.3        $  582.7       $   688.9
                                                         ==========      =========       ========        ========       =========

The Projections should be read only in conjunction with (i) the assumptions, qualifications and explanations under the caption "-Projected Financial Information" and described elsewhere herein, and (ii) the historical consolidated financial information, including the notes and schedules thereto, incorporated herein by reference to NationsRent's Annual Report on Form 10-K for the year ended December 31,2001.

                     NATIONSRENT AND REORGANIZED NATIONSRENT
                 PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (dollars in millions)

                                                            NationsRent                         Reorganized NationsRent
                                                   ------------------------------   ------------------------------------------------
                                                   Twelve Months    Three Months    Nine Months      Twelve Months    Twelve Months
                                                   Ended 12/3l/02   Ended 3/31/03   Ended 12/31/03   Ended 12/31/O4   Ended 12/31/05
                                                   --------------   -------------   --------------   --------------   --------------
Revenue:
 Equipment rentals                                  $   417.2         $   88.6        $  336.3         $  467.3          $ 523.9
 Sales of equipment, merchandise,
     service, parts and supplies                         31.9              5.9            44.7             85.2            114.7
                                                    ---------         --------        --------         --------          -------
     Total revenue                                      449.1             94.5           381.0            552.4            -38.6
                                                    ---------         --------        --------         --------          -------

Cost of Revenue:
 Cost of equipment rentals                              207.5             52.8           167.5            235.0            260.3
 Rental equipment, depreciation and lease
     expense                                            156.3             37.9            45.5             77.0             92.4
 Sales of equipment, merchandise, service, parts
     and supplies                                        25.5              4.5            36.2             68.7             90.5
 Impairment of rental equipment                          17.6              0.0             0.0              0.0              0.0
                                                    ---------         --------        --------         --------          -------
     Total Cost of Revenue                              406.8             95.2           249.2            380.7            443.2
                                                    ---------         --------        --------         --------          -------
 Gross profit                                            42.3             (0.7)          131.8            171.7            195.4
                                                    ---------         --------        --------         --------          -------
Operating expenses:
 Selling, general and administrative expenses            93.1             20.9            69.1             92.9             99.6
 Non-rental equipment depreciation and
     amortization                                        13.4              3.4             1.8              4.9              7.7
                                                    ---------         --------        --------         --------          -------
 Total operating expenses                               106.5             24.3            71.0             97.8            107.4
                                                    ---------         --------        --------         --------          -------
 Operating income (loss)                                (64.2)           (25.0)           60.9             74.0             88.0
                                                    ---------         --------        --------         --------          -------
Other (income)/expense:
 Interest expense                                        33.3              1.0            11.1             13.5             13.9
 Other, net                                              (0.3)             0.0             0.0              0.0              0.0
                                                    ---------         --------        --------         --------          -------
     Total other (income)/expense                        33.0              1.0            11.1             13.5             13.9
                                                    ---------         --------        --------         --------          -------
Income (loss) before reorganization items,
 provision (benefit) for income taxes                   (97.2)           (26.0)           49.8             60.5             74.2
Reorganization items, net                                30.7              6.0             0.0              0.0              0.0
                                                    ---------         --------        --------         --------          -------
Income (loss) before reorganization items,
 provision                                             (127.9)           (32.0)           49.8             60.5             74.2
Provision (benefit) for income taxes                      0.0              0.0            19.9             24.2             29.7
                                                    ---------         --------        --------         --------          -------
Net income (loss)                                   $  (127.9)        $  (32.0)       $   29.9         $   36.3          $  44.5
                                                    =========         ========        ========         ========          =======

The Projections should be read only in conjunction with (i) the assumptions, qualifications and explanations under the caption "- Projected Financial Information" and described elsewhere herein, and (ii) the historical consolidated financial information, including the notes and schedules thereto, incorporated herein by referen to NationsRent's Annual Report on Form 1O-K for the year ended December 31,2001.

                    NATIONSRENT AND REORGANIZED NATIONSRENT
                PROJECTED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (dollars in millions)

                                                          NationsRent                        Reorganized NationsRent
                                                  ------------------------------   ----------------------------------------------
                                                  Twelve Months    Three Months     Nine Months    Twelve Months   Twelve Months
                                                  Ended 12/31/02   Ended 3/31/03   Ended 12/3l/O3  Ended 12/31/04  Ended 12/31/05
                                                  --------------   -------------   --------------  --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                   $  (127.9)       $  (32.0)       $   29.9        $    36.3       $   44.5
Adjustments to net income (loss):
 Depreciation and amortization                           81.2            19.2            29.6             65.1           87.8
 Provision for impairment of rental equipment            17.6             0.0             0.0              0.0            0.0
 Gain on sale of rental and non-rental equipment          0.4             0.0            (1.5)            (3.3)          (4.6)
 Non-cash reorganization items                            3.4             0.0             0.0              0.0            0.0
 Deferred income tax benefit                              0.0             0.0            15.9             19.4           23.7
 Change in working capital, net                          36.2            (5.9)           48.9             28.1           36.0
                                                    ---------        --------        --------         --------       --------
 Net cash provided by / (used in) operating
   activities                                            10.9           (18.7)          122.8            145.5          187.4
                                                    ---------        --------        --------         --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of rental equipment                           (30.2)           (6.8)          (98.8)          (177.5)        (180.8)
Purchases of property and equipment                      (6.0)           (2.7)          (13.6)           (20.5)         (27.6)
Proceeds from the sale of rental and non-rental
 equipment                                                5.7             0.3            16.0             33.2           36.9
                                                    ---------        --------        --------         --------       --------
 Net cash provided by / (used in) investing
   activities                                           (30.5)           (9.2)          (96.4)          (164.8)        (171.5)
                                                    ---------        --------        --------         --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt, net                                   0.0            28.7           (10.8)            72.6          (l5.9)
Unsecured subordinated bank notes (PIK)                   0.0             0.0             0.0              0.0            0.0
Payment of deferred financing costs                       0.0             0.0             0.0             (2.3)           0.0
Repayments of debt subject to compromise                (10.6)            0.0             0.0              0.0            0.0
Repayment of purchase money and capital leases            0.0            (0.9)          (15.6)           (51.1)           0.0
Proceeds from debtor-in-possession financing
  facility                                                9.8             0.0             0.0              0.0            0.0
                                                   ----------        --------        --------         --------       --------
 Net cash used in financing activities                   (0.8)           27.8           (26.4)            19.3          (15.9)
                                                   ----------        --------        --------         --------       --------

Net decrease in cash and cash equivalents               (20.4)            0.0             0.0              0.0            0.0
Cash and cash equivalents, beginning of period           23.9             3.5             3.5              3.5            3.5
                                                   ----------        --------        --------         --------       --------
Cash and cash equivalents, end of period            $     3.5        $    3.5         $   3.5         $    3.5       $    3.5
                                                   ==========        ========        ========         ========       ========

The Projections should be read only in conjunction with (i) the assumptions, qualifications and explanations under the caption "- Projected Financial Information" and described elsewhere herein, and (ii) the historical consolidated financial information, including the notes and schedules thereto, incorporated herein by reference to NationsRent's Annual Report on Form 1O-K for the year ended December 31,2001.

MANAGEMENT

         CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF NATIONSRENT

         The following table sets forth certain information concerning the directors and executive officers of NationsRent as of the date hereof. As of the Effective Date, Reorganized NationsRent's Board of Directors will be comprised of individuals to be identified prior to the Confirmation Hearing. See "Reorganized NationsRent -- Management -- Reorganized NationsRent Board of Directors."

       NAME                                      POSITION
       ----                                      --------
Thomas H. Bruinooge         Director, Chairman of the Board
Ivan W. Gorr                Director
Harris W. Hudson            Director
H. Wayne Huizenga           Director
M. Steven Langman           Director
D. Clark Ogle               Chief Executive Officer
Philip V. Petrocelli        President and Chief Operating Officer
Ezra Shashoua               Executive Vice President and Chief Financial Officer
Joseph H. Izhakoff          Executive Vice President, General Counsel and Secretary

         DIRECTORS

         Set forth below is biographical information for each of NationsRent's directors.

         THOMAS H. BRUINOOGE joined NationsRent as a Director in June 1998 and was appointed Chairman in February 2002. Mr. Bruinooge is an attorney who has been in private practice since 1968 and has practiced with Bruinooge & Associates, a firm that he founded, since 1987. Mr. Bruinooge, a graduate of St. Benedict's Preparatory School, received his Bachelor of Science degree from St. Bonaventure University, where he majored in biology. Thereafter, he attended Seton Hall University School of Law where he obtained a Juris Doctor degree in 1968.

         A member of the Bars of the State of New Jersey and the United States District Court for the District of New Jersey for more than twenty-nine years, Mr. Bruinooge also is a member of the Bars of the United States Court of Appeals for the Third Circuit and the United States Court of Federal Claims. He is a member of the Bergen County, New Jersey State and American Bar Associations, enjoys a Martindale-Hubbell AV rating, and is listed as preeminently qualified in areas of real estate, zoning and planning in the Martindale-Hubbell Bar Registry.

         IVAN W. GORR joined NationsRent as a Director in June 1999. He is retired Chairman of the Board and Chief Executive Officer of the Cooper Tire & Rubber Company. Mr. Gorr is a past Chairman and Director of the United States Chamber of Commerce and a former member of the Industry Policy Advisory Committee (IPAC) to the U.S. Trade Representative and Secretary of Commerce. He is also a Director of Borg-Warner Automotive, Inc.

         Mr. Gorr, a certified public accountant, received a Bachelor of Science, Business Administration from the University of Toledo. He received an honorary Doctorate at Laws from the University of Toledo and an Honorary Doctorate of Industrial Management from the University of Findlay.

         HARRIS W. HUDSON joined NationsRent as a director in June 1998. Since August 1995, Mr. Hudson has served as a Director of AutoNation, Inc., the nation's largest chain of franchised automotive dealerships, and since October 1996, as Vice Chairman. From August 1995 until October 1996, Mr. Hudson served as president of AutoNation. From 1983 until August 1995, Mr. Hudson served as Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation, a solid waste collection company founded by Mr. Hudson, which was acquired by Republic Industries in August 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management, the world's largest integrated solid waste services company. He also has served as a Director of Boca Resorts, Inc., a leisure, recreation and entertainment company, since September 1996 and as Vice Chairman and a Director of Republic Services, Inc., a leading provider of non-hazardous solid waste collection and disposal services, since May 1998.

         H. WAYNE HUIZENGA joined NationsRent as a director in June 1998. Since May 1998, Mr. Huizenga has served as Chairman of the Board of Republic Services, Inc., a leading provider of non-hazardous solid waste collection and disposal services. From May 1998 until December 1998, Mr. Huizenga also served as the Chief Executive Officer of Republic Services. From August 1995 to September 2002, Mr. Huizenga has also served as Chairman of AutoNation, Inc. that owns the nation's largest chain of franchised automotive dealerships. From August 1995 to September 1999, Mr. Huizenga served as Chief Executive Officer or Co-Chief Executive Officer of AutoNation. Since January 1995, Mr. Huizenga has also served as Chairman of the Board of Extended Stay America, Inc., an owner and operator of extended stay lodging facilities. Since September 1996, Mr. Huizenga has served as Chairman of the Board of Boca Resorts, Inc., a leisure, recreation and entertainment company that owns and operates luxury resort hotels.

         Since June 2000, Mr. Huizenga has served as a Director of ANC Rental Corporation, which owns and operates Alamo-Rent-A-Car, National Car Rental and CarTemps USA. Since May 2000, Mr. Huizenga has been Vice Chairman of the Board of Zixit Corporation, which develops and markets products and services that enhance privacy, security and convenience over the Internet. From September 1994 until October 1995, Mr. Huizenga served as the Vice Chairman of Viacom Inc., a diversified entertainment and communications company. During the same period, Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom. From April 1987 through September 1995, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster, during which time he helped build Blockbuster from a 19-store chain into the world's largest video rental company. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc., which he helped build into the world's largest integrated solid waste services company, and he served in various capacities, including President, Chief Operating Officer, and a Director from its inception until 1984.

         Mr. Huizenga also owns the Miami Dolphins and Pro Player Stadium, in South Florida.

         M. STEVEN LANGMAN joined NationsRent as a director in August 2000. Since 1996, Mr. Langman has served as founder and Managing Director of Rhone Group LLC, a private merchant-banking firm with offices in New York, Paris and London. Prior to joining Rhone, Mr. Langman was Managing Director of Lazard Freres & Co. LLC where he specialized in mergers and acquisitions, working in both London and New York. Mr. Langman joined Lazard in 1987, and subsequently became one of the youngest partners in the history of the firm. Before joining Lazard, he worked in the mergers and acquisition department of Goldman, Sachs & Co. Mr. Langman currently serves on the Board of Directors of Dreyer's Grand Ice Cream, Inc. as well as the boards of several companies controlled by Rhone Capital LLC, a private equity fund affiliated with Rhone Group LLC. He received a Bachelor of Arts degree with highest honors from the University of North Carolina at Chapel Hill and a Master of Science degree from the London School of Economics.

         EXECUTIVE OFFICERS

         Set forth below is biographical information for each of NationsRent's executive officers.

         D. CLARK OGLE joined NationsRent in August 2002 as Chief Executive Officer. Commencing in 1998, Mr. Ogle served as President and Chief Executive Officer of Johnston Industries, a textile company with annual revenues of approximately $300,000,000 that employs 2,200 people in 11 plants located in three states. His efforts resulted in a restructuring of Johnston Industries' operations, significantly reducing bank debt, and the successful privatization of the company with a new investment group.

         From 1996 to 1998, Mr. Ogle was a Managing Director at KPMG Peat Marwick, LLP, where he had been recruited to lead the national consulting recovery practice for the U.S. retail and wholesale food industry. Prior to joining KPMG, he was President and Chief Executive Officer of several large multioperational companies.

         PHILIP V. PETROCELLI joined NationsRent as Executive Vice President in March 1998. Mr. Petrocelli, who served as interim CEO from February 2002 to August 2002 after the Company's chapter 11 reorganization filing, now serves as President and Chief Operating Officer.

         From August 1993 to February 1998, Mr. Petrocelli was Senior Vice President at OHM Corporation, the largest pure-play environmental remediation business in North America, as well as Chairman of Beneco Enterprises, a construction management company and subsidiary of OHM. Before his tenure at OHM, Mr. Petrocelli had 11 years experience in financial, sales, and operations management, concentrating on rebuilding or reorganizing under-performing divisions or businesses for two major companies, IT Corporation of Torrance, California, from 1988 to 1993, and Ashland Technologies Corporation, Los Angeles, from 1982 to 1988.

         Mr. Petrocelli earned his Bachelor of Science, Finance from Villanova University in Pennsylvania and was awarded his MBA by Pepperdine University in California.

         EZRA SHASHOUA joined NationsRent in January 2001 as Executive Vice President and Chief Financial Officer. Previously, Mr. Shashoua was Vice President and Chief Financial Officer of 7-Eleven, Inc. in Dallas, Texas, where he served in various capacities from 1982-2000. Mr. Shashoua started his career as an attorney at Sonnenschein, Nath and Rosenthal in Chicago, Illinois. He earned a Bachelor's degree from Northwestern University and a Juris Doctorate from the Illinois Institute of Technology/Kent College of Law in Chicago.

         JOSEPH H. IZHAKOFF joined NationsRent in 1998 and serves as Executive Vice President, General Counsel and Secretary. Previously, Mr. Izhakoff was a shareholder/partner of Akerman, Senterfitt & Eidson, P.A., one of Florida's premier law firms, where his practice focused on corporate finance and mergers and acquisitions. Mr. Izhakoff began his career in New York with Paul, Weiss, Rifkind, Wharton & Garrison, a globally oriented, full service law firm with offices worldwide. He received a Bachelor of Science degree with highest honors from the State University of New York at Albany in 1987 and a Juris Doctor with honors from the Harvard Law School in 1990.

         Except for Mr. Hudson and Mr. Huizenga, who are brothers-in-law, there are no family relationships between any of the above-named executive officers and directors.

         EXECUTIVE COMPENSATION

         The following table sets forth the annual base salaries and other compensation that the Debtors paid for, and stock options granted during, the calendar years ended December 31, 1999, 2000 and 2001 to the persons listed below, who were serving as executive officers as of December 31, 2001 (the "Named Executive Officers"):

                                                                                                  LONG TERM
                                                           ANNUAL COMPENSATION ($)               COMPENSATION
                                                           -------------------                   ------------

NAME AND PRINCIPAL                      CALENDAR      SALARY        BONUS       OTHER             SECURITIES
POSITION                                  YEAR        ------        -----       -----         UNDERLYING OPTIONS
                                          ----                                                -------------------
James L. Kirk.......................      2001        278,847           --   2,245,015 (2)          500,000 (3)
  Chairman of the Board                   2000        251,085           --      32,022 (4)          700,000 (3)
  and Chief Executive Officer (1)         1999        250,000           --     112,269 (5)          300,000 (3)

Gerald W.B. Weber...................      2001        309,616           --          --              250,000 (3)
  Executive Vice President                2000         98,077           --          --              325,000 (3)
  Of Operations (6)

Philip V. Petrocelli................      2001        309,616           --          --              250,000 (8)
  Executive Vice President (7)            2000        301,816           --       1,912 (4)          350,000 (9)
                                          1999        257,693       60,000      28,236 (10)         175,000 (11)

Joseph H. Izhakoff..................      2001        279,808           --          --              200,000 (8)
  Executive Vice President,               2000        257,842           --          --              250,000 (9)
Secretary and General Counsel             1999        190,859       50,000          --               65,000 (11)

Ezra Shashoua.......................      2001        271,154           --     135,188 (10)         450,000 (13)
  Executive Vice President and
  Chief Financial Officer(12)

         (1) Mr. Kirk served as Chairman and Chief Executive Officer from August I997 to February 2002. Mr. Kirk and the Debtors entered into an Executive Transition Agreement on December 14, 2001. Pursuant to the agreement, Mr. Kirk agreed to resign all of his director and officer positions with the Debtors and its subsidiaries on the earlier of (i) 60 days after the date of the agreement or (ii) the date the Debtors appoint a new or interim chief executive officer. The agreement provided for a severance payment to Mr. Kirk of $2,000,000, of which $1 ,000,000 was paid in cash on the date of the agreement. The remainder of the severance payment was in the form of a promissory note (backed by a letter of credit) which became due and payable on February 11,2002, the date of Mr. Kirk's resignation. The agreement provides Mr. Kirk with health and medical benefits similar to those offered to NationsRent's executive officers for a period of one year from his resignation date. The Debtors also agreed to name Mr. Kirk as an insured under its tail Director and Officer policies for liability related to his service as a director or officer of the Debtors, and will maintain such coverage through February 11,2005. The agreement also required Mr. Kirk to execute a release in favor of the Debtors and its Directors and Officers in connection with his separation from the Debtors. The Debtors deposited a retainer of $175,000 to Mr. Kirk's counsel for coverage of Mr. Kirk's costs and expenses in connection with the negotiation, documentation and defense of his Executive Transition Agreement. Any unused portion of the retainer will be returned to the Debtors on the later of (i) December 17, 2004 or (ii) the date on which any action challenging the Executive Transition Agreement is resolved.

         (2) Consists of (a) $70,015 of personal use of the Debtors' aircraft calculated under applicable IRS formula (Board policy expressly directs that certain executive officers use the Debtors' corporate aircraft for business and personal travel for safety and efficiency purposes and that personal aircraft use be reported as compensation), (b) $2,000,000 in severance payments paid pursuant to Mr. Kirk's Executive Transition Agreement; and (c) $175,000 deposited as a retainer with Mr. Kirk's counsel for costs and expenses incurred in connection with the Executive Transition Agreement.

         (3) Since the executive is no longer employed by the Debtors, these options have expired in accordance with their terms.

         (4) Consists of personal use of the Debtors aircraft calculated under applicable IRS formula.

         (5) Consists of relocation expenses of $71,774 and personal use of the Debtors aircraft of $40,495.

         (6) Mr. Weber served as Executive Vice President of Operations from September 2000 to May 2002.

         (7) Mr. Petrocelli was appointed President and Chief Executive Officer of NationsRent in February 2002.

         (8) These options have an exercise price of $0.45 per share and vest in a four-year period at the rate of 25.0% per year commencing in May 2002. These options become immediately exercisable upon a change of control of NationsRent (as defined in the NationsRent 1998 Stock Option Plan, as amended).

         (9) One-half of these options have an exercise price of $4.625 and vest over a four-year period at a rate of 25.0% per year commencing in March 2001, and one-half of these options have an exercise price of $1.6875 and vest over a four-year period at a rate of 25.0% per year commencing in November 2001. These options become immediately exercisable upon a change of control of the Debtors (as defined in the NationsRent 1998 Stock Option Plan, as amended).

         (10)     Consists of relocation expenses.

         (11) These options have an exercise price of $5.5625 per share and vest over a four-year period at the rate of 25.0% per year commencing in June 2000. These options become immediately exercisable upon a change of control of NationsRent (as defined in the NationsRent 1998 Stock Option Plan, as amended).

         (12)     Mr. Shashoua joined NationsRent in January 2001.

         (13) 200,000 of these options have an exercise price of $1.75 per share and vest over a four-year period at the rate of 25.0% per year commencing in January 2002 and 250,000 of these options have an exercise price of $0.45 Per share and vest over a four-year period at the rate of 25.0% per year commencing in May 2002. The options become immediately exercisable upon a change of control of the Debtors (as defined in the NationsRent 1998 Stock Option Plan, as amended).

         REORGANIZED NATIONSRENT OFFICERS

         The Debtors contemplate that the executive officers of Reorganized NationsRent will consist of the individuals identified on Exhibit IV.C.2. to the Plan. Each such officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and by-laws or similar constituent documents of Reorganized NationsRent and applicable state law. The Debtors will File Exhibit IV.C.2 and the other exhibits to the Plan with the Bankruptcy Court and make them available for review on the Debtors' web site at www.nationsrent.com on or before March 11, 2003. The Debtors also will serve Exhibit IV-C.2 and the other exhibits to the Plan on the parties that have Filed requests for service of documents in the Debtors' chapter 11 cases on or before March 11,2003. With respect to each of the executive officers of Reorganized NationsRent, Exhibit Iv.C.2 will contain relevant biographical and compensation information.

         REORGANIZED NATIONSRENT BOARD OF DIRECTORS

         The initial board of directors of Reorganized NationsRent will consist of the individuals identified on Exhibit IV.C.2 to the Plan. The initial boards of directors and officers of each of the surviving Reorganized Debtors will consist of the individuals separately identified on Exhibit IV.C.2 to the Plan. Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the certificates of incorporation and by-laws or similar constituent documents of Reorganized NationsRent or the applicable Reorganized Debtor and applicable state law. Exhibit IV.C.2 to the Plan identifies the initial term for each director in accordance with the provisions of Reorganized NationsRent's or the Reorganized Debtors' respective certificates of incorporation and by-laws. The Debtors will File Exhibit IV.C.2 and the other exhibits to the Plan with the Bankruptcy Court and make them available for review on the Debtors' web site at www.nationsrent.com on or before March 11, 2003. The Debtors also will serve Exhibit IV.C.2 and the other exhibits to the Plan on the parties that have Filed requests for service of documents in the Debtors' chapter 11 cases on or before March 11,2003. With respect to each of the initial members of the board of directors of Reorganized NationsRent, Exhibit Iv.C.2 will contain relevant biographical and compensation information.

         BOARD COMMITTEES

         The Debtors anticipate that the by-laws of Reorganized NationsRent will provide that the board of directors of Reorganized NationsRent may establish any committees as it may from time to time determine are necessary, including, without limitation, an executive committee, an audit committee and a compensation committee.

         DIRECTOR COMPENSATION

         Commencing on the Effective Date, each non-employee director of Reorganized NationsRent will be paid such compensation as may be determined by the Debtors, which compensation will be disclosed in a Filing made no later than ten days prior to the Confirmation Hearing. In addition, certain directors may be eligible to participate in a management incentive program to be adopted by the Reorganized Debtor. See "Securities to be Issued Pursuant to the Plan -- Securities to be Issued to Management."

EMPLOYEE BENEFIT MATTERS

         Information as to the employment and benefit plans and agreements of NationsRent that are expected to be continued by Reorganized NationsRent (or replaced with benefit plans and agreements with substantially similar terms) from and after the Effective Date, subject to the approval of the board of directors of Reorganized NationsRent, is set forth below. The descriptions of the benefit plans and agreements set forth below are provided for informational purposes only and are qualified in all respects by the actual terms of such programs. Nothing contained herein shall have the effect of modifying the term of any existing benefit plans and agreements discussed below or altering any party's rights or obligations thereunder.

         Health and Dental Insurance. NationsRent offers health care plans to certain employees that includes comprehensive medical coverage and dental coverage, as well as discounts on prescription drugs.

         Life and Accident Insurance. NationsRent provides basic life insurance to certain employees and also offers certain optional life insurance and accidental death and dismemberment policies to its employees.

         Sick Pay, Disability, Holidays and Vacation. NationsRent provides time off for its employees for sick days, holidays and vacation time based on an employee's term of service. NationsRent also provides certain disability coverage for eligible employees and offers an optional long term disability plan.

         401 (k) Savings Plan. Certain NationsRent employees are eligible to participate in a 401 (k) savings plan. NationsRent may, in its discretion, make matching contributions to the 401(k) savings plan for those employees who make 401 (k) plan contributions.

         Severance Programs. NationsRent offers severance packages to its hourly and salaried employees. Severance packages are based upon level of employment and an employee's term of service.

         Union Benefits. NationsRent also offers certain benefits to union employees pursuant to their collective bargaining agreements in lieu of the employee benefits described above. These benefits include health and welfare plans, dental plans, 401 (k) and annuity plans, pension plans, apprenticeship programs, supplemental unemployment accounts, legal funds, a political action committee fund and a defensive organization picket strike fund.

         KEY EMPLOYEE SEVERANCE AND RETENTION PLANS.

         (a) Retention Plan. Under the retention plan, certain key employees are eligible for a retention bonus. The key employees are classified into different bands based upon their level of responsibility and role with NationsRent. The amount of retention bonus is based upon a key employee's band and base salary at the time the bonus is determined. Key employees above a certain band are eligible for a retention bonus only upon emergence (as defined in the plan), subject to approval of allocations of such amounts by NationsRent's permanent president and chief executive officer and Board of Directors. In order to receive payment of a retention bonus, the key employee must be employed in good standing on the due date of the payment or have been discharged without cause (as defined in the plan), died, become disabled or have resigned with good reason (as defined in the plan) within 180 days prior to the due date.

         (b) Severance Plan. Under the severance plan, certain key employees are eligible for a lump sum severance payment and continuance of employment benefits, including continued coverage under NationsRent's directors and officers insurance policies, if applicable, in the event of an employment loss. Employment loss is defined as a termination of the key employee's employment without cause (as defined in the plan) or a termination initiated by the key employee with good reason (as defined in the plan). The lump sum severance payment is equal to the key employee's monthly base salary in effect at the time of the employment loss multiplied by a severance award factor. If a key employee becomes eligible to receive payments and benefits under the severance plan and any other severance plan of NationsRent, the key employee may receive only the greater of the two payments and benefits. In order to receive the payment and benefits under the plan, at the time of the eligible employment loss, the key employee must execute a general release in favor of NationsRent and its affiliates for certain claims arising in connection with such employee's employment or separation from NationsRent.

CERTIFICATE AND BY-LAWS OF REORGANIZED NATIONSRENT

         The certificate of incorporation of Reorganized NationsRent (the "Certificate") and by-laws of Reorganized NationsRent (the "By-Laws") are attached to the Plan as Exhibits IV.C.1.a and IV.C.1.b, respectively. Holders of Claims and Interests are encouraged to review the Certificate and By-Laws for specific, detailed information regarding the management of Reorganized NationsRent.

INDEMNITY ARRANGEMENTS

         EXISTING INDEMNIFICATION OBLIGATIONS

         The Delaware General Corporate Law (the "DGCL") permits a corporation to indemnify current and former directors, officers, employees and agents of the corporation and other persons serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interest of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful. Each indemnification must be authorized by a majority of disinterested directors or by the stockholders. Unless a court determines that a person is fairly and reasonably entitled to indemnification, a person may not be indemnified with respect to any claim resulting in the person being adjudged liable to the corporation.

         The DGCL requires a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merits or otherwise, in the defense of any proceeding or any issue therein. In addition, the DGCL permits the advancement of expenses relating to the defense of any proceeding to directors, officers, other employees and agents, contingent upon the person's commitment to repay advances for expenses against which the person is not ultimately entitled to be indemnified.

         The DGCL provides that the indemnification provisions contained in the DGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of the corporation's by-laws, by any agreement, by any vote of stockholders or disinterested directors or otherwise. In addition, the DGCL provides that a corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation against any expense, liability or loss. This insurance may provide benefits regardless of whether the corporation has the power to indemnify under the DGCL.

         NationsRent's existing by-laws provide for indemnification of its officers, directors, employees and agents to the fullest extent permitted by the DGCL.

         TREATMENT OF EXISTING INDEMNIFICATION OBLIGATIONS UNDER THE PLAN

         Under the Plan and subject to the provisions described below and in
Section V.F.1 of the Plan, the obligations of each Debtor or Reorganized Debtor to indemnify any person who has served or is serving as one of its directors, officers or employees prior to, as of or following the Petition Date by reason of such person's prior or future service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date; provided, however, that the obligations set forth in Section V.F. 1 of the Plan shall not apply to the Retained Actions that are Unresolved Avoidance Actions.

         NEW INDEMNIFICATION ARRANGEMENTS

         It is anticipated that Reorganized NationsRent will enter into indemnification agreements with certain of its directors and officers and certain of the directors and officers of the Reorganized Debtors who are not parties to existing indemnification agreements. It is anticipated that the indemnification agreements will provide for, among other things, (a) the indemnification of the indemnitees for conduct in the capacities described above, (b) the advancement of attorneys' fees and other expenses and (c) the establishment, at the option of Reorganized NationsRent, of trusts or other funding mechanisms to fund Reorganized NationsRent's indemnification obligations thereunder.

                  SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

REORGANIZATION VALUE

         The estimate of consolidated reorganized equity value (including the New Subordinated Notes) is based on recent prices established for Bank Loan Claims in inter-bank trading. During a period of several months leading up to and including the filing of the Plan, more than 50% of the Bank Loan Claims have been consolidated by the Majority Bank Debt Holders at prices averaging approximately 21% of face value.

         Estimates of reorganization equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were to be sold as a going concern, in liquidation or otherwise. The estimates of reorganization equity value represent hypothetical values of the Reorganized Debtors as the continuing owner and operator of the businesses and assets. The estimate was developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. The estimate does not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of consolidated reorganization equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors nor any other person assumes responsibility for their accuracy. Depending on the results of the Debtors' operations or changes in the financial markets, the actual value of consolidated reorganization equity value may differ from that disclosed herein.

         In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities may also be affected by the Debtors' history in chapter 11, conditions affecting the Debtor's competitors or the industry generally in which the Debtors participate, or by other factors not possible to predict. Accordingly, consolidated reorganization equity value does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges set forth herein. It should be noted that no established market presently exists for the New Securities and there can be no assurance that an active market will develop.

NEW COMMON STOCK

         As of the Effective Date, Reorganized NationsRent will be authorized to issue and will issue shares of New Common Stock as set forth in the Plan.

         The holders of the New Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, with the Creditor Trust Trustee exercising the right to vote for the members of the Creditor Trust. Holders of the New Common Stock will be entitled to receive a Pro Rata share of such dividends as may be declared by Reorganized NationsRent out of funds legally available for the payment of dividends. The Debtors do not presently anticipate, however, that dividends will be paid on the New Common Stock in the foreseeable future. See "Risk Factors - Dividend Polices; Restrictions on Payment of Dividends." In the event of a liquidation, dissolution or winding up of Reorganized NationsRent, holders of the New Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any preferred stock of Reorganized NationsRent. Holders of the New Common Stock will have no preemptive, subscription, redemption or conversion rights. All of the outstanding shares of the New Common Stock to be issued pursuant to the Plan wil1 be, upon such issuance, validly issued, fully paid and nonassessable.

NEW PREFERRED STOCK

         As of the Effective Date, Reorganized NationsRent will be authorized to issue and will issue shares of New Preferred Stock as set forth in the Plan.

         Holders of the New Preferred Stock will be entitled to receive a Pro Rata share of such dividends as may be declared by Reorganized NationsRent out of funds legally available for the payment of dividends. The Debtors do not presently anticipate, however, that dividends will be paid on the New Preferred Stock in the foreseeable future. See "Risk Factors - Dividend Polices; Restrictions on Payment of Dividends." In the event of a liquidation, dissolution or winding up of Reorganized NationsRent, holders of the New Preferred Stock will be entitled to a liquidation preference over the holders of New Common Stock. All of the outstanding shares of the New Preferred Stock to be issued pursuant to the Plan will be, upon such issuance, validly issued, fully paid and nonassessable.

SECURITIES TO BE ISSUED TO MANAGEMENT

         Members of management will be entitled to the issuance of shares and/or options to purchase shares, or their equivalents, of New Common Stock pursuant to a management incentive program to be adopted by the Reorganized Debtors following the Effective Date. It is currently anticipated that up to 10% of the New Common Stock may be issued under such management incentive program.

NEW SUBORDINATED NOTES

         Under the Plan, on the Effective Date, holders of Allowed Bank Loan Claims will receive, among other things, their Pro Rata share of the New Subordinated Notes in respect of their Claims under the Prepetition Credit Facility. See "Overview of the Plan - Summary of Classes and Treatment of Claims and Interests." The principal amount of the New Subordinated Notes currently is estimated to be $30.0 million, as of the Effective Date. The Debtors currently expect that the New Subordinated Notes will be secured by security interests on certain of their assets ranking junior to the security interests under the Exit Financing Facility. The interest rates, amortization schedule and other terms of the New Subordinated Notes will be as set forth on Exhibit III.B.1.a to the Plan.

EXIT FINANCING FACILITY

         On the Effective Date, the Debtors will enter into the Exit Financing Facility. The Debtors currently anticipate that the Exit Financing Facility will consist of a $120.0 million revolving credit facility of which only $65.0 million will be drawn as of the Effective Date.

                                  RISK FACTORS

         The securities to be issued pursuant to the Plan are subject to a number of material risks, including those enumerated below. The risk factors enumerated below assume Confirmation and the consummation of the Plan and the transactions contemplated by the Plan and do not include matters that could prevent Confirmation. See "Overview of the Plan - Summary of Classes and Treatment of Claims and Interests," - "Overview of the Plan - Conditions to Confirmation and Effective Date of the Plan" and "Voting and Confirmation of the Plan" for discussions of such matters. Prior to voting on the Plan, each holder of Claims entitled to vote should carefully consider the risk factors enumerated or referred to below, as well as all of the information contained in this Disclosure Statement, including the exhibits hereto.

PROJECTIONS

         The fundamental premise of the Plan is the successful implementation of the Business Plan, as reflected in the Projections. The Projections are inherently uncertain and are dependent upon the successful implementation of the Business Plan and the reliability of the other assumptions contained therein. The Projections reflect numerous assumptions, including Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized NationsRent, industry performance, general business and economic conditions and other matters, most of which are beyond the control of Reorganized NationsRent and some of which may not materialize.

         Unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of Reorganized NationsRent. Therefore, the actual results achieved throughout the Projection Period could vary from the projected results. These variations may be material and adverse. See "Reorganized NationsRent - Projected Financial Information."

COMPETITIVE INDUSTRY CONDITIONS

         Reorganized NationsRent's competitors will include large national companies, equipment manufacturers, regional corporations, smaller independent businesses and equipment vendors and dealers who both sell and rent equipment to customers. Some competitors may have greater financial resources, be more geographically diverse and have greater name recognition than the Reorganized NationsRent. Reorganized NationsRent may encounter increased competition from existing competitors or new market entrants, such as equipment manufacturers, that may be significantly larger and have greater financial and marketing resources.

         The Debtors believe that price is one of the primary competitive factors in the equipment rental industry. From time to time, Reorganized NationsRent or its competitors, some of which may have greater financial resources, may attempt to compete aggressively by lowering rental rates. To the extent that Reorganized NationsRent lowers rental rates to attempt to increase or retain market share, operating margins may be adversely impacted. Conversely, if Reorganized NationsRent does not match competitors' rate reductions, it may lose market share, resulting in decreased revenue and cash flow.

CHANGES IN CONSTRUCTION AND INDUSTRIAL ACTIVITIES

         The Debtors' equipment is primarily used in construction and industrial activities. The growth rate in the rental industry slowed dramatically in 2000 to approximately 3.0%, largely as a result of slowing construction activity in 2000 and the corresponding contraction in the construction equipment industry. Combined with the general weak United States economy, this contraction led to decreased demand or prices for equipment, which has had a material adverse effect on our business, financial condition or results of operations. It is likely that if industry contraction does not improve, or further declines, such a result would have a material adverse effect on the operations of Reorganized NationsRent.

BUSINESS STRATEGY

         A component of the Reorganized Debtors' Business Plan is to expand through the opening of NationsRent facilities at Lowe's locations through a strategic alliance with Lowe's.

         There can be no assurance that the Reorganized Debtors will successfully expand or that any expansion will result in profitability. The failure to identify, evaluate and integrate newly opened locations effectively could adversely affect the Reorganized Debtors' growth prospects. There also is no assurance of success in entering new geographic markets, which may have different competitive conditions, seasonality and demographic characteristics than current markets.

         As the Reorganized Debtors expand through the opening of new locations, an increase in the number of employees, the scope of operating and financial systems and the geographic area of operations is expected. This growth will increase the complexity of operations and the level of responsibility for both existing and new management personnel. The Reorganized Debtors may not be able to attract and retain qualified management and employees, and current operating and financial systems and controls may not be adequate to support our expected growth.

         In addition, the availability of additional capital from vendor financing and the deferral of income taxes may restrict the Reorganized Debtor's ability to replace an aging rental equipment fleet which could have a material adverse effect on the Reorganized Debtors' business, financial condition or results of operations.

FINANCIAL LEVERAGE

         After giving pro forma effect to the Confirmation of the Plan on the Effective Date, the Reorganized Debtors' total debt is expected to be approximately $206.7 million. This leveraged position could have adverse consequences, including:

                  - limiting the Reorganized Debtors' ability to obtain additional financing, if needed, for working capital, capital expenditures, debt service requirements or other purposes;

                  - increasing the Reorganized Debtors' vulnerability to adverse economic and industry conditions;

                  - requiring the Reorganized Debtors to dedicate a substantial portion of their cash flow from operations to payments on debt, thereby reducing funds available for operations, future business operations or other purposes;

                  - limiting the Reorganized Debtors' flexibility planning for, or reacting to, changes in its business and industry; and

                  - placing the Reorganized Debtors at a competitive disadvantage compared to competitors that have less leverage.

EXIT FINANCING

         The Exit Financing Facility covenants may impose operating and financial restrictions on Reorganized NationsRent. These covenants could adversely affect the Reorganized Debtors' ability to finance future operations, potential acquisitions or capita1 needs or to engage in business activities that may be in its interest, including implementing the Business Plan.

EQUIPMENT LEASE OBLIGATIONS

         If the Debtors or Boston Rental Partners are not successful in negotiating settlements, refinancing or replacing equipment, the Debtors' ability to confirm the Plan may be impacted. In the unlikely event that all remaining negotiations are unsuccessful and the Debtors choose to assume and cure all defaults under the operating leases that are the subject of such negotiations, they would be required to make aggregate cure payments of approximately $19.0 million, which payments the Debtors would be required to finance through the Exit Financing Facility. In addition, in the first year following the Effective Date, the Debtors would be required to make approximately $20.0 million more in operating lease payments than the amounts currently assumed for purposes of preparing the projected results of operations set forth herein. In succeeding years, the Debtors would be required to make additional payments in declining amounts, as a result of the expiration over time of various of the subject operating leases.

ADEQUACY OF CAPITAL RESOURCES AND LIMITED ACCESS TO ADDITIONAL FINANCING

         While the Debtors believe that cash flows from operations, together with amounts available under the Exit Financing Facility, will be adequate to meet the anticipated cash requirements of the Reorganized Debtors, ultimately such amounts may not be sufficient to fund operations and fully implement the Reorganized Debtors' Business Plan. In the event that cash flows and available borrowings under the Exit Financing Facility are not sufficient to meet future cash requirements, the Reorganized Debtors may be required to reduce planned capital expenditures or seek additional financing. There is no assurance that reductions in planned capital expenditures would be sufficient to cover shortfalls or that additional financing would be available, or, if available, offered on acceptable terms. The Debtors' access to additional financing may be limited. If cash from operations, borrowings under the Exit Financing Facility and reductions in capital expenditures are not sufficient to meet cash requirements, and additional financing is not available, such a shortfall could have a material adverse effect on operations and the Reorganized Debtors' ability to meet the objectives of the Business Plan.

TREATMENT OF CLAIMS

         A number of Disputed Claims are expected to be material, and the total amount of all Claims, including Disputed Claims, may be materially in excess of the total amount of Allowed Claims assumed in the development of the Plan. The actual ultimate aggregate amount of Allowed Claims in any Class may differ significantly from the estimates set forth in the table under the caption "Overview of the Plan - Summary of Classes and Treatment of Claims and Interests." In addition, the amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly less than the amount of the Disputed Claim asserted by the holder thereof.

POTENTIAL FUTURE LOSSES

         The Debtors experienced net losses of $942.4 million for the year ended December 31, 2001 and $73.7 million for the year ended December 31, 2000. In addition, for the nine months ended September 30, 2002, net losses were approximately $103.7 million. There is no assurance that Reorganized NationsRent will be able to generate net income in the future. Continued losses, and the resulting impact on operating cash flow, could adversely affect its financial condition and its ability to obtain financing in the future.

SAFETY AND ENVIRONMENTAL CLAIMS

         The Debtors are subject to federal, state and local laws and regulations governing occupational health and safety and environmental protection. Under these laws, an owner or operator of real estate may be liable for the costs of removal or remediation of hazardous substances located on such property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous substances. Some of the Debtors' existing and former locations use and have used such substances and currently generate or have generated or disposed of wastes, which are or may be considered hazardous or otherwise are subject to applicable environmental requirements. The Debtors use hazardous materials, such as solvents, to clean and maintain rental fleets. The Debtors also generate and dispose of waste, such as used motor oil, radiator fluid and solvents, and the Debtors may be liable under various federal, state and local laws for environmental contamination at facilities where waste is or has been disposed. In addition, the Debtors dispense petroleum products from underground and above-ground storage tanks located at certain rental locations that they own or operate. The Debtors incur ongoing expenses associated with the removal of older underground storage tanks and other activities in order to comply with environmental laws and also perform remediation at certain of their locations. There is no assurance that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future, or that the Reorganized NationsRent will not indemnify other parties for adverse environmental conditions that are currently known to the Debtors. Such future changes or interpretations, or the indemnification for such adverse environmental conditions, could result in additional environmental compliance or remediation costs not currently anticipated, which could have a material adverse effect on Reorganized NationsRent's business, financial condition or results of operations.

INSURANCE COVERAGE

         The Debtors' business creates exposure to possible claims for personal injury or death resulting from the use of equipment rented or sold and from injuries caused in motor vehicle accidents in which delivery or service personnel are involved. The Debtors carry comprehensive insurance subject to a deductible. There is no assurance that existing or future claims will not exceed the level of the Reorganized Debtors' insurance, or that our insurance will continue to be available on economically reasonable terms, if at all.

RESTRICTIONS ON TRADING AND LACK OF PUBLIC MARKET FOR THE NEW SECURITIES; CERTAIN INVESTMENT LIMITATIONS

         No established trading market exists for the New Securities, and NationsRent does not anticipate listing any of such securities on a public exchange or other market. There can be no assurance that any market for the New Securities will develop, or if any such market does develop, that it will continue to exist or as to the degree of price volatility in any such market that does develop. The potential lack of liquidity of the New Securities may have a negative impact on the value of these securities. Moreover, although the Plan was developed based upon an assumed reorganization equity value of approximately $160.0 million for Reorganized NationsRent, such valuation was not a basis for an estimate of the prices at which the New Securities may trade in the future, and the Debtors have not attempted to make any such estimate in connection with the development of the Plan. In addition, the market price, if any, of the New Securities may be subject to significant fluctuations in response to numerous factors, including variations in Reorganized NationsRent's annual or quarterly financial results or those of its competitors, conditions in the economy in general or in the rental equipment industry in particular or unfavorable publicity. See "Securities to Be Issued Pursuant to the Plan - Reorganization Value." No assurance can be given as to the market prices, if any, for the New Securities that will prevail following the Effective Date.

SECURITY INTERESTS

         Substantially all cash, receivables, inventory and other assets of the Reorganized Debtors will be subject to various liens and security interests. See "Overview of the Plan - Exit Financing Facility." If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell otherwise transfer the collatera1 subject to its security interest, and the collateral accordingly would be unavailable to the Reorganized Debtors and to other creditors of Reorganized Debtors, except to the extent, if any, that such other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness in respect of which such foreclosure rights are exercised.

DIVIDEND POLICIES; RESTRICTIONS ON PAYMENT OF DIVIDENDS

         Reorganized NationsRent does not anticipate paying any dividends on the New Preferred Stock or New Common Stock in the foreseeable future. In addition, covenants in certain debt instruments to which Reorganized NationsRent will be a party will restrict the ability of Reorganized NationsRent to pay dividends and may prohibit the payment of dividends and certain other payments. In particular, it is anticipated that the agreement for the Exit Financing Facility will include a customary covenant prohibiting both Reorganized NationsRent from paying any dividends or making any other distributions to stockholders. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in New Common Stock.

NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

         As a result of the consummation of the Plan and the transactions contemplated thereby, the Reorganized Debtors will operate under a new capital structure. In addition, the Reorganized Debtors will be subject to the fresh start accounting rules. See "Reorganized NationsRent - Restructuring Transactions," "- Business and Properties of the Reorganized Debtors" and" Projected Financial Information." Accordingly, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the historical financial statements of the Debtors contained in this Disclosure Statement.

                     GENERAL INFORMATION CONCERNING THE PLAN

LEGAL EFFECTS OF THE PLAN

         Confirmation of the Plan and the occurrence of the Effective Date will result in the discharge of certain Claims and Interests and the creation of related injunctions with respect thereto. Moreover, upon Confirmation and the occurrence of the Effective Date, the Debtors will retain and may enforce certain claims and causes of actions against other entities. These legal effects of the Plan are set forth in Article X of the Plan and described below.

         DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS; RELATED INJUNCTION

         Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date: (a) discharge the Debtors from all Claims or other debts that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in the Debtors.

         Except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date of a discharge of all such Claims and other debts and liabilities against the Debtors and a termination of all such Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

         Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors or their respective property, other than to enforce any right pursuant to the Plan to a distribution; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors or their respective property, other than as permitted pursuant to (a) above; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         As of the Effective Date, all entities that have held, currently hold or may hold any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan will be permanently enjoined from taking any of the following actions against any released entity or its property on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d)asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and
(e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in the Plan.

         Except as set forth in section III.B.I.a. of the Plan, the classification and manner of satisfying Claims and Interests under the Plan does not take into consideration subordination rights, and nothing in the Plan or Confirmation Order shall affect any subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise.

         PRESERVATION OF RIGHTS OF ACTION HELD BY THE DEBTORS OR THE REORGANIZED DEBTORS

         Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights and causes of action that any Debtor or Estate may hold against any entity. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successors holding such claims, demands, rights or causes of action. Further, the Reorganized Debtors retain their rights to File and pursue any adversary proceedings against any trade creditor or vendor related to debit balances or deposits owed to any Debtor. Notwithstanding the foregoing, the Debtors may transfer all Unresolved Avoidance Actions of the Debtors against parties not released under the Plan to the Creditor Trust, provided that the Creditor Trust must commence such Unresolved Avoidance Actions no later than 180 days after the Effective Date.

         RELEASES AND RELATED INJUNCTION

         As of the Effective Date, in consideration for, among other things, the obligations of the Debtors and the Reorganized Debtors under the Plan and the New Securities, cash and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, (a)each holder of a Claim or Interest that votes in favor of the Plan and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity that has held, holds or may hold a Claim or Interest or at any time was a creditor or stockholder of any of the Debtors and that does not vote on the Plan or votes against the Plan, in each case will be deemed to forever release, waive and discharge all claims (including Derivative Claims), obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the contracts, instruments, releases, agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, the Reorganization Cases or the Plan that such entity has, had or may have against any Debtor, any Reorganized Debtor and each of their respective present or former directors, officers, employees, predecessors, successors, members, attorneys, accountants,

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

underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code);provided, however, that the releases provided for in Section IV.E.3.a of the Plan shall not apply to the Retained Actions;provided further that the releases provided by Section IV.E.3.a. of the Plan shall not be binding or effective against the Securities and Exchange Commission.

         As of the Effective Date, pursuant to Bankruptcy Rule 9019 and in consideration for, among other things, the concessions by the holders of Bank Loan Claims, the members of the Creditors' Committee, the DIP Lenders and the Amended and Restated DIP Credit Agreement Lenders made pursuant to the Plan and otherwise, the Debtors, and the Reorganized Debtors will be deemed to forever release, waive and discharge all claims (including Derivative Claims), obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, the Reorganization Cases or the Plan that such entity has, had or may have against (i) the holders of Bank Loan Claims and each of their respective present or former directors, officers, employees, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity; (ii) the members of the Creditors Committee, the DIP Lenders and the Amended and Restated DIP Credit Agreement Lenders, and each of their respective present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents acting in such capacity; (iii) the DIP Lenders and each of their respective present or former directors, officers, employees, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity; (iv) the Amended and Restated Credit Agreement Lenders and each of their respective present or former directors, officers, employees, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity; and (v) each of the present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents of the Debtors, acting in such capacity;provided, however, that the releases provided for in Section IV.E.3.b of the Plan shall not apply to the Retained Actions;provided further that the releases provided by Section IV.E.3.b of the Plan shall not be binding or effective against the Securities and Exchange Commission.

         As further provided in Section X1.B of the Plan, the Confirmation Order will permanently enjoin the commencement or prosecution by any entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan.

         CONTINUATION OF CERTAIN EMPLOYEE AND RETIREE BENEFITS

         Except as modified or replaced by the agreements, plans and programs described in "Reorganized NationsRent -- Employee Benefit Matters," from and after the Effective Date, Reorganized NationsRent intends, subject to approval by Reorganized NationsRent's board of directors, to continue (or continue as modified or replaced) their existing employee benefit policies, plans and agreements, including the KERP Program, as described in "Reorganized NationsRent -- Employee Benefit Matters -- Existing Benefit Plans and Agreements."

         From and after the Effective Date, the Reorganized Debtors will be obligated to pay retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) and any similar health, disability or death benefits in accordance with the terms of the retiree benefit plans or other agreements governing the payment of such benefits, subject to any rights to amend, modify or terminate such benefits under the terms of the applicable retiree benefits plan, other agreement or applicable nonbankruptcy law. Further, after the Effective Date, the Reorganized Debtors intend to honor the emergence bonuses identified on Exhibit IV.F.3 to the Plan.

         From and after the Effective Date, the Reorganized Debtors, in their sole discretion, may continue to pay valid Claims arising before the Petition Date under the Debtors' workers' compensation programs.

         EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         As more fully described below, the Debtors will:

                  - assume certain Executory Contracts and Unexpired Leases pursuant to Section V.A.1 of the Plan by including such contracts and leases on Exhibit V.A.1 to the Plan;

                  - reject certain Executory Contracts and Unexpired Leases pursuant to the Plan by either including such contracts and leases on Exhibit V.C to the Plan or by excluding them from the schedules attached as Exhibit V.A.1 (assumed or assumed and assigned contracts and leases) or Exhibit V.D (180 day post Effective Date reservation of rights); and

                  - reserve the right for the Reorganized Debtors to file a motion to assume, assume and assign or reject those Executory Contracts and Unexpired Leases listed on
                           Exhibit V.D to the Plan for 180 days after the Effective Date.

         Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Reorganized Debtors will assume or assume and assign, as indicated, each of the other Executory Contracts and Unexpired Leases listed on Exhibit V.A. 1 to the Plan;provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit V.A.l to the Plan to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant to Section V.C of the Plan;
(b) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption or assumption and assignment pursuant to this Section V.A.1 of the Plan; or (c) remove any Executory Contract or Unexpired Lease listed therein and add it to Exhibit V.D to the Plan, thus reserving the right for the applicable Reorganized Debtor or Debtors to assume, assume and assign or reject such Executory Contract or Unexpired Lease for up to I80 days after the Effective Date. The Debtors will provide notice of any amendments to Exhibit V.A.1 to the Plan to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases (including counsel to the Creditors' Committee, to Fleet Bank and to counsel to the Majority Bank Debt Holders). Each contract and lease listed on Exhibit V.A.1 to the Plan will be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.A.l to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any related agreements as described in Section l.A.82 or V.A.2 of the Plan) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.

         Each Real Property Executory Contract and Unexpired Lease listed on
Exhibit V.A.1 to the Plan will include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument or other document is listed on Exhibit V.A.1 to the Plan, unless any such modification, amendment, supplement, restatement or other agreement is rejected pursuant to Section V.C of the Plan and is listed on Exhibit V.C to the Plan.

         As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease (including any related agreements as described in Sections I.A.82 and V.A.2 of the Plan) to be held by any Debtor or another surviving, resulting or acquiring corporation in an applicable Restructuring Transaction, will be deemed assigned to the applicable entity, pursuant to section 365 of the Bankruptcy Code.

         Except as provided in Section V.A.4.b of the Plan, the Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions and assignments described in this Section V.A and Section V.F of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. An order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to the Plan notice of: (a) the contract or lease being assumed or assumed and assigned; (b) the Cure Amount Claim, if any, that the applicabIe Debtor believes it would be obligated to pay in connection with such assumption; and (c) the procedures

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

for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.

         Any Order of the Bankruptcy Court entered with respect to the assumption of an Executory Contract or Unexpired Lease listed on Exhibit V.D to the Plan will specify the procedures for providing to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned notice of:
(a) the contract or lease being assumed or assumed and assigned; (b) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (c)the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.

         To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(l) of the Bankruptcy Code, at the option of the Debtor or Reorganized Debtor assuming such contract or lease or the assignee of such Debtor or Reorganized Debtor, if any: (a) by payment of the Cure Amount Claim in cash on the Effective Date or
(b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (a) the amount of any Cure Amount Claim, (b) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption or assumption and assignment of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a FinaI Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default (a) by treating such amount as either a direct or indirect contribution to capital or distribution (as appropriate) or (b) through an intercompany account balance in lieu of payment in cash.

         To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease listed on Exhibit V.D to the Plan and to be assumed pursuant to an order of the Bankruptcy Court in accordance with Section V.D of the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Reorganized Debtor assuming such contract or lease or the assignee of such Reorganized Debtor, if any: (a) by payment of the Cure Amount Claim in cash within five business days of the entry of such order or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (a) the amount of any Cure Amount Claim; (b) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to assumption or assumption and assignment of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of an order of the Bankruptcy Court resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Reorganized Debtors, the Reorganized Debtor assuming such contract may cure any monetary default (a) by treating such amount as either a direct or indirect contribution to capital or distribution (as appropriate) or (b) through an intercompany account balance in lieu of payment in cash.

         On the Effective Date, except for an Executory Contract or Unexpired Lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court, that is assumed pursuant to Section V.A of the Plan (including any related agreements assumed pursuant to Sections I.A.82 and V.A.2 of the Plan) or that is listed on Exhibit V.D to the Plan in accordance with
Section V.D of the Plan, each Executory Contract and Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The Executory Contracts and Unexpired Leases to be rejected will include the Executory Contracts and Unexpired Leases listed on Exhibit V.C to the Plan. Each contract and lease listed on Exhibit V.C to the Plan will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.C to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including related agreements as described in Section I.A.82 of the Plan) is an Executory Contract or Unexpired

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

Lease or that a Debtor or Reorganized Debtor has any liability thereunder. Any Executory Contract and Unexpired Lease not listed on Exhibit V.A.l to the Plan; not previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court; and not listed on Exhibit V.D to the Plan in accordance with
Section V.D of the Plan will be deemed rejected irrespective of whether such contract is listed on Exhibit V.C to the Plan. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

         Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Reorganized Debtor shall have 180 days following the Effective Date to file a motion or motions seeking to assume, assume and assign or reject, each of the Executory Contracts and Unexpired Leases to which the Debtors were a party as of the Petition Date that are listed on Exhibit V.D to the Plan. The Confirmation Order shall provide (1) for the retention of jurisdiction by the Bankruptcy Court to consider such motion or motions and (2) that the Debtors or Reorganized Debtors shall comply with section 365 of the Bankruptcy Code until such time as the Bankruptcy Court enters an order with respect to such motion or motions.

         Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease gives rise to a Claim (including any Claims arising from those indemnification obligations described in Section V.F.1 of the Plan) by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors, the Reorganized Debtors, their respective successors or their respective properties unless a proof of Claim is Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, on the later to occur of (1) 60 days after the Effective Date or (2) 60 days after the date of entry of an Order rejecting such Executory Contract or Unexpired Lease. All Claims resulting from the rejection of an Executory Contract or Unexpired Lease will be satisfied from the Creditor Trust, to the extent that such Claims constitute Unsecured Claims not entitled to priority treatment pursuant to section 507 of the Bankruptcy Code.

         Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in accordance with the terms and conditions of such contracts and leases in the ordinary course of its business. Accordingly, such contracts and leases and other obligations (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

SUBSTANTIVE CONSOLIDATION

         The Debtors reserve the right to seek the entry of an order of the Bankruptcy Court providing for the substantive consolidation of some or all of the Debtors for the purpose of implementing the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan, subject to the right of any party in interest to object to such relief.

         Substantive consolidation is an equitable remedy in bankruptcy, which results in the pooling of the assets and liabilities of a debtor and one or more other debtors solely for purposes of the bankruptcy case, including for purposes of distributions to creditors and voting on and treatment under a plan of reorganization. There are no definitive rules as to when substantive consolidation will be ordered. Factors relied upon by Bankruptcy Courts in approving a substantive consolidation have included (a) whether the debtors are interrelated entities operating under a common parent for tax and business purposes, (b) whether creditors have dealt with the debtors as a single economic unit, (c) the absence of substantial prejudice to particular creditors arising from a substantive consolidation, (d) whether corporate formalities have been followed, (e) whether assets and records have not been kept separate, (f) whether there are intercompany guarantees of loans and other matters and (g) whether a consolidation will benefit all creditors.

         The holders of Allowed Bank Loan Claims have a security interest in all of the assets of all of the Debtors. The holders of Allowed Bank Loan Claims could, by using the cram-down provisions of the Bankruptcy Code, confirm a plan of reorganization that does not provide any recovery to the holders of General Unsecured Claims against NationsRent and any of the NationsRent Subsidiary Debtors. Regardless of whether the Debtors seek the entry of an order of the Bankruptcy Court providing for the substantive consolidation of some or all of the Debtors for purposes of implementing the Plan, subject to section III.B. of the Plan, any holder of an Allowed General Unsecured Claim against any of the NationsRent Subsidiary Debtors will share in distributions on a Pro Rata basis with the holders of Allowed General Unsecured Claims against all other Debtors.

                          DISTRIBUTIONS UNDER THE PLAN

GENERAL

         Except as otherwise provided in Article VI of the Plan, distributions to be made on the Effective Date to hoiders of Claims that are allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 60 days after the Effective Date; or (b) such later date when the applicable conditions of Section V.B of the Plan (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.D.2 of the Plan (regarding undeliverable distributions) or Section VI.H of the Plan (regarding surrender of canceled instruments and securities) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Sections VI.G and VII.C of the Plan.

METHODS OF DISTRIBUTIONS

         The method of distributing the consideration provided for in the Plan is set forth in Article VI of the Plan and summarized below.

         DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS AND INTERESTS

         Reorganized NationsRent, or such Third Party Disbursing Agents as Reorganized NationsRent may employ in its sole discretion, will make all distributions of cash, New Securities and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. The Creditor Trust will make all distributions to holders of Allowed General Unsecured Claims upon receipt of such distributions from a Disbursing Agent, as more fully described below.

         COMPENSATION AND REIMBURSEMENT FOR SERVICES RELATED TO DISTRIBUTIONS

         Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from Reorganized NationsRent, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with Reorganized NationsRent and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims receiving distributions from a Third Party Disbursing Agent.

         DELIVERY OF DISTRIBUTIONS IN GENERAL

         Except as provided in Sections VI.D.1 .b and VI.D.I.c of the Plan, distributions to holders of Allowed Claims will be made by a Disbursing Agent
(a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; or (c) at the addresses reflected in the applicable Debtor's Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

         CREDITOR TRUST

         The Creditor Trust shaI1 be formed on the Effective Date and shall receive all distributions made by the Disbursing Agent in respect of Class C-4. The Debtors shall assign to the Creditor Trust their rights to: (a) object to all Class C-4 Claims; (b) make all distributions to holders of Allowed Class C-4 Claims; and (c)(i) pursue all

Unresolved Avoidance Actions (against parties not released under the Plan) and the Retained Actions and (ii) receive all Unresolved Avoidance Action recoveries (against parties not released under the Plan) and recoveries on account of the Retained Actions. The Creditors' Committee believes that the establishment of the Creditor Trust is the best vehicle to maximize value for the holders of Allowed General Unsecured Claims. The Creditor Trust shall be administered by the Creditor Trust Trustee and all fees, costs, and expenses incurred by the Creditor Trust shall be paid from the assets of the Creditor Trust. Unless otherwise agreed by the Debtors, the Reorganized Debtors, the Majority Bank Debt Holders and the Steering Committee, upon recovery of any assets by the Creditors Committee or the Creditor Trust, as applicable, in connection with any Retained Action, the Creditors Committee or the Creditor Trust, as applicable, shall pay in cash to the Debtors or the Reorganized Debtors any fees, expenses and other costs of the Creditors Committee or the Creditor Trust with the Retained Actions that were paid by the Debtors' estates as of the Effective Date.

         The Creditor Trust is intended to be treated for federal income tax purposes as a liquidating trust for the benefit of creditors within the meaning of Treasury Regulations section 301.7701-4(d); accordingly, the distribution to the Creditor Trust in respect of Class C-4 shall be treated for all purposes of the Code as a transfer of such distribution to the creditors who are the beneficiaries of the Creditor Trust, and a transfer by the beneficiary-creditors to the Creditor Trust, who will be treated as the grantors and deemed owners of the Creditor Trust. The Creditor Trust Trustee shall be required by the Creditor Trust Agreement to file federal tax returns for the Creditor Trust as a grantor trust pursuant to Treasury Regulations section 1.671-4(a), and any income of the Creditor Trust will be treated as subject to tax on a current basis. The Creditor Trust Agreement will provide for the Creditor Trust Trustee to pay such taxes on behalf of the beneficiary-creditors from Creditor Trust assets. In addition, the Creditor Trust Agreement will require consistent valuation of the property distributed to the Creditor Trust by the Creditor Trust Trustee and the beneficiary-creditors for all federal income tax purposes. The Creditor Trust Agreement will provide that the sole purpose of the Creditor Trust will be to liquidate and distribute (including objecting to General Unsecured Claims and determining the proper recipients and amounts of distributions to be made from the Creditor Trust) the assets transferred to it for the benefit of the beneficiary-creditors as expeditiously as reasonably possible, recognizing that the assets distributed to the Creditor Trust are primarily illiquid and will take some time to monetize, and not to engage in any trade or business, and to terminate upon the completion of such liquidation and distribution; provided, howerer, that the Creditor Trust will not distribute any New Common Stock or New Preferred Stock and will be required to monetize such securities prior to any distribution. The Creditor Trust Agreement will provide that such termination shall occur no later than five years after the Effective Date, unless the Bankruptcy Court shall approve an extension based upon a finding that such an extension is necessary for the Creditor Trust to complete its liquidating purpose. The Creditor Trust Agreement will also limit the investment powers of the Creditor Trust Trustee in accordance with IRS Rev. Proc. 94-45, and will require the Creditor Trust to distribute at least annually to the beneficiary-creditors (as such may have been determined at such time) its net income (net of any taxes paid on behalf of the beneficiary-creditors), except for amounts retained as reasonably necessary to maintain the value of Creditor Trust assets or to meet claims and contingent liabilities (including disputed claims).

         SPECIAL PROVISIONS FOR DISTRIBUTIONS TO HOLDERS OF OLD SENIOR SUBORDINATED NOTE CLAIMS

         For the purposes of distributions or Creditor Trust Participation Certificates to the holders of Allowed Old Senior Subordinated Note Claims, the Indenture Trustee shall be deemed to be the sole holder of such Claims. All distributions of Creditor Trust Participation Certificates on account of Allowed Old Senior Subordinated Note Claims shall be distributed to the Indenture Trustee for further distribution to the holders of such Claims pursuant to the terms and conditions of the Prepetition Indenture, the Plan and the Creditor Trust Agreement.

         On the Effective Date, the obligations under the Old Senior Subordinated Notes and the Prepetition Indenture shall be deemed terminated, canceled and extinguished (all without any further action by any person or the Bankruptcy Court) and shall have no further legal effect other than as evidence of any right to receive distributions under the Plan and the Creditor Trust Agreement; provided, however, that the Old Senior Subordinated Notes shall not be deemed canceled on the books and records of the Indenture Trustee, the applicable securities depositories, clearing systems or broker, bank or custodial participants in the clearing system so as to facilitate distributions to the holders of the Old Senior Subordinated Notes. The authority of the Indenture Trustee under the Prepetition Indenture shall be terminated as of the Effective Date;provided, however, that the Prepetition Indenture shall continue in effect solely for the purposes of (a) allowing the Indenture Trustee to make the distributions of Creditor

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Trust Participation Certificates as provided for in the Plan and the Creditor
Trust Agreement and to perform any and all current and future administrative functions and (b) permitting the Indenture Trustee to maintain its continuing charging lien against any and all distributions payable to the holders of the Old Senior Subordinated Notes to the extent that the Indenture Trustee has not received or does not receive payment for fees, costs and expenses incurred in the performance of any function associated with the Prepetition Indenture or the Plan.

         SPECIAL PROVISIONS FOR DISTRIBUTIONS TO HOLDERS OF ALLOWED UNSECURED CLAIMS

         For the purposes of distributions to the holders of Allowed Unsecured Claims, the Creditor Trust shall be deemed to be the sole holder of such Claims. All distributions on account of Allowed Unsecured Claims shall be distributed to the Creditor Trust for further distribution to the holders of such Claims pursuant to the terms and conditions of the Creditor Trust Agreement and the Plan.

UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

         If any distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder's then-current address, Undeliverable distributions will remain in the possession of the applicable Disbursing Agent pursuant to
Section VI.D.2.a of the Plan until such time as a distribution becomes deliverable. Undeliverable cash will be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash will invest such cash in a manner consistent with the Reorganized Debtors' investment and deposit guidelines.

         On each Quarterly Distribution Date, the applicable Disbursing Agents will make all distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter. Each such distribution will include, to the extent applicable: (i) a Pro Rata share of dividends or other distributions, if any, that were previously paid to the Disbursing Agent in respect of any New Common Stock or New Preferred Stock included in such distribution and (ii) a Pro Rata share of the Cash Investment Yield from the investment of any undeliverable cash (including dividends or other distributions on undeliverable New Common Stock) from the date that such distribution would have first been due had it then been deliverable to the date that such distribution becomes deliverable.

         Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by a Disbursing Agent within two years after the later of (a) the Effective Date and (b) the last date on which a distribution was deliverable to such holder will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. Unclaimed distributions will become property of Reorganized NationsRent, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to Reorganized NationsRent. Nothing contained in the Plan will require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim.

DISTRIBUTION RECORD DATE

         A Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Bank Loan Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders of Allowed Bank Loan Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. As of the close of business on the Distribution Record Date, the respective transfer registers for the Old Senior Subordinated Notes, as maintained by the Debtors or the Indenture Trustee, will be closed. The applicable Disbursing Agent will have no obligation to recognize the transfer or sale of any Old Senior Subordinated Note Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders of Old Senior Subordinated Note Claims who are holders of such Claims as of the close of business on the Distribution Record Date. Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims in Class C-4 that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for

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all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

MEANS OF CASH PAYMENTS

         Except as otherwise specified herein, cash payments made pursuant to the Plan to holders of Claims will be in U.S. currency by checks drawn on a domestic bank selected by Reorganized NationsRent or, at the option of Reorganized NationsRent, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Trade Claims may be made, at the option of Reorganized NationsRent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

         On the Effective Date, each holder of an Allowed Claim will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. Other than with respect to distributions to be made to holders of Allowed Unsecured Claims pursuant to the Creditor Trust, on each Quarterly Distribution Date, distributions also will be made, pursuant to
Section VII.C of the Plan, to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such quarterly distributions also will be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

         DISTRIBUTIONS OF NEW PREFERRED STOCK AND NEW COMMON STOCK

         Notwithstanding any other provision of the Plan, only whole numbers of shares of New Preferred Stock and New Common Stock will be issued. When any distribution on account of an Allowed Claim in Class C-l or Class C-4 would otherwise result in the issuance of a number of shares of New Preferred Stock or New Common Stock that is not a whole number, the actual distribution of shares of such stock will be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 will be rounded to the next higher whole number and (b) fractions less than 1/2 will be rounded to the next lower whole number. The total number of shares of New Preferred Stock and New Common Stock to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in Section VI.G.2 of the Plan. No consideration will be provided in lieu of fractional shares that are rounded down.

         DISTRIBUTIONS OF NEW SUBORDINATED NOTES

         Notwithstanding any other provision of the Plan, the New Subordinated Notes will be issued in ten dollar increments. When any distribution on account of an Allowed Claim in Class C-l or Class C-4 would otherwise result in the issuance of a New Subordinated Note that is not in a ten dollar increment, the actual distribution of such note will be rounded to the next higher or lower ten dollar increment as follows: (a) notes ending in amounts of five dollars or greater will be rounded to the next higher ten dollar increment and (b) notes ending in amounts of less than five dollars will be rounded to the next lower ten dollar increment. The total number of New Subordinated Notes to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in this Section VI.G.3. No consideration will be provided in lieu of New Subordinated Notes that are rounded down.

         DE MINIMIS DISTRIBUTIONS

         No Disbursing Agent will distribute cash to the holder of an Allowed Claim in an impaired Class if the amount of cash to be distributed on account of such Claim is less than $25. Any holder of an Allowed Claim on account of which the amount of cash to be distributed is less than $25 will have its claim for such distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. Any cash not distributed pursuant to this Section VI.G.3 will be the property of Reorganized NationsRent, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to Reorganized NationsRent.

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         COMPLIANCE WITH TAX REQUIREMENTS

         In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, each entity receiving a distribution of cash or New Securities pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations.

SURRENDER OF CANCELED SECURITIES OR OTHER INSTRUMENTS

         As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documentation canceled pursuant to Section IV.H of the Plan, the holder of such Claim must tender, as specified in Section VI.H of the Plan, the applicable notes, instruments, securities or other documentation evidencing such Claim to the applicable Disbursing Agent, together with any letter of transmittal required by such Disbursing Agent. Pending such surrender, any distributions pursuant to the Plan on account of any such Claim will be treated as an undeliverable distribution pursuant to Section VI.D.2 of the Plan.

SETOFFS

         Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or pursuant to any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Reorganized Debtors or, as instructed by the applicable Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim;provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against such a Claim holder.

ALLOCATION OF PAYMENTS

         Amounts paid to holders of Claims in satisfaction thereof shall be allocated first to the principal amounts of such Claims, with any excess being allocated to interest that has accrued on such Claims but remains unpaid.

OBJECTIONS TO CLAIMS OR INTERESTS AND AUTHORITY TO PROSECUTE OBJECTIONS

         All objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Reorganization Cases. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier. An objection is deemed to have been timely Filed as to all Tort Claims, thus making each such Claim a Disputed Claim as of the Claims Objection Bar Date. Each such Tort Claim will remain a Disputed Claim until it becomes an Allowed Claim in accordance with Section LA.3 of the Plan.

         After the Confirmation Date, the Debtors or the Reorganized Debtors, and the Creditor Trust with respect to all Unsecured Claims, will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, only the Creditor Trust may prosecute, settle, compromise or withdraw objections to Unsecured Claims. As of the Effective Date, the right to prosecute, settle, compromise or withdraw

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objections to Unsecured Claims that were filed prior to the Effective Date shall be transferred to the Creditor Trust. The Reorganized Debtors shall provide the Creditor Trust Trustee (including its representatives and agents) with reasonable access to their books, records and employees for the purpose of allowing the Creditor Trust Trustee to investigate and/or prosecute objections to Unsecured Claims and Unresolved Avoidance Actions.

DISPUTED CLAIMS

         Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim.

DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS ONCE ALLOWED

         On each Quarterly Distribution Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class.

DISSOLUTION OF THE CREDITORS' COMMITTEE

         On the Effective Date, the Creditors' Committee will dissolve and the members of the Creditors' Committee will be released and discharged from all duties and obligations arising from or related to the Reorganization Cases. The Professionals retained by the Creditors' Committee and the members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.e.ii.A of the Plan and in connection with any appeal of the Confirmation Order.

                     VOTING ON AND CONFIRMATION OF THE PLAN

GENERAL

         To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including that:

         (a) the Plan has classified Claims and Interests in a permissible manner;

         (b) the Plan complies with the applicable provisions of the Bankruptcy Code;

         (c) the Debtors comply with the applicable provisions of the Bankruptcy Code;

         (d) the Debtors, as proponents of the Plan, have proposed the Plan in good faith and not by any means forbidden by law;

         (e) the disclosure required by section 1125 of the Bankruptcy Code has been made;

         (f) the Plan has been accepted by the requisite votes of creditors and equity interest holders (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code (see "Voting and Confirmation of the Plan -- Confirmation" and "-- Acceptance or Cramdown"));

         (g) the Plan is feasible and Confirmation will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors;

         (h) the Plan is in the "best interests" of all holders of Claims or Interests in an impaired Class by providing to creditors or interest holders on account of such Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or

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                  retain in a chapter 7 liquidation, unless each holder of a
                  Claim or interest in such Class has accepted the Plan;

         (i) all fees and expenses payable under 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date;

         (j) the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to sections 1114(e)(l)(B) or 1114(g) of the Bankruptcy code, for the duration of the period that the applicable Debtor has obligated itself to provide such benefits; and

         (k) the disclosures required under section 1129(a)(5) concerning the identity and affiliations of persons who will serve as officers, directors and voting trustees of the Reorganized Debtors have been made.

VOTING PROCEDURES AND REQUIREMENTS

         Pursuant to the Bankruptcy Code, only classes of claims against or equity interests in a debtor that are "impaired" under the terms of a plan of reorganization are entitled to vote to accept or reject a plan. A class is "impaired" if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity. Classes of Claims and Interests that are not impaired are not entitled to vote on the Plan and are conclusively presumed to have accepted the Plan. In addition, Classes of Claims and Interests that receive no distributions under the Plan are not entitled to vote on the Plan and are deemed to have rejected the Plan unless such Class otherwise indicates acceptance. For voting purposes only, the holders of Allowed Bank Loan Claims will be deemed not to have waived their Deficiency Claims, whether or not the holders of Allowed General Unsecured Claims approve the Plan in accordance with section 1126 of the Bankruptcy Code. Also, for voting purposes only, the amounts of any adequate protection payments for interest payments made to holders of Allowed Bank Loan Claims will be deducted. Finally, unless the relevant adversary proceeding has terminated adversely to the Debtors, for voting purposes only, each equipment lessor whose lease is subject to an adversary proceeding seeking recharacterization will be treated as a holder of an Allowed General Unsecured Claim in the amount of the respective Deficiency Claim to which it would be entitled if the recharacterization were successful, The Debtors have filed a motion (the "3018 Motion") pursuant to Rule 3018 of the Bankruptcy Rules to allow these Claims in an amount as specified in the 3018 Motion for voting purposes only. The classification of Claims and Interests is summarized, together with an indication of whether each Class of Claims or Interests is impaired or unimpaired, in "Overview of the Plan -- Summary of Classes and Treatment of Claims and Interests."

         Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting or other purposes. By order of the Bankruptcy Court, certain vote tabulation rules have been approved that temporarily allow or disallow certain Claims for voting purposes only. These tabulation rules are described in the solicitation materials provided with your Ballot.

         VOTING ON THE PLAN BY EACH HOLDER OF AN IMPAIRED CLAIM ENTITLED TO VOTE ON THE PLAN IS IMPORTANT. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS, IF YOU HOLD MULTIPLE GENERAL UNSECURED CLAIMS OR UNDER CERTAIN OTHER CIRCUMSTANCES, YOU MAY RECEIVE MORE THAN ONE BALLOT. YOU SHOULD COMPLETE, SIGN AND RETURN EACH BALLOT YOU RECEIVE.

         PLEASE CAREFULLY FOLLOW ALL OF THE INSTRUCTIONS CONTAINED ON THE BALLOT PROVIDED TO YOU. ALL BALLOTS MUST BE COMPLETED AND RETURNED IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED.

         TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY 5:00 P.M., EASTERN TIME, ON MARCH 21,2003 AT THE ADDRESS SET FORTH ON THE PREADDRESSED ENVELOPE

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PROVIDED TO YOU. IT IS OF THE UTMOST IMPORTANCE TO THE DEBTORS THAT YOU VOTE
PROMPTLY TO ACCEPT THE PLAN.

         VOTES CANNOT BE TRANSMITTED ORALLY OR BY FACSIMILE. ACCORDINGLY, YOU ARE URGED TO RETURN YOUR SIGNED AND COMPLETED BALLOT, BY HAND DELIVERY, OVERNIGHT SERVICE OR REGULAR U.S. MAIL, PROMPTLY.

         IF ANY OF THE CLASSES OF HOLDERS OF IMPAIRED CLAIMS VOTE TO REJECT THE PLAN, (A) THE DEBTORS MAY SEEK TO SATISFY THE REQUIREMENTS FOR CONFIRMATION OF THE PLAN UNDER THE CRAMDOWN PROVISIONS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AND, IF REQUIRED, MAY AMEND THE PLAN TO CONFORM TO THE STANDARDS OF SUCH SECTION OR (B) THE PLAN MAY BE MODIFIED OR WITHDRAWN WITH RESPECT TO A PARTICULAR DEBTOR, WITHOUT AFFECTING THE PLAN AS TO OTHER DEBTORS, OR IN ITS ENTIRETY. See "Voting and Confirmation of the Plan -- Acceptance or Cramdown" and " -- Alternatives to Confirmation and Consummation of the Plan."

         IF YOU ARE ENTITLED TO VOTE AND YOU DID NOT RECEIVE A BALLOT, RECEIVED A DAMAGED BALLOT OR LOST YOUR BALLOT, PLEASE CALL THE DEBTORS' VOTING AGENT, LOGAN & COMPANY, INC., AT (973) 509-3190.

CONFIRMATION HEARING

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Debtors have fulfilled the Confirmation requirements of section 1129 of the Bankruptcy Code. The Confirmation Hearing has been scheduled for April 3,2003 at 1:30 p.m. before the Honorable Peter J. Walsh, United States Bankruptcy Judge for the United States Bankruptcy Court, District of Delaware, in the Judge's usual courtroom at the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, 6th Floor, Wilmington, Delaware 19801, The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or Interest held by the objector. Any such objections must be Filed and served upon the persons designated in the notice of the Confirmation Hearing and in the manner and by the deadline described therein.

CONFIRMATION

         At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for Confirmation are that the Plan: (a) is accepted by the requisite holders of Claims and Interests in impaired Classes of such Debtor or, if not so accepted, is "fair and equitable" and "does not discriminate unfairly" as to the nonaccepting Class; (b) is in the "best interests" of each holder of a Claim or Interest in each impaired Class under the Plan for such Debtor; (c)is feasible; and (d) complies with the applicable provisions of the Bankruptcy Code.

ACCEPTANCE OR CRAMDOWN

         A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and a majority in number of claims of that class vote to accept the plan. Only those holders of claims who actually vote (and are entitled to vote) to accept or to reject a plan count in this tabulation. In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the Bankruptcy Court to be in the best interests of each holder of a claim or interest in an impaired class. See "Voting and Confirmation of the Plan -- Best Interests Test; Liquidation Analysis." The Bankruptcy Code contains provisions for confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. These so-called "cramdown" provisions are set forth in section 1129(b) of the Bankruptcy Code. As indicated above, the Plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of section 1129 of the Bankruptcy Code, it (a)is "fair and equitable" and (b) "does not discriminate unfairly" with respect to each Class

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of Claims or Interests that is impaired under, and has not accepted, the Plan.
The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting Class of Unsecured Claims or a Class of Interests with respect to a debtor receives full compensation for its Allowed Claims or Allowed Interests, no holder of Allowed Claims or Interests with respect to such debtor in any junior Class may receive or retain any property on account of such Claims or Interests. With respect to a dissenting Class of Secured Claims, the "fair and equitable" standard requires, among other things, that holders either (a) retain their liens and receive deferred cash payments with a value as of the Effective Date equal to the value of their interest in property of the applicable Estate or (b) receive the indubitable equivalent of their Secured Claims. The "fair and equitable" standard has also been interpreted to prohibit any Class senior to a dissenting Class from receiving under a plan more than 100% of its Allowed Claims or Allowed Interests.

         The Debtors believe that, if necessary, the Plan may be crammed down over the dissent of certain Classes of Claims, in view of the treatment proposed for such Classes. For example, the Debtors believe that the holders of Class C-l Claims will be receiving the "indubitable equivalent" of their Secured Claims by receiving substantially all of the equity of Reorganized NationsRent. If necessary and appropriate, the Debtors intend to modify the Plan to permit cramdown of dissenting Classes of Claims.

         The requirement that the Plan not "discriminate unfairly" means, among other things, that a dissenting Class must be treated substantially equally with respect to other Classes of equal rank. The Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan.

         Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect: (a)the confirmability of the Plan as it applies to any other Debtor or
(b) the Debtors' ability to modify the Plan, as it applies to any particular Debtor, to satisfy the provisions of section 1129(b) of the Bankruptcy Code.

BEST INTERESTS TEST; LIQUIDATION ANALYSIS

         Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in any such impaired Class who has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the "best interests" test requires that the Bankruptcy Court find that the Plan provides to each member of such impaired Class a recovery on account of the member's Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the applicable Debtor or Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

         To estimate what members of each impaired Class of Claims or Interests would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if each of the Reorganization Cases were converted to a chapter 7 case under the Bankruptcy Code and each of the respective Debtor's assets were liquidated by a chapter 7 trustee (the "Liquidation The Value"). Liquidation Value of a Debtor would consist of the net proceeds from the disposition of the assets of the Debtor, augmented by any cash held by the Debtor.

         The Liquidation Value available to holders of Unsecured Claims and Interests would be reduced by, among other things, (a) the Claims of secured creditors to the extent of the value of their collateral, (b) the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtor's chapter 7 case, (c)unpaid Administrative Claims of the Reorganization Cases and (d) Priority Claims and Priority Tax Claims. The Debtors' costs of liquidation in chapter 7 cases would include the compensation of trustees, as well as of counsel and of other professionals retained by such trustees, asset disposition expenses, applicable Taxes, litigation costs, Claims arising from the operation of the Debtors during the pendency of the chapter 7 cases and all unpaid Administrative Claims incurred by the Debtors during the Reorganization Cases that are allowed in the chapter 7 cases. The liquidation itself would trigger certain Priority Claims, such as Claims for severance pay, and would likely accelerate the payment of other Priority Claims and Priority Tax Claims that would otherwise be payable in the ordinary course of business. These Priority Claims and Priority Tax Claims would be paid in full out of the net liquidation proceeds, after payment of Secured Claims, before the balance would be made available to pay Unsecured Claims or to make

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any distribution in respect of Interests. The Debtors believe that the liquidation also would generate a significant increase in Unsecured Claims, such as Rejection Damage Claims, and Tax and other governmental Claims.

         The information contained in Exhibit II hereto provides a summary of the Liquidation Values of the Debtors' interests in property, on a consolidated basis, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the Debtors' properties and interests in property on a collective basis. As more fully described in Exhibit II, the liquidation analysis is based on a number of estimates and assumptions that are subject to significant uncertainties, including estimates and assumptions relating to the proceeds of sales of assets, the timing of such sales, the impact of pending liquidations on continuing operations and values and certain tax matters. While the Debtors believe that these estimates and assumptions are reasonable for the purpose of preparing hypothetical chapter 7 liquidation analyses, no assurance exists that such estimates and assumptions would be valid if the Debtors were, in fact, to be liquidated. Moreover, as noted above, the Debtors believe that chapter 7 liquidations could result in substantial litigation that could delay the liquidation beyond the periods assumed in
Exhibit II. This delay could materially reduce the amount determined on a present value basis available for distribution to creditors. Moreover, the Debtors believe that such litigation and attendant delay could adversely affect the values realizable in the sale of the Debtors' assets to an extent that cannot be estimated at this time.

         Based on the liquidation analyses set forth in Exhibit II, the Debtors believe that holders of Claims will receive greater value as of the Effective Date under the Plan than such holders would receive under a chapter 7 liquidation.

         In actual liquidations of the Debtors, distributions to holders of Claims would be made substantially later than the Effective Date assumed in connection with the Plan. This delay would materially reduce the amount determined on a present value basis available for distribution to creditors, including holders of Unsecured Claims. The hypothetical chapter 7 liquidations of the Debtors are assumed to commence on December 31, 2002 and to be completed within six months thereafter. The Liquidation Analysis, which is presented on a consolidated basis for the Debtors resulting in the elimination of certain intercompany claims, assumes that distributions are made by the chapter 7 trustee beginning six months following commencement of the liquidation and completed within 12 months thereafter. As a result, the Debtors believe the value of the liquidation distributions on a present value basis determined as of the projected Effective Date would be less than the value distributable under the Plan.

         In summary, the Debtors believe that chapter 7 liquidations of the Debtors would result in substantial diminution in the value to be realized by holders of Claims, as compared to the proposed distributions under the Plan, because of, among other factors: (a) the failure to realize the maximum going concern value of the Debtors' assets; (b) the substantial negative impact of conversion to a chapter 7 case and subsequent liquidation on the employees and customers of the Debtors; (c)additional costs and expenses involved in the appointment of trustees, attorneys, accountants and other professionals to assist such trustees in the chapter 7 cases; (d) additional expenses and Claims, some of which would be entitled to priority in payment, which would arise by reason of the liquidation and from the rejection of Unexpired Real Estate Leases and other Executory Contracts and Unexpired Leases in connection with a cessation of the Debtors' operations; and (e) the substantial time that would elapse before entities would receive any distribution in respect of their Claims. Consequently, the Debtors believe that the Plan will provide a substantially greater ultimate return to holders of Claims than would chapter 7 liquidations.

FEASIBILITY

         Section 1129(a)( 11) of the Bankruptcy Code requires that Confirmation is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan). For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared the Projections. Based upon the Projections, the Debtors believe that their reorganization under the Plan will meet the feasibility requirements of the Bankruptcy Code.

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COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE

         Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. The Debtors have considered each of these issues in the development of the Plan and believe that the Plan complies with all provisions of the Bankruptcy Code.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The Debtors have evaluated numerous alternatives to the Plan, including alternative structures and terms of the Plan, the liquidation of the Debtors and delaying the adoption of any plan of reorganization and the pursuit of various litigation strategies. While the Debtors have concluded that the Plan is the best alternative and will maximize recoveries by holders of Claims, if the Plan is not confirmed, the Debtors, individually or collectively, or (subject to the Debtors' exclusive periods under the Bankruptcy Code to File and solicit acceptances of a plan or plans of reorganization) any other party in interest in the Reorganization Cases could attempt to formulate and propose a different plan or plans of reorganization. Further, if no plan of reorganization can be confirmed, the Reorganization Cases may be converted to chapter 7 cases. In a liquidation case under chapter 7 of the Bankruptcy Code, a trustee or trustees would be elected or appointed to liquidate the assets of each Debtor. The proceeds of the liquidation would be distributed to the respective creditors of the Debtors in accordance with the priorities established by the Bankruptcy Code. For further discussion of the potential impact on the Debtors of the conversion of the Reorganization Cases to chapter 7 liquidations, see "Voting and Confirmation of the Plan - Best Interests Test; Liquidation Analysis." The Debtors believe that Confirmation and consummation of the Plan is preferable to the alternatives described above.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN

GENERAL

         A DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS PROVIDED BELOW. THIS DESCRIPTION DOES NOT ADDRESS FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS WHICH ARE TO BE PAID IN FULL IN CASH, REINSTATED OR OTHERWISE UNIMPAIRED, OR EXTINGUISHED WITHOUT ANY DISTRIBUTION IN EXCHANGE THEREFOR. THIS DESCRIPTION IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED ("TAX CODE"), TREASURY REGULATIONS ISSUED THEREUNDER ("TREASURY REGULATIONS"), JUDICIAL DECISIONS AND INTERNAL REVENUE SERVICE ("IRS") AND ADMINISTRATIVE DETERMINATIONS IN EFFECT AS OF THE DATE OF THIS DISCLOSURE STATEMENT. CHANGES IN ANY OF THESE AUTHORITIES, OR INTERPRETATIONS THEREOF, WHICH MAY HAVE RETROACTIVE EFFECT, MAY CAUSE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO DIFFER MATERIALLY FROM THE CONSEQUENCES DESCRIBED BELOW. THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED HEREIN ARE COMPLEX AND ARE SUBJECT TO UNCERTAINTY. NO RULINGS HAVE BEEN REQUESTED FROM THE IRS AND NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL CONCERNING ANY TAX CONSEQUENCE OF THE PLAN, AND NO TAX OPINION IS GIVEN BY THIS DISCLOSURE STATEMENT. NO ASSURANCE CAN BE GIVEN THAT THE IRS OR COURTS WILL AGREE WITH THE DISCUSSION HEREIN.

         THIS DESCRIPTION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR HOLDERS OF CLAIMS. FOR EXAMPLE, THE DESCRIPTION PROVIDED BELOW DOES NOT ADDRESS ISSUES OF SPECIAL CONCERN TO CERTAIN TYPES OF TAXPAYERS, SUCH AS DEALERS IN SECURITIES, INSURANCE COMPANIES, BANKS, MUTUAL FUNDS, FINANCIAL INSTITUTIONS, SMALL BUSINESS INVESTMENT COMPANIES, REGULATED INVESTMENT COMPANIES, TAX EXEMPT ORGANIZATIONS, FOREIGN TAXPAYERS, INVESTORS IN PASS-THROUGH ENTITIES, AND HOLDERS WHO RECEIVED CLAIMS OR INTERESTS AS COMPENSATION FOR SERVICES, NOR DOES IT ADDRESS TAX CONSEQUENCES TO HOLDERS OF INTERESTS. MOREOVER, THE DESCRIPTION IS LIMITED TO FEDERAL INCOME TAX CONSEQUENCES AND DOES NOT DISCUSS FOREIGN, STATE OR LOCAL LAW OR THE POSSIBLE FOREIGN, STATE OR LOCAL TAX CONSEQUENCES THAT MIGHT APPLY TO THE DEBTORS OR TO HOLDERS OF CLAIMS UNDER FOREIGN, STATE OR LOCAL TAX LAWS.

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         FOR THESE REASONS, THE DESCRIPTION THAT FOLLOWS IS NOT A SUBSTITUTE FOR
CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. NO REPRESENTATIONS ARE MADE REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE PLAN TO ANY HOLDER OF A CLAIM
OR INTEREST. HOLDERS OF CLAIMS OR INTERESTS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

         RESTRUCTURING TRANSACTIONS

         The Restructuring Transactions that are contemplated to occur on or before the Effective Date are described more fully on Exhibit IV.B.1 to the Plan; however, the Debtors reserve the right to undertake transactions in lieu of or in addition to such Restructuring Transactions, as the Debtors may deem necessary or appropriate under the circumstances. The contemplated Restructuring Transactions, as described in Exhibit IV.B.1 to the Plan, include a taxable transaction in which NationsRent will transfer all or substantially all of its assets (including, directly or indirectly, the stock of its Debtor Subsidiaries) to New NationsRent (hereinafter referred to as the "Asset Transfer"). The expected tax consequences of the Restructuring Transactions as described on
Exhibit IV.B.1 to the Plan are described below, subject to the rules with respect to alternative minimum tax also described below.

         GAIN OR LOSS ON ASSET TRANSFER

         The Asset Transfer is intended and expected by the Debtors to be treated as a taxable transaction. Accordingly, NationsRent will recognize gain (or loss) equal to the difference between the fair market value of the assets (encumbered by the transferred liabilities) and its adjusted tax basis in the such assets. To the extent that elections under section 338(h)(l0) of the Tax Code ("Section 338(h)(lO) Elections") are made with respect to NationsRent's direct and indirect subsidiaries, the assets and liabilities of such subsidiaries will constitute, in part, the assets and liabilities deemed transferred, with respect to which gain (or loss) will be recognized. See "Federal Income Tax Consequences to New NationsRent and its Affiliates - Asset Basis," below.

         The Debtors believe that, although gain will be recognized as a result of this transaction, any such gain will generally be offset for federal income tax purposes by available net operating loss ("w")carryforwards.

         Although the Asset Transfer is intended to be a taxable transaction with the consequences described herein, there can be no assurance that the transactions would be so treated by the IRS. If the Asset Transfer were to be treated as part of a tax-free reorganization (or other exchange) under the Tax Code, NationsRent generally would not recognize gain or loss with respect to the Asset Transfer, and New NationsRent would succeed to certain tax attributes of NationsRent, including NationsRent's tax basis in the transferred assets.

         CANCELLATION OF DEBT

         Generally, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) gives rise to cancellation of indebtedness ("COD") income, which must be included in the debtor's income. However, COD income is not recognized by a taxpayer that is a debtor in a chapter 11 case if the discharge is granted by the Bankruptcy Court or pursuant to a plan of reorganization approved by the Bankruptcy Court. The Plan, if approved, would enable the Debtors to qualify for this bankruptcy exclusion rule with respect to any COD income triggered by the Plan.

         If debt is discharged in a chapter 11 case, however, certain tax attributes otherwise available and of value to the debtor are reduced, in most cases by the principal amount of the indebtedness forgiven. Tax attributes subject to reduction include: (a)NOLs and NOL carryforwards; (b) most credit carryforwards, including the general business credit and the minimum tax credit;
(c)capital losses and capital loss carryforwards; (d) the tax basis of the debtor's depreciable and nondepreciable assets, but not in an amount greater than the excess of the aggregate tax bases of the

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property held by the debtor immediately after the discharge over the aggregate of the debtor's liabilities immediately after the discharge; and (e) foreign tax credit carryforwards. Attribute reduction is calculated only after the tax for the year of discharge has been determined. Accordingly, the availability of the Debtors' current year NOLs and NOL carryforwards to offset any gain that would be incurred for federal income tax purposes upon the Effective Date in connection with the Asset Transfer should not be affected by any COD incurred pursuant to the Plan. The Debtors expect that most, if not all, of the Debtors' current year losses (if any) and NOL carryforwards will be utilized or eliminated in connection with the Restructuring Transactions. In addition, if the Asset Transfer were determined to be nontaxable, there would be material reductions to the consolidated NOL carryforwards and current year NOLs (if any) of the Debtors as a result of the COD.

         A debtor may elect to avoid the prescribed order of COD attribute reduction and instead reduce the basis of depreciable property first. This election extends to the stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property. If the Debtors make this election, the limitation prohibiting the reduction of asset basis below the amount of its remaining undischarged liability does not apply. In the case of affiliated corporations filing a consolidated return (such as the Debtors), the attribute reduction rules generally should apply separately to the particular corporation whose debt is being discharged, not to the entire consolidated group without regard to the identity of the particular debtor. The IRS recently has taken the position, however, that consolidated NOLs must be reduced irrespective of the source of those losses. The current IRS position as to the impact of the attribute reduction rules on other tax attributes of consolidated group members is unclear.

         SECTION 382 LIMITATION

         Section 382 of the Tax Code and Treasury Regulations sections l-1502-90 through 99 provide that a corporation, loss group or loss subgroup undergoes an ownership change (an "Ownership Change") when more than 50.0% of its ownership changes hands. As a result of transactions during the three years ending December 31, 2001, the Debtors may have undergone an Ownership Change in 2001. If an Ownership Change in fact occurred in 2001, any NOLs generated in prior periods would be subject to limitation (the "Section 382 Limitation") on future use. However, the Debtors do not believe that such a limitation would materially increase any federal income tax liabilities of the Debtors or New NationsRent and its affiliates.

         In connection with the Restructuring Transactions, an Ownership Change should occur with respect to any Debtor Subsidiary for which a Section 338(h)(lO) Election is not validly made. Moreover, if the Asset Transfer were to be treated as part of a tax-free reorganization, the issuance of the New Common Stock pursuant to the Plan would constitute an Ownership Change of New NationsRent and/or New Holdco, as the successor to NationsRent's tax attributes. In the case of any such Ownership Changes, any attributes that remain after application of any reductions described above may be subject to a Section 382 limitation, which will generally limit the use of such attributes to offset future taxable income on an annual basis to a percentage of their value at the time of the Ownership Change unless a lower Section 382 Limitation would apply due to a previous Ownership Change.

FEDERAL INCOME TAX CONSEQUENCES TO NEW NATIONSRENT AND ITS AFFILIATES

         ASSET BASIS

         The Asset Transfer will result in New NationsRent obtaining a fair market value basis in the transferred assets. However, if the Asset Transfer were to be treated as part of a tax-free reorganization (or other exchange), New NationsRent would assume NationsRent's basis in the transferred assets.

         The Debtors and New NationsRent and its affiliates intend to make
Section 338(h)(lOf Elections with respect to the acquisition of the Debtor Subsidiaries to the extent advantageous. A Section 338(H)(10) Election would result in any applicable Debtor Subsidiary generally being treated for federal income tax purposes (a) as having sold its assets as of the Effective Date to a third party and liquidated into NationsRent, and (b) thereafter, as a new corporation which purchased the same assets as of the beginning of the following day. The general effect of such deemed sale, liquidation and purchase would be a fair market value tax basis in the assets of the Debtor Subsidiaries at the cost of current recognition of gain or loss on the deemed sale of such assets and the elimination of any NOL carryforwards that might otherwise remain available to New NationsRent and its affiliates. The Debtors currently anticipate that the value of the tax benefits that would result over time from a fair market value tax basis in

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the assets, through amortization and depreciation deductions, would more than offset the current tax liability and the lost tax benefit of any remaining NOL carryforwards.

         To be eligible to make a Section 338(h)(l0) Election, the stock of the applicable Debtor Subsidiary must be acquired as part of a "qualified stock purchase." In general, a "qualified stock purchase" is a purchase of at least 80% of the total voting power and at least 80% of the total value of the stock of a corporation from unrelated parties in a fully taxable transaction or a series of fully taxable transactions over not more than 12 months. The Debtors believe that New NationsRent's acquisition of the stock of the Debtor Subsidiaries should constitute a qualified stock purchase and thus permit
Section 338(h)(10) Elections to be made. There is no assurance, however, that the IRS would not take a contrary position. If the Restructuring Transactions were to be treated as a tax-free reorganization, New NationsRent and its subsidiaries would be in substantially the same position as they would have been in had the Restructuring Transactions not been implemented; however, the Debtors do not believe that the Restructuring Transactions qualify for treatment as a reorganization (or other tax-free exchange) under the Tax Code.

         The applicable entity (or entities) that owns stock in such subsidiary after the Effective Date would obtain a fair market value basis in such stock.

         ORIGINAL ISSUE DISCOUNT

         It is possible that the New Subordinated Notes will be treated as having been issued with original issue discount ("OID"). For example, if any such New Subordinated Notes are part of an issue of (or are issued for) debt instruments that are traded on an established securities exchange, and if the fair market value of the property exchanged therefor is, for purposes of section 1273(a)(3) of the Tax Code more than a de minimis amount less than the principal amount of such New Subordinated Notes, such New Subordinated Notes may be treated as having been issued at their fair market values (or the fair market value of the property exchanged therefor) (that is, with OID). Otherwise, they will be deemed to have been issued at their principal amounts. Pursuant to Treasury Regulations, an "established securities market" includes a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers, or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions.

         If the New Subordinated Notes are issued with OID, such OID may be deductible by New NationsRent or New Holdco, as the case may be, as interest over the term of the New Subordinated Notes, based on the constant-interest method. As a result, New NationsRent or New Holdco, as the case may be, may be permitted to deduct amounts from gross income in advance of any payment of cash in respect OF such interest.

         OTHER FEDERAL INCOME TAX CONSEQUENCES

         Other federal income tax consequences to the Debtors, New NationsRent, New Holdco or other newly formed entities may result depending on the restructuring transactions that occur with respect to the Debtors.

ALTERNATIVE MINIMUM TAX

         In general, a federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might otherwise be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

         In addition, if a corporation (or a consolidated group) undergoes a
Section 382 Ownership Change and is in a net unrealized built-in loss position on the date of the Ownership Change, the corporation's (or group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

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         Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS

         The federal income tax consequences of the Plan to a holder of a Claim may depend, in part, on: (a) the identity of the Debtor; (b) what type of consideration was received in exchange for the Claim; (c) whether the holder is a resident of the United States for tax purposes; (d) whether the holder reports income on the accrual or cash basis; (e) whether the holder has taken a bad debt deduction or worthless security deduction with respect to the Claim; and (f) whether the holder receives distributions under the Plan in more than one taxable year. In some cases, the modification of a Claim may represent for tax purposes an exchange of the Claim for a modified Claim, even though no actual transfer takes place. In addition, although the Debtors intend and expect that the Asset Transfer will be a taxable transaction, if it were to be determined that the Restructuring Transactions involved A tax-free reorganization (or other exchange), the federal income tax consequences of the Plan to a holder of a Claim would also depend, in part, on whether the Claim constitutes a "tax security" for federal income tax purposes.

         DEFINITION OF SECURITIES

         There is no precise definition of what constitutes a "security" under federal income tax law, and all facts and circumstances pertaining to the origin and character of a claim are relevant in determining its status. Nevertheless, courts generally have held that corporate debt obligations evidenced by written instruments with original maturities of ten years or more will be considered tax securities for this purpose. Based on their original maturities, it is likely that the Old Senior Subordinated Notes (originally issued in December 1998 with an original maturity of December 2008) will be considered tax securities for this purpose. It is possible, although not clear, that the Term Loan portion of the Prepetition Credit Facility and certain other unsecured notes may be tax securities for this purpose. By contrast, it is likely that the indebtedness under the Revolving Credit portion of the Prepetition Credit Facility as well as Unsecured Claims IN respect of other liabilities will not be considered tax securities for this purpose. The New Subordinated Notes may be tax securities for this purpose.

         HOLDERS OF NATIONSRENT SECURITIES

         Under the terms of the Plan, holders of Allowed Claims constituting tax securities may receive some combination of (a) cash or other property, (b) New Common Stock, (c) New Subordinated Notes and/or (d) New Preferred Stock in satisfaction of their Claims under the Plan.

         In general, holders of Claims against NationsRent constituting tax securities ("NationsRent Securities") will recognize gain or loss equal to the amount realized under the Plan in respect of their Claims less their respective tax bases in those Claims. The amount realized for this purpose generally will equal the sum of the cash and the fair market value of any other consideration received under the Plan. Any gain or loss recognized in the exchange will be capital or ordinary depending on the status of the Claim in the holder's hands. The holder's aggregate tax basis for any consideration received under the Plan generally will equal the amount realized. The holding period for any consideration received under the Plan generally will begin on the day following the receipt of that consideration.

         If the Asset Transfer or other restructuring transactions were to be treated as a tax-free reorganization (or other exchange), however, holders of NationsRent Securities generally would not recognize gain on the receipt of stock or other securities (except amounts allocable to interest on their NationsRent Securities, which would be treated as interest income). Holders of NationsRent Securities would, however, recognize gain (but not loss) if they received cash, an obligation not constituting a tax security, or any other items of property ("Boot"), in addition to stock or securities, in satisfaction of those claims. In that event, any gain on the exchange, measured generally by the excess of the amount realized by the holder over the holder's tax basis in the NationsRent Security, would be recognized by the holder, but in an amount not exceeding the sum of the cash and the fair market value of the non- cash Boot received. The amount realized for this purpose would generally equal the sum of the cash and the fair market value of any other consideration received under the Plan in respect of a holder's NationsRent Security, including any tax securities. The amount realized with respect to receipt of the New Subordinated Notes, however, would likely equal the amount for which the New Subordinated Notes were treated as having been issued, as determined for tax purposes. Any gain so recognized would generally be capital gain provided that the NationsRent

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Security was held as a capital asset by the holder at the time of exchange.
Holders of NationsRent Securities who received stock or tax securities under the Plan in either partial or full satisfaction of their Claims generally would not be permitted to recognize any loss on the exchange, but holders of NationsRent Securities who received no stock or securities would recognize gain or loss on the exchange in the same manner as if the Restructuring Transactions were fully taxable transactions (as discussed above).

         Moreover, if the Restructuring Transactions were to be treated as a tax-free reorganization (or other exchange), a holder's aggregate tax basis in the stock or tax securities received under the Plan in respect of a NationsRent Security, aside from amounts allocable to interest, generally would equal the holder's basis in the NationsRent Security, decreased by the amount of any cash and the fair market value of any other consideration not constituting stock or tax securities received by the holder and increased by the amount of any gain recognized by the holder in connection with the exchange. The holding period for any stock or tax securities received in the exchange in respect of a NationsRent Security, aside from amounts allocable to interest, generally would include the holding period of the NationsRent Security surrendered, whereas the holding period for any Boot received would begin on the day after the date of receipt. If the aggregate tax basis allocated to any debt obligation received exceeds the fair market value of the debt obligation, the holder of the Claim would perhaps be able to amortize the excess as a premium expense over the term of the debt obligation. The rules and regulations governing this amortization are complex; holders are therefore urged to consult their tax advisors. A holder's tax basis in stock or tax securities allocable to interest would equal the fair market value of the stock or tax securities, and the holding period would begin on the day after the day of receipt.

         HOLDERS OF CLAIMS OTHER THAN NATIONSRENT SECURITIES

         In general, holders of Claims not constituting NationsRent Securities generally will recognize gain or loss equal to the amount realized under the Plan in respect of their Claims less their respective tax bases in those Claims. The amount realized for this purpose generally will equal the sum of the cash and the fair market value of any other consideration received under the Plan. Any gain or loss recognized in the exchange will be capital or ordinary depending on the status of the Claim in the holder's hands. The holder's aggregate tax basis for any consideration received under the Plan generally will equal the amount realized. The holding period for any consideration received under the Plan generally will begin on the day following the receipt of that consideration.

         HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS

         As described in "Distributions Under the Plan - Methods of Distribution
- Creditor Trust" above, the Creditor Trust which will initially receive the distributions for Allowed General Unsecured Claims will be treated for tax purposes as a grantor trust owned by the beneficiary-creditors, who will be deemed to have received the distribution and contributed the distributed property to the Creditor Trust on the Effective Date. As the owners of Creditor Trust property, the beneficiary-creditors will also be treated as earning any income earned by the Creditor Trust. The Creditor Trust Agreement will provide for the Creditor Trust to pay taxes on any such income on behalf of the creditors, and to distribute such income net of such tax payments.

         Due to the possibility that a holder of an Allowed General Unsecured Claim may receive a cash distribution subsequent to the Effective Date of the Plan, the imputed interest provisions of the Tax Code may apply to treat a portion of such distributions as imputed interest. Such imputed interest may (with respect to certain holders) accrue over time using the constant interest method, in which event the holder may be required to include such imputed interest in income prior to the actual distribution. Additionally, because additional distributions may be made to holders of Allowed General Unsecured Claims after the initial distribution, any loss and a portion of any gain realized by such holder may be deferred. All holders of Allowed General Unsecured Claims are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the "installment method" of reporting gain that may be recognized by such holder in respect of its Allowed General Unsecured Claims.

         For the general tax consequences of the Plan to Holders of Allowed General Unsecured Claims, see "Holders of NationsRent Securities" or "Holders of Claims Other than NationsRent Securities," above, as applicable.

CERTAIN OTHER TAX CONSIDERATIONS FOR HOLDERS OF CLAIMS

         ORIGINAL ISSUE DISCOUNT

         If the New Subordinated Notes are issued with OID, such OID would be includible in the holder's gross income as interest over the term of the New Subordinated Notes, based on the constant-interest method. As a result, holders would be required to include amounts in gross income in advance of any receipt of cash in respect of such income.

         RECEIPT OF PRE-EFFECTIVE DATE INTEREST

         Holders of Claims not previously required to include in their taxable income any accrued but unpaid pre- Effective Date interest on a Claim may be treated as receiving taxable interest to the extent any consideration they receive under the Plan is allocable to such interest. Holders previously required to include in their taxable income any accrued but unpaid interest on a Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan.

         INSTALLMENT METHOD

         Holders of Claims constituting installment obligations for tax purposes may be required to recognize currently any gain remaining with respect to the obligation if pursuant to the Plan the obligation is considered to be satisfied at other than its face value, distributed, transmitted, sold, or otherwise disposed of within the meaning of section 453B of the Tax Code.

         BAD DEBT AND/OR WORTHLESS SECURITIES DEDUCTION

         A holder who, under the Plan, receives in respect of a Claim an amount less than the holder's tax basis in that Claim may be entitled in the year of receipt (or in an earlier year) to a bad debt deduction in some amount under section 166(a) of the Tax Code or a worthless securities deduction under section 165(g) of the Tax Code. The rules governing the timing and amount of bad debt and/or worthless securities deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a deduction is claimed. Holders of Claims, therefore, are urged to consult their tax advisors with respect to their ability to take such a deduction.

         SUBSEQUENT SALE OF NEW COMMON STOCK

         Any gain recognized by a holder upon A subsequent taxable disposition of New Common Stock received pursuant to the Plan (or any stock or property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of(i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claim and any ordinary loss deductions incurred upon satisfaction of its Claim, less any income (other than interest income) recognized by the holder upon satisfaction of its Claim, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder's Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

         In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan (and, arguably, even without the issuance of regulations), any holder of a "tax security" would carry over any accrued market discount incurred in respect of such Claim to the New Common Stock received for such Claim pursuant to the Plan, such that any gain recognized by the holder upon a subsequent disposition of such stock also would be treated as ordinary income to the extent of any accrued market discount not previously included in income. In general, a Claim will have "accrued market discount" if such Claim was acquired after its original issuance at a discount to its adjusted issue price.

FEDERAL INCOME TAX REPORTING AND WITHHOLDING

         All distributions under the Plan will subject to any applicable federal income tax reporting and withholding. The Tax Code imposes "backup withholding," on certain "reportable" payments to certain taxpayers, including payments of interest. Under the Tax Code's backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless that holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Holders of Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

         THE FOREGOING SUMMARY IS PROVIDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. HOLDERS OF CLAIMS OR INTERESTS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN TO THEM.

           APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS

APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS

         No registration statement will be filed under the Securities Act of 1933, as amended, 15 U.S.C. Section 77a- 77aa (the "Securities Act"), or any state securities laws with respect to the securities to be offered and distribution under the Plan. The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements.

BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS

         INITIAL OFFER AND SALE OF SECURITIES

         Section 1145(a)(l) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (b) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (c)the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property. The Debtors believe that the offer and sale of the Securities under the Plan satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws.

         SUBSEQUENT TRANSFERS OF SECURITIES

         In general, all resales and subsequent transactions in the Securities distributed under the Plan will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer." Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

         (a) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

         (b) persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

         (c) persons who offer to buy securities from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) made under a distribution agreement; and

         (d) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

         Under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of such person's time, directly or indirectly, as agent, broker or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued pursuant to the Plan or to be a "dealer."

         In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from registration under the Securities Act if effected in "ordinary trading transactions." The staff of the SEC has indicated in this context that a transaction may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

         (a) either(i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

         (b) the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto and documents filed with the SEC pursuant to the Exchange Act; or

         (c) the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arms' length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The Debtors have not sought the views of the SEC on this matter and, therefore, no assurance can be given regarding the proper application OF the "ordinary trading transaction" exemption described above. Any persons intending to rely on such exemption are urged to consult their own counsel as to the applicability thereof to any particular circumstances.

         In addition, Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three- month period a number of shares of such unrestricted securities that does not exceed the greater of 1.O% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer and holding requirements prior to the sale. The Debtors believe that, pursuant to section 1145(c) of the Bankruptcy Code, the New Common Stock to be issued pursuant to the Plan will be unrestricted securities for purposes of Rule 144.

         GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN NEW COMMON STOCK TO BE DISTRIBUTED PURSUANT TO

THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

         SUBSEQUENT TRANSFERS UNDER STATE LAW

         State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner's own account and subsequent transfers to institutional or accredited investors. Such exemptions generally are expected to be available for subsequent transfers of the New Common Stock.

         CERTAIN TRANSACTIONS BY STOCKBROKERS

         Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the New Common Stock prior to the expiration of 40 days after the first date on which such securities were bona fide offered to the public by Reorganized NationsRent or by or through an underwriter are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at OR before the time of delivery of such securities to such purchaser. In connection with prior bankruptcy cases, the staff of the SEC has taken so-called "no-action" positions with respect to noncompliance by stockbrokers with such requirement in circumstances in which the debtor was, and the reorganized debtor was to continue to be, subject to and in compliance with the periodic reporting requirements of the Exchange Act. The views of the SEC on this matter, however, have not been sought by the Debtors and, therefore, no assurance can be given regarding the possible consequences of noncompliance by stockbrokers with the disclosure statement delivery requirements of section 1145(a)(4). Stockbrokers are urged to consult their own counsel with respect to such requirements.

                             ADDITIONAL INFORMATION

         Any statements in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to such document for the full text thereof. Certain documents described or referred to in this Disclosure Statement have not been attached as exhibits because of the impracticability of furnishing copies of these documents to all recipients of this Disclosure Statement. The Debtors will File all exhibits to the Plan with the Bankruptcy Court and make them available for review on the Debtors' web site at WWW.NATIONSRENT.COM on or before March 11, 2003. The Debtors also will serve the exhibits to the Plan on the parties that have filed requests for service of documents in the Debtors' chapter 11 cases on or before March 11, 2003. Further, all of the exhibits to the Plan may be obtained from the copy services identified in the notice of the Confirmation Hearing.

                          RECOMMENDATION AND CONCLUSION

         For all of the reasons set forth in this Disclosure Statement, the Plan Proponents believe that the Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims in voting Classes to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before the Voting Deadline.

Dated: February 7,2003                       Respectfully submitted,

                                             NATIONSRENT, INC. (for itself and
                                             on behalf of the NationsRent
COUNSEL:                                     Subsidiary Debtors)

   /s/  Daniel J. DeFranceschi               By: /s/ Joseph H. Izhakoff
---------------------------------                -------------------------------
DANIEL J. DEFRANCESCHI (DE 2732)                 JOSEPH H. IZHAKOFF
MICHAEL J. MERCHANT (DE 3854)                    Executive Vice President,
RICHARDS, LAYTON & FINGER                          General Counsel and Secretary
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302) 658-6541

         - and -

PAUL E. HARNER (IL 6276961)
MARK A. CODY (IL 6236871)
JONES DAY
77 West Wacker
Chicago, Illinois 60601
(312) 782-3939

RANDALL M. WALTERS (OH  0005S95)
JOSEPH M. WITALEC (OH 0063701)
RICK J. GIBSON (OH 0066765)
JONES DAY
41 South High Street, Suite 1900
Columbus, Ohio 432 15
(614) 469-3939

ATTORNEYS FOR DEBTORS AND
DEBTORS lN POSSESSION

                                    EXHIBIT I

                     FIRST AMENDED PLAN OF REORGANIZATION OF
                 NATIONSRENT, INC. AND ITS DEBTOR SUBSIDIARIES

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

IN RE:                                 : JOINTLY ADMINISTERED
                                       : CASE NO. 01-11628 (PJW)
                                       :
NATIONSRENT, INC.,                     :
   A DELAWARE CORPORATION, ET AL.,     : CHAPTER 11
                                       :
          DEBTORS.                     :
                                       :
(NATIONSRENT, INC.)                    : (CASE NO. 01-11628 (PJW))
(NATIONSRENT USA, INC.)                : (CASE NO. 01-11629 (PJW))
(NATIONSRENT TRANSPORTATION
  SERVICES, INC.)                      : (CASE NO. 01-11630 (PJW))
(NR DELAWARE, INC.)                    : (CASE NO. 01-11631 (PJW))
(NRGP, INC.)                           : (CASE NO. 01-11632 (PJW))
(NATIONSRENT WEST, INC.)               : (CASE NO. 01-11633 (PJW))
(LOGAN EQUIPMENT CORP.)                : (CASE NO. 01-11634 (PJW))
(NR DEALER, INC.)                      : (CASE NO. 01-11635 (PJW))
(NR FRANCHISE COMPANY)                 : (CASE NO. 01-11636 (PJW))
(BDK   EQUIPMENT COMPANY, INC.)        : (CASE NO. 01-11637 (PJW))
(NATIONSRENT OF TEXAS, LP)             : (CASE NO. 01-11638 (PJW))
(NATIONSRENT OF INDIANA, LP)           : (CASE NO. 01-11639 (PJW))
                                       :
                                       : FIRST AMENDED JOINT PLAN OF
                                       : REORGANIZATION OF
                                       : NATIONSRENT, INC. AND
                                         ITS DEBTOR SUBSIDIARIES

                                         DANIEL J. DEFRANCESCHI (DE 2732)
                                         MICHAEL J.MERCHANT (DE 3854)
                                         RICHARDS, LAYTON & FINGER
                                         One Rodney Square
                                         P.O. Box 551
                                         Wilmington, Delaware 19899
                                         (302) 658-6541

                                                 - and -

                                         PAUL E. HARNER (IL 6276961)
                                         MARK A. CODY (IL 6236871)
                                         JONES DAY
                                         77 West Wacker
                                         Chicago, Illinois 60601
                                         (312) 782-3939

                                         RANDALL M. WALTERS (OH 05895)
                                         JOSEPH M. WITALEC (OH 0063701)
                                         RICK J. GIBSON (OH 0066765)
                                         JONES DAY
                                         1900 Huntington Center
                                         41 South High Street
                                         Columbus, Ohio 43215
                                         (614) 469-3939

February 7,2003                          ATTORNEYS FOR DEBTORS AND
                                         DEBTORS IN POSSESSION

                                TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
INTRODUCTION.............................................................................................  1
ARTICLE I.          DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME.......................  1
         A.         Defined Terms........................................................................  1
                    1.       "Administrative Claim"......................................................  1
                    2.       "Administrative Trade Claim"................................................  1
                    3.       "Allowed Claim".............................................................  1
                    4.       "Allowed ... Claim".........................................................  2
                    5.       "Amended and Restated DIP Credit Agreement".................................  2
                    6.       "Amended and Restated DIP Credit Agreement Lender"..........................  2
                    7.       "Ballot"....................................................................  2
                    8.       "Bank Loan Claim"...........................................................  2
                    9.       "Bankruptcy Code"...........................................................  2
                   10.       "Bankruptcy Court"..........................................................  2
                   11.       "Bankruptcy Rules"..........................................................  2
                   12.       "Bar Date"..................................................................  2
                   13.       "Bar Date Order"............................................................  2
                   14.       "Boston Rental Partners"....................................................  2
                   15.       "Boston Rental Partners Agreement"..........................................  2
                   16.       "Business Day"..............................................................  2
                   17.       "Cash Investment Yield".....................................................  2
                   18.       "Cash Management Order".....................................................  3
                   19.       "Claim".....................................................................  3
                   20.       "Claims Objection Bar Date".................................................  3
                   21.       "Class".....................................................................  3
                   22.       "Confirmation"..............................................................  3
                   23.       "Confirmation Date".........................................................  3
                   24.       "Confirmation Hearing"......................................................  3
                   25.       "Confirmation Order"........................................................  3
                   26.       "Creditors' Committee"......................................................  3
                   27.       "Creditor Trust"............................................................  3
                   28.       "Creditor Trust Agreement"..................................................  3
                   29.       "Creditor Trust Participation Certificate"..................................  3
                   30.       "Creditor Trust Trustee"....................................................  3
                   31.       "Cure Amount Claim".........................................................  3
                   32.       "Debtors"...................................................................  3

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                             TABLE OF CONTENTS

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                   33.       "Deficiency Claim".........................................................   4
                   34.       "Derivative Claim".........................................................   4
                   35.       "DIP Credit Agreement".....................................................   4
                   36.       "DIP Lender"...............................................................   4
                   37.       "Disbursing Agent".........................................................   4
                   38.       "Disclosure Statement".....................................................   4
                   39.       "Disputed Claim"...........................................................   4
                   40.       "Disputed Insured Claim"  and "Disputed Uninsured Claim"...................   4
                   41.       "Distribution Record Date".................................................   4
                   42.       "Effective Date"...........................................................   5
                   43.       "Equipment Lease Obligations"..............................................   5
                   44.       "ERISA"....................................................................   5
                   45.       "Estate"...................................................................   5
                   46.       "Executory Contract and Unexpired Lease"...................................   5
                   47.       "Exit Financing Facility"..................................................   5
                   48.       "Face Amount"..............................................................   5
                   49.       "Fee Claim"................................................................   5
                   50.       "Fee Order"................................................................   5
                   51.       "File," "Filed" or "Filing"................................................   6
                   52.       "Final Order"..............................................................   6
                   53.       "Fleet Bank"...............................................................   6
                   54.       "GE Capital"...............................................................   6
                   55.       "Indenture Trustee"........................................................   6
                   56.       "Insured Claim"............................................................   6
                   57.       "Intercompany Claim".......................................................   6
                   58.       "Interest".................................................................   6
                   59.       "IRS"......................................................................   6
                   60.       "Majority Bank Debt Holders"...............................................   6
                   61.       "Management"...............................................................   6
                   62.       "NationsRent"..............................................................   6
                   63.       "NationsRent Subsidiary Debtors"...........................................   6
                   64.       "New Common Stock".........................................................   6
                   65.       "New Preferred Stock"......................................................   6
                   66.       "New Subordinated Notes"...................................................   6
                   67.       "Old Prepetition Credit Facility Notes"....................................   7

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
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                   68.       "Old Senior Subordinated Note Claim".......................................   7
                   69.       "Old Senior Subordinated Notes"............................................   7
                   70.       "Old Stock of..."..........................................................   7
                   71.       "Ordinary Course Professionals Order"......................................   7
                   72.       "Petition Date"............................................................   7
                   73.       "Plan".....................................................................   7
                   74.       "Plan Proponents"..........................................................   7
                   75.       "Prepetition Credit Facility"..............................................   7
                   76.       "Prepetition Indenture"....................................................   7
                   77.       "Priority Claim"...........................................................   7
                   78.       "Priority Tax Claim".......................................................   7
                   79.       "Professional".............................................................   7
                   80.       "Pro Rata".................................................................   7
                   81.       "Quarterly Distribution Date"..............................................   8
                   82.       "Real Property Executory Contract and Unexpired Lease".....................   8
                   83.       "Reinstated" or "Reinstatement"............................................   8
                   84.       "Reorganization Case"......................................................   8
                   85.       "Reorganized ..."..........................................................   8
                   86.       "Restructuring Transactions"...............................................   8
                   87.       "Retained Actions".........................................................   9
                   88.       "Schedules"................................................................   9
                   89.       "Secondary Liability Claim"................................................   9
                   90.       "Secured Claim"............................................................   9
                   91.       "Steering Committee".......................................................   9
                   92.       "Stipulation of Amount and Nature of Claim"................................   9
                   93.       "Tax"......................................................................   9
                   94.       "Third Party Disbursing Agent".............................................   9
                   95.       "Tort Claim"...............................................................   9
                   96.       "Trade Claim"..............................................................   9
                   97.       "Uninsured Claim"..........................................................   9
                   98.       "Unresolved Avoidance Actions".............................................   9
                   99.       "Unsecured Claim"..........................................................  10
                   100.      "Voting Deadline"..........................................................  10
         B.        Rules of Interpretation and Computation of Time......................................  10
                   1.        Rules of Interpretation....................................................  10

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                                TABLE OF CONTENTS

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
                   2.        Computation of Time........................................................   10
ARTICLE II.        CLASSES OF CLAIMS AND INTERESTS......................................................   10
         A.        Classes of Claims Against the Debtors................................................   10
                   1.        Secured    Claims..........................................................   10
                             a.         Class C-l (Bank Loan Claims)....................................   10
                             b.         Class C-2 (Other Secured Claims)................................   11
                   2.        Unsecured Claims...........................................................   11
                             a.         Class C-3 (Unsecured Priority Claims)...........................   11
                             b.         Class C-4 (General Unsecured Claims)............................   11
                             C.         Class C-5 (Intercompany Claims).................................   11
                             d.         Class C-6 (Penalty Claims}......................................   11
         B.        Classes of Interests in the Debtors..................................................   11
                   1.     Class E-l (NationsRent Subsidiary Debtors Old Stock Interests)................   11
                   2.     Class E-2 (NationsRent Old Stock Interests)...................................   11
ARTICLE III.       TREATMENT OF CLAIMS AND INTERESTS....................................................   11
         A.        Unclassified Claims..................................................................   11
                   1.        Payment of Administrative Claims...........................................   11
                             a.         Administrative Claims in General................................   11
                             b.         Statutory Fees..................................................   11
                             C.         Ordinary Course Liabilities.....................................   12
                             d.         Claims Under the DIP Credit Agreement and the Amended and
                                          Restated DIP Credit Agreement.................................   12
                             e.         Bar Dates for Administrative Claims.............................   12
                                        i.    General Bar Date Provisions ..............................   12
                                        ii.   Bar Dates for Certain Administrative Claims...............   12
                   2.        Payment of Priority Tax Claims.............................................   13
                             a.         Priority Tax Claims.............................................   13
                             b.         Other Provisions Concerning Treatment of Priority Tax Claims....   13
         B.        Classified Claims....................................................................   13
                   1.        Secured Claims.............................................................   13
                             a.         Class C-l Claims (Bank Loan Claims).............................   13
                             b.         Class C-2 Claims (Other Secured Claims).........................   14
                   2.        Unsecured Claims...........................................................   14
                             a.         Class C-3 Claims (Unsecured Priority Claims)....................   14
                             b.         Class C-4 Claims (General Unsecured Claims).....................   14
                             C.         Class C-5 Claims (Intercompany Claims)..........................   15

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
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
                             d.         Class C-6 Claims (Penalty Claims)...............................   15
         C.        Classified Interests                                                                    15
                   1.        Class E- 1 Interests (NationsRent Subsidiary Debtors Old Stock Interests)..   15
                   2.        Class E-2 Interests (NationsRent Stock Old Interests)......................   15
         D.        Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims.....   15
ARTICLE IV.        MEANS FOR IMPLEMENTATION OF THE PLAN.................................................   15
         A.        Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors.......   15
         B.        Restructuring Transactions...........................................................   16
                   1.        Restructuring Transactions Generally.......................................   16
                   2.        Obligations of Any Successor Corporation in a Restructuring Transaction....   16
         C.        Corporate Governance, Directors and Officers, Employment-Related
                     Agreements and Compensation Programs...............................................   16
                   1.        Certificates of Incorporation and By-Laws of the Reorganized Debtors.......   16
                   2.        Directors and Officers of the Reorganized Debtors..........................   17
                   3.        New Employment, Retirement, Indemnification and Other Related Agreements
                               and Incentive Compensation Programs......................................   17
                   4.        Corporate Action...........................................................   17
         D.        Exit Financing Facility, Obtaining Cash for Plan Distributions and Transfers of Funds
                     Among the Debtors and the Reorganized Debtors......................................   17
         E.        Preservation of Rights of Action; Settlement of Claims and Releases..................   I8
                   1.        Preservation of Rights of Action by the Debtors and the Reorganized Debtors   18
                   2.        Comprehensive Settlement of Claims and Controversies ......................   18
                   3.        Releases...................................................................   18
                             a.        General Releases by Holders of Claims or Interests...............   18
                             b.        General Release by the Debtors...................................   19
                             C.        Injunction Related to Releases...................................   19
         F.        Continuation of Certain Employee, Retiree and Workers' Compensation Benefits.........   19
                   1.        Employee Benefits..........................................................   19
                   2.        Retiree Benefits ..........................................................   19
                   3.        Workers' Compensation Benefits.............................................   20
         G.        Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims........   20
         H.        Cancellation and Surrender of Instruments, Securities and Other Documentation........   20
         I.        Release of Liens.....................................................................   20
         J.        Effectuating Documents; Further Transactions; Exemption from Certain
                     Transfer Taxes.....................................................................   20
         K.        Creditor Trust.......................................................................   21
         L.        Acquisition of Boston Rental Partners................................................   21

                                TABLE OF CONTENTS

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ARTICLE V.         TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................   22
         A.                  Executory Contracts and Unexpired Leases to Be Assumed or Assumed
                             and Assigned...............................................................   22
                   1.        Assumption and Assignment Generally........................................   22
                   2.        Assumptions and Assignments of Real Property Executory Contracts and
                             Unexpired Leases...........................................................   22
                   3.        Assignments Related to the Restructuring Transactions......................   22
                   4.        Approval of Assumptions and Assignments....................................   22
         B.        Payments Related to the Assumption of Executory Contracts and Unexpired Leases.......   23
         C.        Executory Contracts and Unexpired Leases to Be Rejected..............................   23
         D.        Executory Contracts Subject to Reservation of Right to Assume, Assume and Assign or
                     Reject.............................................................................   24
         E.        Bar Date for Rejection Damages.......................................................   24
         F.        Special Executory Contract and Unexpired Lease Issues................................   24
                   1.        Obligations to Indemnify Directors, Officers and Employees.................   24
                   2.        Reinstatement of Allowed Secondary Liability Claims Arising From or Related
                              to Executory Contracts or Unexpired Leases Assumed by the Debtors.........   24
         G.        Contracts and Leases Entered Into After the Petition Date............................   25
ARTICLE VI.        PROVISIONS GOVERNING DISTRIBUTIONS...................................................   25
         A.        Distributions for Claims Allowed as of the Effective Date............................   25
         B.        Method of Distributions to Holders of Claims.........................................   25
         C.        Compensation and Reimbursement for Services Related to Distributions.................   25
         D.        Delivery of Distributions and Undeliverable or Unclaimed Distributions...............   25
                   1.        Delivery of Distributions..................................................   25
                             a.        Generally........................................................   25
                             b.        Special Provisions for Distributions to Holders of Allowed
                                       Unsecured Claims.................................................   26
                             C.        Special Provisions for Distributions to Holders of Old Senior
                                       Subordinated Debt Claims.........................................   26
                   2.        Undeliverable Distributions Held by Disbursing Agents......................   26
                             a.        Holding and Investment of Undeliverable Distributions............   26
                             b.        After Distributions Become Deliverable...........................   26
                             C.        Failure to Claim Undeliverable Distributions.....................   27
         E.        Distribution Record Date.............................................................   27
         F.        Means of Cash Payments...............................................................   27
         G.        Timing and Calculation of Amounts to Be Distributed..................................   27
                   1.        Allowed Claims.............................................................   27
                   2.        Distributions of New Preferred and New Common Stock........................   27

                                TABLE OF CONTENTS

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                   3.        Distributions of New Subordinated Notes....................................   28
                   4.        De Minimis Distributions...................................................   28
                   5.        Compliance with Tax Requirements...........................................   28
         H.        Surrender of Canceled Instruments or Securities......................................   28
         I.        Setoffs..............................................................................   29
         J.        Allocation of Payments...............................................................   29
ARTICLE VII.       PROCEDURES FOR RESOLVING DISPUTED CLAIMS.............................................   29
         A.        Prosecution of Objections to Claims..................................................   29
                   1.        Objections to Claims.......................................................   29
                   2.        Authority to Prosecute Objections..........................................   29
         B.        Treatment of Disputed Claims.........................................................   29
         C.        Distributions on Account of Disputed Claims Once Allowed.............................   30
ARTICLE VIII.      SUBSTANTIVE CONSOLIDATION OF THE DEBTORS.............................................   30
ARTICLE IX.        CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN....................   30
         A.        Conditions to Confirmation...........................................................   30
         B.        Conditions to the Effective Date.....................................................   30
         C.        Waiver of Conditions to the Confirmation or Effective Date...........................   30
         D.        Effect of Nonoccurrence of Conditions to the Effective Date..........................   31
ARTICLE X.         CRAMDOWN.............................................................................   31
ARTICLE XI.        DISCHARGE, TERMINATION, INJUNCTION AND SUBORDINATION RIGHTS..........................   31
         A.        Discharge of Claims and Termination of Interests.....................................   31
         B.        Injunctions..........................................................................   31
         C.        Subordination Rights.................................................................   32
ARTICLE XII.       RETENTION OF JURISDICTION............................................................   32
ARTICLE XIII.      MISCELLANEOUS PROVISIONS.............................................................   33
         A.        Dissolution of the Creditors' Committee..............................................   33
         B.        Limitation of Liability..............................................................   34
         C.        Modification of the Plan.............................................................   34
         D.        Revocation of the Plan...............................................................   34
         E.        Severability of Plan Provisions......................................................   34
         F.        Successors and Assigns...............................................................   34
         G.        Service of Certain Plan Exhibits and Disclosure Statement Exhibits...................   34
         H.        Service of Documents.................................................................   35
                   1.        The Debtors and the Reorganized Debtors....................................   35
                   2.        The Creditors' Committee...................................................   36

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

                                TABLE OF CONTENTS

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                   3.        Prepetition Credit Facility Lenders, the DIP Lenders and the Amended and
                             Restated DIP Credit Agreement Lenders......................................   36
                   4.        Counsel to the Majority Bank Debt Holders..................................   37
                   5.        The United States Trustee..................................................   37

                               TABLE OF EXHIBITS(1)

Exhibit I.A.15       Boston Rental Partners Agreement

Exhibit I.A.28       Creditor Trust Agreement

Exhibit I.A.47       Exit Financing Facility

Exhibit I.A.66       Terms of the New Subordinated Notes

Exhibit IV.B.1       Restructuring Transactions

Exhibit IV.C.1.a     Certificates of Incorporation of the Reorganized Debtors

Exhibit 1V.C.1.b     By-Laws of the Reorganized Debtors

Exhibit IV.C.2       Initial directors and officers of each of the Reorganized Debtors

Exhibit IV.C.3       Employment and other agreements and plans that are in effect and/or will take effect as of the Effective Date

Exhibit 1V.F.1       Schedule of Emergence Bonuses

Exhibit V.A.1        Schedule of Executory Contracts and Unexpired Leases to Be Assumed and Assigned

Exhibit V.C.         Nonexclusive Schedule of Executory Contracts and Unexpired Leases to Be Rejected

Exhibit V.D          Schedule of Executory Contracts and Unexpired Leases Subject to Reservation of Right
                     Assume and Assign or Reject

-----------------------------
1 Except as otherwise indicated, all Exhibits will be Filed and made available for review on the Debtors' web site at www.nationsrent.com on or before March 11,2003. The Debtors also will serve the Exhibits on the parties that have Filed requests for service of documents in the Reorganization Cases on or before March 11, 2003. The Debtors reserve the right to modify, amend, supplement, restate or withdraw any of the Exhibits after they are Filed. The Debtors will File all modified, amended, supplemented or restated Exhibits as promptly as possible and will make such Exhibits available for review on their web site.

                                  INTRODUCTION

                  NationsRent, Inc. (as more fully defined below, "NationsRent") and the other above-captioned debtors and debtors in possession (as more fully defined below, collectively, the "Debtors"), the Creditors' Committee and Majority Bank Debt Holders (as such terms are defined below) propose the following joint plan of reorganization (as more fully defined below, the "Plan") for the resolution of the outstanding claims against and equity interests in the Debtors. The Debtors, the Creditors' Committee and the Majority Bank Debt Holders are proponents of the Plan within the meaning of section I129 of the Bankruptcy Code, 11 U.S.C. Sections 1129. Reference is made to the parties' disclosure statement, filed contemporaneously with the Plan (as more fully defined below, the "Disclosure Statement"), for a discussion of the Debtors' history, businesses, results of operations, historical financial information, projections and properties, and for a summary and analysis of the Plan. There also are other agreements and documents, which are or will be Filed with the Bankruptcy Court, that are referenced in the Plan or the Disclosure Statement and that will be available for review.

                                   ARTICLE I.

                     DEFINED TERMS, RULES OF INTERPRETATION
                             AND COMPUTATION OF TIME

A.       DEFINED TERMS

                  As used in the Plan, capitalized terms have the meanings set forth below. Any term that IS not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

         1. "ADMINISTRATIVE CLAIM" means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of PRESERVING the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises), including Claims under the DIP Credit Agreement; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. Sections 1911 I-1930; (d) Claims for reclamation allowed in accordance with section 546(c)(2) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code; (e) a11 Intercompany Claims accorded priority pursuant to section 364(c)( 1) of the Bankruptcy Code or the Cash Management Order; and (f) any adequate protection payments owing to the administrative agent under the Prepetition Credit Facility and the Steering Committee.

         2. "ADMINISTRATIVE TRADE CLAIM" means an Administrative Claim arising from or with respect to the sale of goods or rendition of services on or after the Petition Date in the ordinary course of the applicable Debtor's business, including Administrative Claims OF employees for ordinary course wages, expense reimbursement and health and welfare benefits.

         3.      "ALLOWED CLAIM" means:

                  a. a Claim that (i) has been listed by a particular Debtor on its Schedules AS other than disputed, contingent or unliquidated and (ii) is not otherwise a Disputed Claim;

                  b. a Claim (i) for which a proof of Claim or request for payment of Administrative Claim has been Filed by the applicable Bar Date or otherwise been deemed timely Filed under applicable law and
         (ii) that is not otherwise a Disputed Claim; or

                  c. a Claim that is allowed: (i) in any Stipulation of Amount and Nature of Claim executed by the applicable Reorganized Debtor and Claim holder on OR after the Effective Date; (ii) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved by the Bankruptcy Court;
         (iii) in a Final Order; or (iv) pursuant to the terms of the Plan.

         4        "ALLTOWED ... CLAIM" means an Allowed Claim in the particular
Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

         5. "AMENDED AND RESTATED DIP CREDIT AGREEMENT" means, collectively: (a) the Amended and Restated Debtor in Possession Revolving Credit Agreement, dated December 3 I, 2002, as it may be subsequently amended and modified, among the Debtors (as borrowers), those entities identified as "Lenders" therein and their respective successors and assigns, GE Capital (as administrative agent, syndication agent and co-agent) with GECC Capital Markets Group, Inc. (as lead arranger and book manager); (b) all amendments thereto and extensions thereof; and (c) all security agreements and instruments related to the documents identified in (a) and (b).

         6. "AMENDED AND RESTATED DIP CREDIT AGREEMENT LENDER" means, collectively: (a) those entities identified as "Lenders" in the Amended and Restated DIP Credit Agreement and their respective successors and assigns and
(b) GE Capital (as administrative agent, syndication agent and co-agent).

         7. "BALLOT" means the form or forms distributed to each holder of an impaired Claim entitled to vote on the Plan on which the holder indicates acceptance or rejection of the Plan or any election for treatment of such Claim under the Plan.

         8. "BANK LOAN CLAIM" means a Claim arising under the Prepetition Credit Facility and claims of the Bank of Nova Scotia and Fleet Bank on account of certain swap agreements.

         9. "BANKRUPTCY CODE" means title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as now in effect or hereafter amended with retroactive applicability to these chapter 11 cases.

         10. "BANKRUPTCY COURT" means the United States District Court having jurisdiction over the Reorganization Cases and, to the extent of any reference made pursuant to 28 U.S.C. Sections 157, the bankruptcy unit of such District Court.

         11. "BANKRUPTCY RULES" means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended with retroactive applicability to these chapter 11 cases.

         12. "BAR DATE" means the applicable bar date by which a proof of Claim must be or must have been Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.

         13. "BAR DATE ORDER" means an order of the Bankruptcy Court establishing Bar Dates for Filing proofs of Claims in the Reorganization Cases, as the same may be amended, modified or supplemented.

         14. "BOSTON RENTAL PARTNERS" means Boston Rental Partners, LLC, a Delaware limited liability company, which leases new and used equipment to the Debtors in accordance with the terms of the Boston Rental Partners Agreement.

         15. "BOSTON RENTAL PARTNERS AGREEMENT" means the agreement between the Debtors and Boston Rental Partners, a copy of which is attached as ExhibitI.A.15.

         16. "BUSINESS DAY" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

         17. "CASH INVESTMENT YIELD" means the net yield earned by the applicable Disbursing Agent from the investment of cash held pending distribution pursuant to the Plan (including any dividends and other distributions on account of New Common Stock), which investment will be in a manner consistent with the Reorganized Debtors' investment and deposit guidelines.

         18. "CASH MANAGEMENT ORDER" means the Order: (A) Approving Cash Management System, Certain Intercompany Transactions and Use of Existing Bank Accounts and Business Forms; (B) Granting Interim and Final Approval of Investment and Deposit Guidelines; and (C) According Administrative Expense Status to All Postpetition Intercompany Claims entered by the Bankruptcy Court on or about December 18,200l.

         19. "CLAIM" means a "claim," as defined in section l0l(5) of the Bankruptcy Code, against any Debtor.

         20. "CLAIMS OBJECTION BAR DATE" means, for all Claims, other than those Claims allowed in accordance with Section I.A.3.c, the latest of: (a) 270 days after the Effective Date; (b) 60 days after the Filing of a proof of Claim for such Claim; and (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such Claim.

         21.      "CLASS" means a class of Claims or Interests, as described IN
Article II.

         22. "CONFIRMATION" means the entry of the Confirmation Order on the docket of the Bankruptcy court.

         23. "CONFIRMATION DATE" means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

         24. "CONFIRMATION HEARING" means the hearing held BY the Bankruptcy Court on Confirmation of the Plan, as such hearing may be continued from time to time.

         25. "CONFIRMATION ORDER" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

         26. "CREDITORS' COMMITTEE" means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code.

         27. "CREDITOR TRUST" means a trust formed in accordance with the Creditor Trust Agreement, which shall receive all distributions made by a Disbursing Agent in respect of Class C-4, and to which the Debtors shall assign their rights to (a) object to all Class C-4 Claims, (b) make all distributions to holders of Allowed Class C-4 Claims and (c)(i) pursue all Unresolved Avoidance Actions (against parties not released under the Plan) and the Retained Actions and (ii) receive all Unresolved Avoidance Action recoveries (against parties not released under the Plan) and all recoveries on account of the Retained Actions.

         28. "CREDITOR TRUST AGREEMENT" means the trust agreement attached as Exhibit I.A.28.

         29. "CREDITOR TRUST PARTICIPATION CERTIFICATE" means a certificate of interest in the Creditor Trust to be issued on a Pro Rata basis to the holders of Allowed Class C-4 Claims.

         30. "CREDITOR TRUST TRUSTEE" means the TRUSTEE of the Creditor Trust as identified in the Creditor Trust Agreement.

         31. "CURE AMOUNT CLAIM" means a Claim based upon a Debtor's defaults pursuant to an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by that Debtor under section 365 of the Bankruptcy Code and pursuant to the Confirmation Order.

         32. "DEBTORS" means, collectively, the above-captioned debtors and debtors in possession identified on the cover page to this Plan.

         33. "DEFICIENCY CLAIM" means an Unsecured Claim (other than a Penalty Claim) for the difference between (a) the aggregate amount of an Allowed Claimand (b) the value received on account of the portion of such Allowed Claim that is a Secured Claim.

         34. "DERIVATIVE CLAIM" means a claim that is property of any of the Debtors' Estates pursuant to section 541 of the Bankruptcy Code and any state or federal fraudulent conveyance, fraudulent transfer, preference, avoidance and other similar claims and causes of action for the benefit of creditors that the Debtors are authorized to pursue in accordance with the Bankruptcy Code and other applicable law.

         35. "DIP CREDIT AGREEMENT" means, collectively: (a) the Debtor in Possession Revolving Credit Agreement, dated as of December 17, 2001, as it may be subsequently amended and modified (other than with respect to the Amended and Restated DIP Credit Agreement), among the Debtors (as borrowers), those entities identified therein as "Banks" and their respective successors and assigns, Fleet Bank (AS administrative agent, swing lender and issuing bank), Fleet Securities, Inc. and Wachovia Securities, Inc. (as lead arrangers and book managers) and Wachovia Bank, National Association (as syndication agent); (b) all amendments thereto and extensions thereof; and (c) all security agreements and instruments related to the documents identified in (a) and (b).

         36. "DIP LENDER" means, collectively: (a) those entities identified as "Banks" in the DIP Credit Agreement and their respective successors and assigns; (b) Fleet Bank (as administrative agent, swing lender and issuing bank); and (c) Wachovia Bank, National Association (as syndication agent).

         37. "DISBURSING AGENT" means Reorganized NationsRent, in its capacity as a disbursing agent pursuant to Section VI.B, or any Third Party Disbursing Agent.

         38. "DISCLOSURE STATEMENT" means the disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.

         39.      "DISPUTED CLAIM" means:

                  a. if no proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim that is listed on a Debtor's Schedules as other than disputed, contingent or unliquidated, but as to which the applicable Debtor, Reorganized Debtor or, prior to the Confirmation Date, any other party in interest, has Filed an objection by the Claims Objection Bar Date and such objection has not been withdrawn or denied by a Final Order; or (ii) a Claim that is listed on a Debtor's Schedules as disputed, contingent or unliquidated; or

                  b. if A proof of Claim or request for payment of an Administrative Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim for which no corresponding Claim is listed on a Debtor's Schedules; (ii) a Claim for which a corresponding Claim is listed on a Debtor's Schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted in the proof of Claim varies from the nature and amount of such Claim as it is listed on the Schedules; (iii) a Claim for which a corresponding Claim is listed on a Debtor's Schedules as disputed, contingent or unliquidated; (iv) a Claim for which an objection has been Filed by the applicable Debtor, Reorganized Debtor or, prior to the Confirmation Date, any other party in interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied by a Final Order; or (v) a Tort Claim.

         40. "DISPUTED INSURED CLAIM" AND "DISPUTED UNINSURED CLAIM" mean, respectively, an Insured Claim or an Uninsured Claim that is also a Disputed Claim.

         41. "DISTRIBUTION RECORD DATE" means the date that is 10 days after the Confirmation Date.

         42. "EFFECTIVE DATE" means a day, as determined by the Debtors, that is the Business Day as soon as reasonably practicable after all conditions to the Effective Date in Section 1X.B have been met or waived pursuant to
Section 1X.C.

         43. "EQUIPMENT LEASE OBLIGATIONS" means all current and future obligations of the Debtors under its rental and other equipment leases, including obligations to (a) cure defaults and make future payments under assumed equipment leases pursuant to section 365 of the Bankruptcy Code and the Confirmation Order and (b) purchase any equipment subject to an equipment lease.

         44. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         45. "ESTATE" means, as to each Debtor, the estate created for that Debtor in its Reorganization Case pursuant to section 541 of the Bankruptcy Code and the Confirmation Order.

         46. "EXECUTORY CONTRACT AND UNEXPIRED LEASE" means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code and the Confirmation Order.

         47. "EXIT FINANCING FACILITY" means the senior secured revolving credit facility in the anticipated aggregate amount of $120 million, that will be entered into by the Debtors on the Effective Date on substantially the terms set forth on Exhibit I.A.47.

         48.      "FACE AMOUNT" means:

                  a. when used with reference to a Disputed Insured Claim, either: (i) the full stated amount claimed by the holder of such Claim in any proof of Claim Filed by the Bar Date, or otherwise deemed timely Filed under applicable law, if the proof of Claim specifies only a liquidated amount; (ii) if no proof of Claim is Filed by the Bar Date or otherwise deemed timely filed under applicable LAW, that portion, if any, of such Claim listed on the Debtors' Schedules as undisputed, noncontingent and liquidated; or (iii) the applicable deductible under the relevant insurance policy, minus any reimbursement obligations of the applicable Debtor to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs), if such amount is less than the amount specified in (i) or (ii) above or the proof of Claim specifies an unliquidated amount; and

                  b. when used with reference to a Disputed Uninsured Claim, either: (i) the full stated amount claimed by the holder of such Claim in any proof of Claim Filed by the Bar Date or otherwise deemed timely Filed under applicable law, if the proof of Claim specifies only a liquidated amount; or (ii) the amount of the Claim acknowledged by the applicable Debtor or Reorganized Debtor in any objection Filed to such Claim or in the Schedules as an undisputed, noncontingent and liquidated Claim, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code, proposed by the Debtors or established by the Reorganized Debtors following the Effective Date, if no proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law or if the proof of Claim specifies an unliquidated amount.

         49. "FEE CLAIM" means a Claim under sections 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Reorganization Cases.

         50. "FEE ORDER" means the Administrative Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy Court on or about January 18, 2002, as modified by the Order Appointing Fee Auditor and Establishing Related Procedures Concerning the Allowance of Compensation and Reimbursement of Expenses of Professionals and Members of Official Committees and Consideration of Fee Applications entered by the Bankruptcy Court on or about March 20,2002.

         51. "FILE," " FILED" OR "FILING" means file, filed or filing with the Bankruptcy Court or its authorized designee in the Reorganization Cases.

         52. "FINAL ORDER" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Reorganization Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order.

         53.      "FLEET BANK" means Fleet National Bank.

         54.      "GE CAPITAL" means General Electric Capital Corporation.

         55. "INDENTURE TRUSTEE" means The Bank of New York, as indenture trustee under the Prepetition Indenture, or any successor thereto.

         56. "INSURED CLAIM" means any Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date that is covered under an insurance policy, other than a workers' compensation insurance policy, applicable to the Debtors or their businesses.

         57. "INTERCOMPANY CLAIM" means any claim by a Debtor against another Debtor.

         58. "INTEREST" means the rights of the holder of the Old Stock of any Debtor and the rights of any entity to purchase or demand the issuance of any of the Old Stock of any Debtor, including: (a) redemption, conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; and (c) stock options and warrants.

         59. "IRS" means the Internal Revenue Service of the United States of America.

         60. "MAJORITY BANK DEBT HOLDERS" means The Baupost Group, LLC, Phoenix Rental Partners, LLC, Credit Swiss First Boston, PPM America Special Investment Fund, Citigroup and GE Capital Services Structured Finance Group, Inc., or such other owner or owners of Bank Loan Claims, who, when electing by notice to the other Majority Bank Debt Holders to be counted with other consenting Majority Bank Debt Holders, collectively own more than two-thirds in dollar amount and one-half in number of the Bank Loan Claims.

         61. "MANAGEMENT" means the employees and the specific positions for such employees of Reorganized NationsRent identified on Exhibit IV.C.2.

         62. "NATIONSRENT" means NationsRent, Inc., a Delaware corporation, one of the Debtors and the parent corporation of each of the NationsRent Subsidiary Debtors.

         63. "NATIONSRENT SUBSIDIARY DEBTORS" means, individually or collectively, a Debtor or Debtors other than NationsRent.

         64. "NEW COMMON STOCK" means the shares of common stock, par value $0.01 per share, of Reorganized NationsRent, authorized pursuant to the certificate of incorporation of Reorganized NationsRent.

         65. "NEW PREFERRED STOCK" means the shares of preferred stock, par value of 0.01 per share, of Reorganized NationsRent authorized pursuant to the certificate of incorporation of Reorganized NationsRent.

         66. "NEW SUBORDINATED NOTES" means the convertible unsecured subordinated notes to be issued as provided in Section III.B.1 and Section III.B,2.b and on the terms set forth in Exhibit I.A.66.

         67. " OLD PREPETITION CREDIT FACILITY NOTES "collectively, the notes under the Prepetition Credit Facility.

         68. "OLD SENIOR SUBORDINATED NOTE CLAIM" means a Claim under or evidenced by the Prepetition Indenture.

         69. "OLD SENIOR SUBORDINATED NOTES" means the senior subordinated notes issued by NationsRent pursuant to the Prepetition Indenture.

         70. "OLD STOCK OF ..." means, when used with reference to a particular Debtor or Debtors, the common stock, preferred stock, membership interests or Partnership interests or similar ownership interests, including options, warrants or rights to acquire or convert any such interests, issued by such Debtor or Debtors and outstanding immediately prior to the Petition date.

         71. "ORDINARY COURSE PROFESSIONALS ORDER" means the Order Authorizing Debtors and Debtors in Possession to Retain, Employ and Pay Certain Professionals in the Ordinary COURSE of Their Businesses entered by the Bankruptcy Court on or about February 14,2002.

         72.      "PETITION DATE" means December 17,200l.

         73. "PLAN" means this joint plan of reorganization for the Debtors, to the extent applicable to any Debtor, and all Exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented.

         74. "PLAN PROPONENTS" means, collectively, the Debtors, the Creditors' Committee, and the Majority Bank Debt Holders as joint proponents of this Plan.

         75. "PREPETITION CREDIT FACILITY" means the Fifth Amended and Restated Revolving Credit and Term Agreement, dated as of August 2, 2000, among the Debtors, the lender parties named therein, Fleet Bank (AS administrative agent), Deutsche Bank Trust Company Americas (as syndication agent) and The Bank of Nova Scotia (as documentation agent), as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

         76. "PREPETITION INDENTURE" means the Indenture, dated as of December 11, 1998, between NationsRent and certain of its direct and indirect subsidiaries, as guarantors, and the Indenture Trustee, concerning the 10 3/8% senior subordinated unsecured notes, as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

         77. "PRIORITY CLAIM" means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim or a Priority Tax Claim.

         78. "PRIORITY TAX CLAIM" means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

         79. "PROFESSIONAL" means any professional employed in the Reorganization Cases pursuant to sections 327 or 1103 of the Bankruptcy Code or any professional or other entity seeking compensation or reimbursement of expenses in connection with the Reorganization Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

         80. "PRO RATA" means, when used with reference to a distribution of property pursuant to Article III, proportionately so that with respect to a particular Allowed Claim, the ratio of (a)(i) the amount of property distributed on account of such Claim to (ii) the amount of such Claim, is the same as the ratio of (b)(i) the amount of property distributed on account of all Allowed Claims of the Class in which such Claim is included to (ii) the amount of all Allowed Claims in that Class.

         81. "QUARTERLY DISTRIBUTION DATE" means the last Business Day of the month following the end of each calendar quarter after the Effective Date; Provided however, that if the Effective Date is within 45 days of the end of a calendar quarter, the first Quarterly Distribution Date will be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter in which the Effective Date falls.

         82. "REAL PROPERTY EXECUTORY CONTRACT AND UNEXPIRED LEASE" means, collectively, an Executory Contract or Unexpired Lease relating to a Debtor's interest in real property and any Executory Contracts and Unexpired Leases granting rights or interests related to or appurtenant to the applicable real property, including all easements; licenses; permits; rights; privileges; immunities; options; rights of first refusal; powers; uses; usufructs; reciprocal easement or operating agreements; vault, tunnel or bridge agreements or franchises; development rights; and any other interests in real estate or rights in rem related to the applicable real property.

         83. "REINSTATED" OR "REINSTATEMENT" means rendering a Claim or Interest unimpaired within the meaning of section 1124 of the Bankruptcy Code. Unless the Plan specifies a particular method of Reinstatement, when the Plan provides that an Allowed Claim or Allowed Interest will be Reinstated, such Claim or Interest will be Reinstated, at the applicable Reorganized Debtor's sole discretion, in accordance with one of the following:

                  a. The legal, equitable and contractual rights to which such Claim OR Interest entitles the holder will be unaltered; or

                  b. Notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:

                           i. ANY such default that occurred before or after the commencement of the applicable Reorganization Case, other than a default of a kind specified IN section 365(b)(2) of the Bankruptcy Code, will be cured;

                           ii. the maturity of such Claim or Interests such maturity existed before such default will be reinstated;

                           iii. the holder of such Claim or Interest will be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and

                           iv. the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest will not otherwise be altered.

         84. "REORGANIZATION CASE" means: (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

         85. "REORGANIZED ..." means, when used in reference to a particular Debtor, such Debtor on and after the Effective Date. The terms Reorganized Debtor and Reorganized NationsRent shall be defined to include references to (a) any newly formed corporation that acquires the assets of NationsRent ("New NationsRent") and/or (b) if one or more companies is formed on or before the Effective Date to hold (directly or indirectly) the stock of New NationsRent, the company which is the ultimate owner of New NationsRent and any other such newly formed companies ("New Holdco").

         86. "RESTRUCTURING TRANSACTIONS" means, collectively, those mergers, consolidations, restructurings, dispositions, liquidations or dissolutions that the Debtors or Reorganized Debtors determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or otherwise to simplify the overall corporate structure of the Reorganized Debtors.

         87. "RETAINED ACTIONS" means any claims or causes of action or potential claims or causes of action against James L. Kirk arising in connection with his employment as Chief Executive Officer of NationsRent, including any Derivative Claims against Mr. Kirk.

         88. "SCHEDULES" means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors on or about March 19, 2002, as required by section 521 of the Bankruptcy Code and the Official Bankruptcy Forms, AS the same may have been or may be amended, modified or supplemented.

         89. "SECONDARY LIABILITY CLAIM" means a Claim that arises from a Debtor being liable as a guarantor of, or otherwise being jointly, severally or secondarily liable for, any contractual, tort or other obligation of another Debtor, including any Claim based on: (a) guaranties of collection, payment or performance; (b) indemnity bonds, obligations to indemnify or obligations to hold harmless; (c) performance bonds; (d) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or other transfer) with respect to leases, operating agreements or other similar obligations made or given by a Debtor relating to the obligations or performance of another Debtor; (e) vicarious liability; (f) liabilities arising out of piercing the corporate veil, alter ego liability or similar legal theories; or
(g) any other joint or several liability that any Debtor may have in respect of any obligation that is the basis of a Claim.

         90. "SECURED CLAIM" means a Claim that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

         91. "STEERING COMMITTEE" means the steering committee of lenders under the Prepetition Credit Facility consisting of Bank of Nova Scotia and Deutsche Bank Trust Company Americas.

         92. "STIPULATION OF AMOUNT AND NATURE OF CLAIM" means a stipulation or other agreement between the applicable Debtor or Reorganized Debtor and a holder of a Claim or Interest, or an agreed order of the Bankruptcy Court, establishing the amount and nature of a Claim or Interest.

         93. "TAX" means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other entity.

         94. "THIRD PARTY DISBURSING AGENT" means an entity, other than the Creditor Trust, designated by Reorganized NationsRent to act as a Disbursing Agent pursuant to Section VI.B.

         95. "TORT CLAIM" means any Claim that has not been settled, compromised or otherwise resolved that (a) arises out of allegations of personal injury, wrongful death, property damage, products liability or similar legal theories of recovery; or (b) arises under any federal, state or local statute, rule, regulation or ordinance governing, regulating or relating to health, safety, hazardous substances or the environment.

         96. "TRADE CLAIM" means any Unsecured Claim arising from or with respect to the sale of goods rendition of services prior to the Petition Date, including any Claim of an employee that is not a Priority Claim.

         97.      "UNINSURED CLAIM" means any Claim that is not an Insured
Claim.

         98. UNRESOLVED AVOIDANCE ACTIONS" means, collectively and individually, preference actions and other claims or causes of action under sections 544 through 550 of the Bankruptcy Code that have not been resolved or released pursuant to Section IV.E.

         99. "UNSECURED CLAIM" means any Claim that is not an Administrative Claim, Bank Loan Claim, Cure Amount Claim, Priority Claim, Priority Tax Claim, Secured Claim or Intercompany Claim.

         100. "VOTING DEADLINE" means the deadline for submitting Ballots to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code that is specified in the Disclosure Statement, the Ballots or related solicitation documents approved by the Bankruptcy Court.

B.       RULES OF INTERPRETATION AND COMPUTATION OF TIME

         1.       RULES OF INTERPRETATION

                  For purposes of the Plan, unless otherwise provided herein:
(a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an entity as a holder of a Claim or Interest includes that entity's successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words "herein," " hereunder" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h)subject to the provisions of any contract, certificates of incorporation, by-laws, similar constituent documents, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

         2.       COMPUTATION OF TIME

                  In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

                                   ARTICLE II.

                         CLASSES OF CLAIMS AND INTERESTS

                  All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes. In accordance with section 1123(a)(l) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Section III.A, have not been classified and thus are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

A.       CLASSES OF CLAIMS AGAINST THE DEBTORS

         1.       SECURED CLAIMS

                  a. CLASS C-1 (BANK LOAN CLAIMS): Allowed Bank Loan Claims against any Debtor. Bank Loan Claims shall be allowed for all purposes relating to the Reorganization Cases as identified on that certain proof of claim filed by Fleet Bank, as administrative agent under the Prepetition Credit Facility, on behalf of such holders.

                                      -lO-
                  b        CLASS C-2 (OTHER SECURED CLAIMS): Allowed Secured
         Claims against any Debtor that are not otherwise classified in Class
         C-l.

         2.       UNSECURED CLAIMS

                  a. CLASS C-3 (UNSECURED PRIORITY CLAIMS): Allowed Unsecured Claims against any Debtor that are entitled to priority under section 507(a)(3), 507(a)(4) or 507(a)(6) of the Bankruptcy Code.

                  b. CLASS C-4 (GENERAL UNSECURED CLAIMS): Allowed Unsecured Claims against any of the Debtors that are not otherwise classified in Class C-3, G5 or G6, including Claims on account of the Old Senior Subordinated Notes and Deficiency Claims (other than Deficiency Claims of the holders of Allowed Bank Loan Claims).

                  c. CLASS C-5 (INTERCOMPANY CLAIMS): Allowed Intercompany Claims that are not Administrative Claims.

                  d. CLASS C-6 (PENALTY CLAIMS): Allowed Unsecured Claims against the Debtors for any fine, penalty or forfeiture, or for multiple, exemplary or punitive damages, to the extent that such Claims are not compensation for the Claim holder's actual pecuniary loss.

B.       CLASSES OF INTERESTS IN THE DEBTORS

         1. CLASS E-1 NATIONSRENT SUBSIDIARY DEBTORS OLD STOCK INTERESTS): Interests on account of the Old Stock of the NationsRent Subsidiary Debtors.

         2. CLASS E-2 (NATIONSRENT OLD STOCK INTERESTS): Interests on account of the Old Stock of NationsRent.

                                  ARTICLE III.

                        TREATMENT OF CLAIMS AND INTERESTS

A.       UNCLASSIFIED CLAIMS

         1.       PAYMENT OF ADMINISTRATIVE CLAIMS

                  a.       ADMINISTRATIVE CLAIMS IN GENERAL

                  Except as specified in this Section III.A.l, and subject to the bar date provisions herein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, cash equal to the Allowed amount of such Administrative Claim either (i) on the Effective Date or (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Administrative Claim.

                  b.       STATUTORY FEES

                  On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in cash equal to the amount of such Administrative Claims. All fees payable pursuant to 2% U.S.C. Section 1930 will be paid by the Reorganized Debtors in accordance therewith until the closing of the Reorganization Cases pursuant to section 350(a) of the Bankruptcy Code.

                  c.       ORDINARY COURSE LIABILITIES

                  Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business (including Administrative Trade Claims, Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years commencing after the Petition Date) and Administrative Claims arising from those contracts and leases of the kind described in Section V.F) will be paid by the applicable Reorganized Debtor pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claims, without any further action by the holders of such Administrative Claims.

                  d. CLAIMS UNDER THE DIP CREDIT AGREEMENT AND THE AMENDED AND RESTATED DIP CREDIT AGREEMENT

                           i. Unless otherwise agreed by the DIP Lenders pursuant to the DIP Credit Agreement and to the extent not satisfied by the Amended and Restated DIP Credit Agreement Allowed Administrative Claims under or evidenced by the DIP Credit Agreement will be paid on or before the Effective Date in cash equal to the amount of such Allowed Administrative Claims, and the DIP Lenders wiI1 receive cancellation without draw of all outstanding letters of credit issued under the DIP Credit Agreement.

                           ii. Unless otherwise agreed by the Amended and Restated DIP Credit Agreement Lenders pursuant to the Amended and Restated DIP Credit Agreement, on or before the Effective Date, Allowed Administrative Claims under or evidenced by the Amended and Restated DIP Credit Agreement will be paid in cash equal to the amount of such Allowed Administrative Claims, and the Amended and Restated DIP Credit Agreement Lenders will receive cancellation without draw of all outstanding letters of credit issued under the Amended and Restated DIP Credit Agreement.

                  e.       BAR DATES FOR ADMINISTRATIVE CLAIMS

                           i.       GENERAL BAR DATE PROVISIONS

                  Except as otherwise provided in Section III.A.1.e.ii, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 60 days after the Effective Date, or in the event an Administrative Claim arises in connection with an Executory Contract or Unexpired Lease, within 60 days after such contract or lease is assumed or rejected. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date will be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (A) 120 days after the Effective Date or (B) 60 days after the Filing of the applicable request for payment of Administrative Claims.

                           ii.      BAR DATES FOR CERTAIN ADMINISTRATIVE CLAIMS

                                    A.       PROFESSIONAL COMPENSATION

                  Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 90 days after the Effective Date provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (1) 120 days after the Effective Date or (2) 30 days after the Filing of the applicable request for payment of the FEE Claim. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims.

                                    B.       ORDINARY COURSE LIABILITIES

                  Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims, Administrative Claims of governmental units for Taxes (including Tax audit Claims arising after the Petition Date) and Administrative Claims arising from those contracts and leases of the kind described in Section V.F, will not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims will be satisfied pursuant to
Section III.A.1.c.

                                    C.       CLAIMS UNDER THE DIP CREDIT
                           AGREEMENT AND THE AMENDED AND RESTATED DIP CREDIT AGREEMENT

                  Holders of Administrative Claims under or evidenced by the DIP Credit Agreement or the Amended and Restated DIP Credit Agreement will not be required to File or serve any request for payment of such Claims, Such Administrative Claims will be satisfied pursuant to Section III.A.l.d.

         2.       PAYMENT OF PRIORITY TAX CLAIMS

                  a.       PRIORITY TAX CLAIMS

                  Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction of its Priority Tax Claim, deferred cash payments over a period not exceeding six years from the date of assessment OF such Priority Tax Claim. Payments will be made in equal annual installments OF principal, plus simple interest, accruing from the Effective Date at a rate equal to the effective yield on the three-month treasury bill sold at the auction immediately preceding the Effective Date, on the unpaid portion of each Allowed Priority Tax Claim (or upon such other terms determined by the Bankruptcy Court to provide the holders of Priority Tax Claims with deferred cash payments having a value, as of the Effective Date, equal to the Allowed amount of such Priority Tax Claims). Unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, the first payment on account of such Priority Tax Claim will be payable one year after the Effective Date or, if the Priority Tax Claim is not allowed within one year after the Effective Date, the first Quarterly Distribution Date after the date on which (i) an order allowing such Priority Tax Claim becomes a Final Order or
(ii) a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Priority Tax Claim provided, however, that the Reorganized Debtors will have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Priority Tax Claim, in full at any time on or after the Effective Date, without premium or penalty.

                  b.       OTHER PROVISIONS CONCERNING TREATMENT OF PRIORITY TAX
         CLAIMS

                  Notwithstanding the provisions of Section III.A.2.a, the holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class C-6, and the holder of an Allowed Priority Tax Claim may not assess or attempt to collect such penalty from the Reorganized Debtors or their respective property.

B.       CLASSIFIED CLAIMS

         1.       SECURED CLAIMS

                  a. CLASS C-L CLAIMS (BANK LOAN CLAIMS) ARE IMPAIRED. On the Effective Date, each holder of an Allowed Bank Loan Claim will receive a Pro Rata share of 95% of each of the New Subordinated Notes, New Preferred Stock and New Common Stock. In the event that Class C-4 has not voted to accept the Plan and at least two-thirds in amount and more than one-half in number of the holders of Allowed General Unsecured Claims, other than the holders of Deficiency Claims under the Prepetition Credit Facility, have not voted to accept the Plan, then, on the Effective Date, each holder of an Allowed Bank Loan Claim will receive a Pro Rata share of 100% of each of the New Subordinated Notes, New Preferred Stock and New Common Stock. To the extent that either Class C-4 has voted to accept the Plan or, if Class C-4 has not voted to accept the Plan, at least two-thirds in amount and more than one-half in number of the holders of Allowed General Unsecured Claims, other than the holders of Deficiency Claims under the Prepetition Credit Facility, have voted to accept the Plan, then (i) the holders of Allowed Bank Loan Claims shall waive their respective Allowed Deficiency Claims and (ii) the holders of Allowed Bank Loan Claims shall waive enforcement of all subordination provisions as they pertain to Deficiency Claims.

                  b. CLASS C-2 CLAIMS (OTHER SECURED CLAIMS) ARE UNIMPAIRED (EXCEPT FOR CLAIMS AS TO WHICH THE APPLICABLE DEBTOR ELECTS OPTION C OR OPTION D TREATMENT). On the Effective Date, unless otherwise agreed by A Claim holder and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Claim in Class C-2 will receive treatment on account of such Allowed Claim in the manner set forth in Option A, B, C or D below, at the election of the applicable Debtor or Reorganized Debtor. The applicable Debtor or Reorganized Debtor will be deemed to have elected Option D except with respect to any Allowed Claim as to which the applicable Debtor elects Option A, B or C in a certification Filed prior to the conclusion of the Confirmation Hearing. Any amount paid to or on behalf of a holder of a Secured Claim as adequate protection shall be credited against the amount of such Secured Claim. Any Allowed Deficiency Claim of a holder of an Allowed Secured Claim shall be entitled to treatment as an Allowed Class C-4 Claim.

                  OPTION A: Unimpaired. Allowed Claims in Class C-2 with respect to which the applicable Debtor or Reorganized Debtor elects Option A will be paid in cash, in full, by such Reorganized Debtor, unless the holder of such Claim agrees to less favorable treatment.

                  OPTION B: Unimpaired. Allowed Claims in Class C-2 with respect to which the applicable Debtor or Reorganized Debtor elects Option B will be Reinstated.

                  OPTION C: Impaired. Allowed Claims in Class C-2 with respect to which the applicable Debtor or Reorganized Debtor elects Option C will be entitled to receive, and the applicable Debtors (or Reorganized Debtors) shall release and transfer to such holder, the collateral securing such Allowed Claims.

                  OPTION D: Impaired. Allowed Claims in Class C-2 with respect to which the applicable Debtor or Reorganized Debtor elects or is deemed to have elected Option D will receive a promissory note, secured by a first priority security interest in the applicable collateral (but not the proceeds of such collateral if the proceeds are chattel paper or the proceeds of chattel paper), in the aggregate principal amount of such Allowed Class C-2 Claim, payable in annual installments over the term of the useful life of such collateral, containing commercially reasonable terms and bearing interest at a market rate per annum.

         2.       UNSECURED CLAIMS

                  a. CLASS C-3 CLAIMS (UNSECURED PRIORITY CLAIMS) ARE UNIMPAIRED. On the Effective Date, each holder of an Allowed Claim in Class C-3 will receive cash equal to the amount of such Claim.

                  b. CLASS C-4 CLAIMS (GENERAL UNSECURED CLAIMS) ARE IMPAIRED. On the Effective Date, but only if either Class C-4 has voted to accept the Plan or, if Class C-4 has not voted to accept the Plan, at least two-thirds in amount and more than one-half in number of the holders of Allowed General Unsecured Claims, other than the holders of Deficiency Claims under the Prepetition Credit Facility, have voted to accept the Plan, (i) 5% of each of the New Subordinated Notes, New Preferred Stock and New Common Stock and (ii) $300,000 in cash shall be distributed to the Creditor Trust, and each holder of an Allowed Claim in Class C-4 will receive its Pro Rata share of the Creditor Trust Participation Certificates. In the event that Class C-4 has not voted to accept the Plan and at least two-thirds in amount and more than one-half in number of the holders of Allowed General Unsecured Claims, other than the holders of Deficiency Claims under the Prepetition Credit Facility, have not voted to accept the Plan, no property will be distributed to or retained by the holders OF Allowed Claims in Class C-4 on account of such Claims.

                  c. CLASS C-5 CLAIMS (INTERCOMPANY CLAIMS) ARE IMPAIRED. No property will be distributed TO or retained BY the holders of Allowed Claims in Class C-5 on account of such Claims. Notwithstanding this treatment of Class C-5 Claims, each of the Debtors holding an Intercompany Claim in Class C-5 will be deemed to have accepted the Plan.

                  d. CLASS C-6 CLAIMS (PENALTY CLAIMS) ARE IMPAIRED. No property will be distributed to or retained by the holders of Allowed Claims in Class C-6 on account of such Claims.

C.       CLASSIFIED INTERESTS

         1. CLASS E-1 INTERESTS (NATIONSRENT SUBSIDIARY DEBTORS OLD STOCK INTERESTS) ARE IMPAIRED. Except as may otherwise be provided by the Restructuring Transactions, on the Effective Date, Allowed Interests in Class E-l will be Reinstated. Each of the holders of Interests in Class E-l will be deemed to have accepted the Plan.

         2. CLASS E-2 INTERESTS (NATIONSRENT OLD STOCK INTERESTS) ARE IMPAIRED. No property will be distributed to or retained by the holders of Allowed Interests in Class Er-2, and such Interests will be terminated as of the Effective Date.

D. SPECIAL PROVISIONS REGARDING THE TREATMENT OF ALLOWED SECONDARY LIABILITY CLAIMS

                  The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, Allowed Secondary Liability Claims will be treated as follows:

         1. The Allowed Secondary Liability Claims arising from or related to any Debtor's joint or several liability for the obligations under any (a) Allowed Claim that is being Reinstated under the Plan or (b) Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor or any other entity will be Reinstated.

         2. Holders of all other Allowed Secondary Liability Claims will be entitled to only one distribution from the Debtor that is primarily liable for the underlying Allowed Claim, which distribution will be as provided in the Plan in respect of such underlying Allowed Claim, and will be deemed satisfied in full by the distributions on account of the related underlying Allowed Claim. No multiple recovery on account of any Allowed Secondary Liability Claim will be provided or permitted.

                                   ARTICLE IV.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A.       CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED
DEBTORS

                  Except as otherwise provided herein (and subject to the Restructuring Transaction provisions of Section IV.B), each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise provided herein, as of the Effective Date, all property of the respective Estates of the Debtors, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professionals' fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to the Bankruptcy court.

B.       RESTRUCTURING TRANSACTIONS

         1.       RESTRUCTURING TRANSACTIONS GENERALLY

                  On or before the Effective Date, the applicable Debtors or Reorganized Debtors may enter into such Restructuring Transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors. The Restructuring Transactions contemplated to occur on or before the Effective Date are described more fully on Exhibit IV.B. 1, which describes a taxable transaction; provided, however, that the Debtors and the Reorganized Debtors reserve the right to undertake transactions in lieu of or in addition to such Restructuring Transactions, as the Debtors may deem necessary or appropriate under the circumstances. Such transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

         2. OBLIGATIONS OF ANY SUCCESSOR CORPORATION IN A RESTRUCTURING TRANSACTION

                  The Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

C. CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, EMPLOYMENT-RELATED AGREEMENTS AND COMPENSATION PROGRAMS

         1.       CERTIFICATES OF INCORPORATION AND BY-LAWS OF THE REORGANIZED
DEBTORS

                  As of the Effective Date, the certificates of incorporation and the by-laws or similar constituent documents of each Reorganized Debtor, to the extent it is not dissolved pursuant to the Restructuring Transactions, will be substantially in the forms of Exhibits IV.C.1 .a and 1V.C.l.b, respectively. The initial certificates of incorporation and by-laws or similar constituent documents of each Reorganized Debtor, among other things, will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code. After the Effective Date or the effective time of any applicable Restructuring Transaction, each such entity may amend and restate its certificates of incorporation or by-laws or similar constituent documents as permitted by applicable state law, subject to the terms and conditions of such constituent documents.

         2.       DIRECTORS AND OFFICERS OF THE REORGANIZED DEBTORS

                  The initial boards of directors and officers of each of the surviving Reorganized Debtors will consist of the individuals identified on
Exhibit IV.C.2. Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the certificates of incorporation and by-laws or similar constituent documents of the applicable Reorganized Debtor and applicable state law. Exhibit IV.C.2 identifies the initial term for each director in accordance with the provisions of the Reorganized Debtors' respective certificates of incorporation and by-laws.

         3. NEW EMPLOYMENT, RETIREMENT, INDEMNIFICATION AND OTHER RELATED AGREEMENTS AND INCENTIVE COMPENSATION PROGRAMS

                  As of the Effective Date, the Reorganized Debtors will have authority, as determined by Reorganized NationsRent's board of directors, to:
(a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with their active directors, officers and employees, subject to the terms and conditions of any such agreement; (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees; and (c)and structure and provide for a management incentive program.
Exhibit IV.C.3 provides a list of the employment agreements and plans that are in effect on the Effective Date. In addition, the Disclosure Statement provides a schedule and a summary and description of the Debtors' employment, retirement, severance, indemnification and other related agreements and incentive compensation programs that are to take or remain in effect on or as of the Effective Date.

         4.       CORPORATE ACTION

                  The Restructuring Transactions; the adoption of new or amended and restated certificates of incorporation and by-laws or similar constituent documents for the Reorganized Debtors; the initial selection of directors and officers for the Reorganized Debtors; the entry into the Exit Financing Facility; the distribution of cash pursuant to the Plan; the issuance and distribution of the New Subordinated Notes, New Preferred Stock and the New Common Stock pursuant to the Plan; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements, including the plans and agreements described on Exhibit IV.C.3; and the other matters involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor will occur and be effective as of the date specified in the documents effectuating the applicable Restructuring Transactions or on or after the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by stockholders or directors of any of the Debtors.

D. EXIT FINANCING FACILITY, OBTAINING CASH FOR PLAN DISTRIBUTIONS AND TRANSFERS OF FUNDS AMONG THE DEBTORS AND THE REORGANIZED DEBTORS

                  On the Effective Date, the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Financing Facility. All cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the Reorganized Debtors' cash balances and operations and/or the Exit Financing Facility. Cash payments to be made pursuant to the Plan will be made by Reorganized NationsRent; provided, however, that the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable Reorganized NationsRent to satisfy their obligations under the Plan. Any Intercompany Claims resulting from such transfers will be accounted for and settled in accordance with the Debtors' historical intercompany account settlement practices.

E.       PRESERVATION OF RIGHTS OF ACTION; SETTLEMENT OF CLAIMS AND RELEASES

         1. PRESERVATION OF RIGHTS OF ACTION BY THE DEBTORS AND THE REORGANIZED DEBTORS

                  Except as PROVIDED in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights and causes of action that any Debtor or Estate may hold against any entity. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successors holding such claims, demands, rights or causes of action. Further, the Reorganized Debtors retain their rights to File and pursue any adversary proceedings against any trade creditor or vendor related to debit balances or deposits owed to any Debtor. Notwithstanding the foregoing, the Debtors shall transfer all Unresolved Avoidance Actions of the Debtors against parties not released under the Plan to the Creditor Trust, provided that the Creditor Trust must commence such Unresolved Avoidance Actions no later than 180 days after the Effective Date.

         2.       COMPREHENSIVE SETTLEMENT OF CLAIMS AND CONTROVERSIES

                  Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Section IV.E.3., will constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

         3.       RELEASES

                  a.       GENERAL RELEASES BY HOLDERS OF CLAIMS OR INTERESTS

                  As of the Effective Date, in consideration for, among other things, the obligations of the Debtors and the Reorganized Debtors under the Plan and the New Preferred Stock, the New Common Stock, New Subordinated Notes, cash and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan (i) each holder of a Claim or Interest that votes in favor of the Plan and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity that has held, holds or may hold a Claim or Interest or at any time was a creditor or stockholder of any of the Debtors and that does not vote on the Plan or votes against the Plan, in each case will be deemed to forever release, waive and discharge all claims (including Derivative Claims), obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the contracts, instruments, releases, agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, the Reorganization Cases or the Plan that such entity has, had or may have against any Debtor, any Reorganized Debtor and each of their respective present or former directors, officers, employees, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code) provided, however, that the releases provided by this Section IV.E.3.a shall not apply to the Retained Actions; provided further that the releases provided by this Section IV.E.3.a shall not be binding or effective against the Securities and Exchange Commission.

                  b.       GENERAL RELEASE BY THE DEBTORS

                  As of the Effective Date, pursuant to Bankruptcy Rule 9019 and in consideration for, among other things, the concessions by the holders of Bank Loan Claims, the members of the Creditors' Committee, the DIP Lenders and the Amended and Restated DIP Credit Agreement Lenders made pursuant to the Plan and otherwise, the Debtors and the Reorganized Debtors will be deemed to forever release, waive and discharge all claims (including Derivative Claims), obligations, suits, judgments, damages, demands, debts, rights, causes of action and Liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to a Debtor, the Reorganization cases or the Plan that such entity has, had or may have against (i) the holders of Bank Loan Claims and each of their respective present or former directors, officers, employees, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity; (ii) the members of the Creditors' Committee and each of their respective present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents acting in such capacity; (iii) the DIP Lenders and each of their respective present or former directors, officers, employees, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity; (iv) the Amended and Restated Credit Agreement Lenders and each of their respective present or former directors, officers, employees, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity; and (v) each of the present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents of the Debtors acting in such capacity provided, however, that the releases provided by this Section IV.E.3.b shall not apply to the Retained Actions; provided further that the releases provided by this Section IV.E.3.b shall not be binding or effective against the Securities and Exchange Commission..

                  c.       INJUNCTION RELATED TO RELEASES

                  AS FURTHER PROVIDED IN SECTION XI.B, THE CONFIRMATION ORDER WILL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED PURSUANT TO THE PLAN.

F.       CONTINUATION OF CERTAIN EMPLOYEE, RETIREE AND WORKERS' COMPENSATION
         BENEFITS

         1.       EMPLOYEE BENEFITS

                  From and after the Effective Date, the Reorganized Debtors intend to: (a) continue (or continue as modified or replaced) their existing employee benefit policies, plans and agreements identified on Exhibit IV.C.3, including: (i) medical, dental, life, travel accident and accidental death and dismemberment insurance; (ii) sick pay, short-term disability pay and long-term disability insurance; (iii) vacation and holiday pay; (iv) bonus and severance programs; (v) tuition assistance policies; and (vi) qualified deferred compensation plans; and (b) honor the emergence bonuses identified on Exhibit IV-F.1.

         2.       RETIREE BENEFITS

                  From and after the Effective Date, the Reorganized Debtors will be obligated to pay retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) and any similar health, disability or death benefits in accordance with the terms of the retiree benefit plans or other agreements governing the payment of such benefits, subject to any rights to amend, modify or terminate such benefits under the terms of the applicable retiree benefits plan, other agreement or applicable nonbankruptcy law.

         3.       WORKERS' COMPENSATION BENEFITS

                  From and after the Effective Date, the Reorganized Debtors, in their sole discretion, may continue to pay valid Claims arising before the Petition Date under the Debtors' workers' compensation programs.

G.       LIMITATIONS ON AMOUNTS TO BE DISTRIBUTED TO HOLDERS OF ALLOWED INSURED
         CLAIMS

                 Distributions under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing in this Section IV.G will constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any entity may hold against any other entity, including the Debtors' insurance carriers.

H.       CANCELLATION AND SURRENDER OF INSTRUMENTS, SECURITIES AND OTHER
         DOCUMENTATION

                  Except AS provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, the Prepetition Credit Facility, the Old Prepetition Credit Facility Notes, the Prepetition Indenture and the Old Senior Subordinated Notes will be canceled and of no further force and effect, without any further action on the part of any Debtor or Reorganized Debtor. The Old Stock of NationsRent shall be deemed canceled and of no further force and effect on the Effective Date. The holders of or parties to such canceled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent to the extent required in Section VI.H.

I.       RELEASE OF LIENS

                  Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, all mortgages, deeds of trust, liens or other security interests against the property of any Estate will be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns.

J. EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS; EXEMPTION FROM CERTAIN TRANSFER TAXES

                  The Chairman of the Board, Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Chief Operating Officer, Senior Vice President or any Vice President of each Debtor or Reorganized Debtor will be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor will be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(c) of the Bankruptcy Code, the following will not be subject to any stamp tax, real estate transfer tax, sales and use tax or similar tax: (1) the issuance, transfer or exchange of the New Preferred Stock, the New Common Stock or the New Subordinated Notes; (2) the creation of any mortgage, deed of trust, lien or other security interest; (3) the making or assignment of any lease or sublease; (4) the execution and delivery of the Exit Financing Facility; (5) any Restructuring Transaction; or (6) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; or assignments executed in connection with any Restructuring Transaction pursuant to the Plan.

K.       CREDITOR TRUST

         1. The Creditor Trust shall be formed on the Effective Date and shall receive all distributions made by the Disbursing Agent in respect of Class C-4. The Debtors shall assign to the Creditor Trust their rights to: (a) object to all Class C-4 Claims; (b) make all distributions to holders of Allowed Class C-4 Claims; and (c)(i) pursue all Unresolved Avoidance Actions (against parties not released under the Plan) and the Retained Actions and (ii) receive all Unresolved Avoidance Action recoveries (against parties not released under the Plan) and recoveries on account of the Retained Actions. The Creditor Trust shall be administered by the Creditor Trust Trustee and all fees, costs, and expenses incurred by the Creditor Trust shall be paid from the assets of the Creditor Trust. Unless otherwise agreed by the Debtors, the Reorganized Debtors, the Majority Bank Debt Holders and the Steering Committee, upon recovery of any assets by the Creditors' Committee or the Creditor Trust, as applicable, in connection with any Retained Action, the Creditors' Committee or the Creditor Trust, as applicable, shall pay in cash to the Debtors or the Reorganized Debtors any fees, expenses and other costs of the Creditors' Committee or the Creditor Trust with the Retained Actions that were paid by the Debtors' estates as of the Effective Date.

         2. The Creditor Trust is intended to be treated for federal income tax purposes as a liquidating trust for the benefit of creditors within the meaning of Treasury Regulations section 301.7701-4(d); accordingly, the distribution to the Creditor Trust in respect of Class C-4 shall be treated for all purposes of the Code as a transfer of such distribution to the creditors who are the beneficiaries of the Creditor Trust, and a transfer by the beneficiary-creditors to the Creditor Trust, who will be treated as the grantors and deemed owners of the Creditor Trust. The Creditor Trust Trustee shall be required by the Creditor Trust Agreement to file federal tax returns for the Creditor Trust as a grantor trust pursuant to Treasury Regulations section 1.67.1-4(a), and any income of the Creditor Trust will be treated as subject to tax on a current basis. The Creditor Trust Agreement will provide for the Creditor Trust Trustee to pay such taxes on behalf of the beneficiary-creditors from Creditor Trust assets. In addition, the Creditor Trust Agreement will require consistent valuation of the property distributed to the Creditor Trust by the Creditor Trust Trustee and the beneficiary-creditors for all federal income tax purposes. The Creditor Trust Agreement will provide that the sole purpose of the Creditor Trust will be to liquidate and distribute (including objecting to General Unsecured Claims and determining the proper recipients and amounts of distributions to be made from the Creditor Trust) the assets transferred to it for the benefit of the beneficiary-creditors as expeditiously as reasonably possible, recognizing that the assets distributed to the Creditor Trust are primarily illiquid and will take some time to monetize, and not to engage in any trade or business, and to terminate upon the completion of such liquidation and distribution, provided, however, that the Creditor Trust will not distribute any New Common Stock or New Preferred Stock and will be required to monetize such securities prior to any distribution. The Creditor Trust Agreement will provide that such termination shall occur no later than five years after the Effective Date, unless the Bankruptcy Court shall approve an extension based upon a finding that such an extension is necessary for the Creditor Trust to complete its liquidating purpose. The Creditor Trust Agreement will also limit the investment powers of the Creditor Trust Trustee in accordance with IRS Rev. Proc. 94-45, and will require the Creditor Trust to distribute at least annually to the beneficiary-creditors (as such may have been determined at such time) its net income (net of any taxes paid on behalf of the beneficiary-creditors), except for amounts retained as reasonably necessary to maintain the value of Creditor Trust assets or to meet claims and contingent liabilities (including Disputed Claims).

L.       ACQUISITION OF BOSTON RENTAL PARTNERS

                  After the Effective Date, the Reorganized Debtors shall have the option to acquire (by acquisition, merger or otherwise) Boston Rental Partners or all of its assets and liabilities for an amount equal to the capital contributed to Boston Rental Partners plus the assumption of all indebtedness of Boston Rental Partners plus expenses, including financing costs.

                                   ARTICLE V.

                             TREATMENT OF EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES

A.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED OR ASSUMED AND
         ASSIGNED

         1.       ASSUMPTION AND ASSIGNMENT GENERALLY

                  Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Reorganized Debtors will assume or assume and assign, as indicated, each of the other Executory Contracts and Unexpired Leases listed on Exhibit V.A.1; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit V.A.l to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant to Section V.C; (b) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption or assumption and assignment pursuant to this Section V.A.1; or (c) remove any Executory Contract or Unexpired Lease listed therein and add it to Exhibit V.D, thus reserving the right for the applicable Reorganized Debtor or Debtors to assume, assume and assign or reject such Executory Contract or Unexpired Lease for up to 180 days after the Effective Date. The Debtors will provide notice of any amendments to
Exhibit V.A.1 to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases (including counsel to the Creditors' Committee, to Fleet Bank and to counsel to the Majority Bank Debt Holders). Each contract and lease listed on Exhibit V.A.1 will be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.A.l will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any related agreements as described in Section I.A.82 or V.A.2) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.

         2. ASSUMPTIONS AND ASSIGNMENTS OF REAL PROPERTY EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  Each Real Property Executory Contract and Unexpired Lease listed on Exhibit V.A.1 will include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument or other document is listed on Exhibit V.A.1, unless any such modification, amendment, supplement, restatement or other agreement is rejected pursuant to Section V.C and is listed on Exhibit V.C.

         3.       ASSIGNMENTS RELATED TO THE RESTRUCTURING TRANSACTIONS

                  As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease (including any related agreements as described in Sections I.A.82 and V.A.2) to be held by any Debtor or another surviving, resulting or acquiring corporation in an applicable Restructuring Transaction, will be deemed assigned to the applicable entity, pursuant to section 365 of the Bankruptcy Code.

         4.       APPROVAL OF ASSUMPTIONS AND ASSIGNMENTS

                  a. Except as provided in Section V.A.4.b, the Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions and assignments described in this Section V.A and Section V.F, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. An order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to the Plan notice of:
         (a) the contract or lease being assumed or assumed and assigned; (b) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (c) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.

                  b. Any Order of the Bankruptcy Court entered with respect to the assumption of an Executory Contract or Unexpired Lease listed on Exhibit V.D will specify the procedures for providing to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned notice of: (a) the contract or lease being assumed or assumed and assigned; (b) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (c) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.

B.       PAYMENTS RELATED TO THE ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED
         LEASES

         1. To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or Reorganized Debtor assuming such contract or lease or the assignee of such Debtor or Reorganized Debtor, if any: (a) by payment of the Cure Amount Claim in cash on the Effective Date or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (a) the amount of any Cure Amount Claim; (b) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to assumption or assumption and assignment of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(l) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default (a) by treating such amount as either a direct or indirect contribution to capital or distribution (as appropriate) or (b) through an intercompany account balance in lieu of payment in cash.

         2. To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease listed on Exhibit V.D and to be assumed pursuant to an order of the Bankruptcy Court in accordance with Section V.D will be satisfied, pursuant to section 365(b)(l) of the Bankruptcy Code, at the option of the Reorganized Debtor assuming such contract or lease or the assignee of such Reorganized Debtor, if any: (a) by payment of the Cure Amount Claim in cash within five business days of the entry of such order or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (a) the amount of any Cure Amount Claim; (b) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to assumption or assumption and assignment of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(l) of the Bankruptcy Code will be made following the entry of an order of the Bankruptcy Court resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Reorganized Debtors, the Reorganized Debtor assuming such contract may cure any monetary default (a) by treating such amount as either a direct or indirect contribution to capital or distribution (as appropriate) or (b) through an intercompany account balance in lieu of payment in cash.

C.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE REJECTED

                  On the Effective Date, except for an Executory Contract or Unexpired Lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court, that is assumed pursuant to Section V.A (including any related agreements assumed pursuant to Sections I.A.82 and V.A.2) or that is listed on Exhibit V.D in accordance with Section V.D, each Executory Contract and Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The Executory Contracts and Unexpired Leases to be rejected will include the Executory Contracts and Unexpired Leases listed on Exhibit V.C. Each contract and lease listed on
Exhibit V.C will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.C will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including related agreements as described in

Section I.A.82) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder. Any Executory Contract and Unexpired Lease not listed on Exhibit V.A.l; not previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court; and not listed on
Exhibit V.D in accordance with Section V.D will be deemed rejected irrespective of whether such contract is listed on Exhibit V.C. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

D. EXECUTORY CONTRACTS SUBJECT TO RESERVATION OF RIGHT TO ASSUME, ASSUME AND ASSIGN OR REJECT

                  Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Reorganized Debtor shall have 180 days following the Effective Date to file a motion or motions seeking to assume, assume and assign or reject each of the Executory Contracts and Unexpired Leases to which the Debtors were a party as of the Petition Date that are listed on Exhibit V.D. The Confirmation Order shall provide (1) for the retention of jurisdiction by the Bankruptcy Court to consider such motion or motions and (2) that the Debtors or Reorganized Debtors shall comply with the section 365 of the Bankruptcy Code until such time as the Bankruptcy Court enters an order with respect to such motion or motions.

E.       BAR DATE FOR REJECTION DAMAGES

                  Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease gives rise to a Claim (including any Claims arising from those indemnification obligations described in Section V.F.1) by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors, the Reorganized Debtors, their respective successors or their respective properties unless a proof of Claim is Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, on the later to occur of (1) 60 days after the Effective Date or (2) 60 days after the date of entry of an Order rejecting such Executory Contract or Unexpired Lease. All Claims resulting from the rejection of an Executory Contract or Unexpired Lease will be satisfied from the Creditor Trust, to the extent that such Claims constitute Unsecured Claims not entitled to priority treatment pursuant to section 507 of the Bankruptcy Code.

F.       SPECIAL EXECUTORY CONTRACT AND UNEXPIRED LEASE ISSUES

         1.       OBLIGATIONS TO INDEMNIFY DIRECTORS, OFFICERS AND EMPLOYEES

                  The obligations of each Debtor or Reorganized Debtor to indemnify any person serving as one of its directors, officers or employees prior to or following the Petition Date by reason of such person's prior or future service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before OR after the Petition Date; provided, however, that the obligations set forth in this Section V.F.l shall not apply to Retained Actions that are Unresolved Avoidance Actions.

         2. REINSTATEMENT OF ALLOWED SECONDARY LIABILITY CLAIMS ARISING FROM OR RELATED TO EXECUTORY CONTRACTS OR UNEXPIRED LEASES ASSUMED BY THE DEBTORS

                  On the Effective Date, in accordance with Section III.D.l, any Allowed Secondary Liability Claim arising from or related to any Debtor's joint or several liability for the obligations under or with respect to: (a) any Executory Contract or Unexpired Lease that is being assumed or deemed assumed pursuant to section 365 of the Bankruptcy Code by another Debtor; (b) any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor; or (c) a Reinstated Claim will be Reinstated. Accordingly, such Allowed Secondary Liability Claims will survive and be unaffected by entry of the Confirmation Order.

G.       CONTRACTS AND LEASES ENTERED INTO AFTER THE PETITION DATE

                  Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in accordance with the terms and conditions of such contracts and leases in the ordinary course of its business. Accordingly, such contracts and leases and other obligations (including any assumed Executory Contracts and Unexpired Leases) will survive and REMAIN unaffected by entry of the Confirmation Order.

                                   ARTICLE VI

                       PROVISIONS GOVERNING DISTRIBUTIONS

A.       DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

                  Except as otherwise provided in Article VI, distributions to be made on the Effective Date to holders of Claims that are allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 60 days after the Effective Date or (b) such later date when the applicable conditions of Section V.B (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.D.2 (regarding undeliverable distributions) or Section VI.H (regarding surrender of canceled instruments and securities) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Sections VI.G and VII.C.

B.       METHOD OF DISTRIBUTIONS TO HOLDERS OF CLAIMS

                  Reorganized NationsRent or such Third Party Disbursing Agents as Reorganized NationsRent may employ in its sole discretion, will make all distributions of cash, New Preferred Stock, New Common Stock, New Subordinated Notes and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. The Creditor Trust will make all distributions to holders of Allowed Unsecured Claims upon receipt of such distributions from a Disbursing Agent.

C.       COMPENSATION AND REIMBURSEMENT FOR SERVICES RELATED TO DISTRIBUTIONS

                  Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from Reorganized NationsRent, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with Reorganized NationsRent and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims receiving distributions from a Third Party Disbursing Agent.

D.       DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

         1.       DELIVERY OF DISTRIBUTIONS

                  a.       GENERALLY

                  Except as provided in Section VI.D.1.b and VI.D.1.c, distributions to holders of Allowed Claims will be made by a Disbursing Agent
(a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; or (c) at the addresses reflected in the applicable Debtor's Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

                  b. SPECIAL PROVISIONS FOR DISTRIBUTIONS TO HOLDERS OF ALLOWED UNSECURED CLAIMS

                  For the purposes of distributions to the holders of Allowed Unsecured Claims, the Creditor Trust shall be deemed to be the sole holder of such Claims. All distributions on account of Allowed Unsecured Claims shall be distributed to the Creditor Trust for further distribution to the holders of such Claims pursuant to the terms and conditions of the Creditor Trust Agreement and the Plan.

                  c. SPECIAL PROVISIONS FOR DISTRIBUTIONS TO HOLDERS OF OLD SENIOR SUBORDINATED DEBT CLAIMS

                  For the purposes of distributions of Creditor Trust Participation Certificates to the holders of Allowed Old Senior Subordinated Note Claims, the Indenture Trustee shall be deemed to be the sole holder of such Claims. All distributions of Creditor Trust Participation Certificates on account of Allowed Old Senior Subordinated Note Claims shall be distributed to the Indenture Trustee for further distribution to the holders of such Claims pursuant to the terms and conditions of the Prepetition Indenture, the Plan and the Creditor Trust Agreement. On the Effective Date, the obligations under the Old Senior Subordinated Notes and the Prepetition Indenture shall be deemed terminated, canceled and extinguished (all without any further action by any person or the Bankruptcy Court) and shall have no further legal effect other than as evidence of any right to receive distributions under the Plan and the Creditor Trust Agreement; provided, however, that the Old Senior Subordinated Notes shall not be deemed canceled on the books and records of the Indenture Trustee, the applicable securities depositories, clearing systems or broker, bank or custodial participants in the clearing system so as to facilitate distributions TO the holders of the Old Senior Subordinated Notes. The authority of the Indenture Trustee under the Prepetition Indenture shall be terminated as of the Effective Date; provided, however, that the Prepetition Indenture shall continue in effect solely for the purposes of (i) allowing the Indenture Trustee to make the distributions of Creditor Trust Participation Certificates as provided for in the Plan and the Creditor Trust Agreement and to perform any and all current and future administrative functions and (ii) permitting the Indenture Trustee to maintain its continuing charging lien against any and all distributions payable to the holders of the Old Senior Subordinated Notes to the extent that the Indenture Trustee has not received or does not receive payment for fees, costs and expenses incurred in the performance of any function associated with the Prepetition Indenture or the Plan.

         2.       UNDELIVERABLE DISTRIBUTIONS HELD BY DISBURSING AGENTS

                  a.       HOLDING AND INVESTMENT OF UNDELIVERABLE DISTRIBUTIONS

                  If any distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder's then-current address. Undeliverable distributions will remain in the possession of the applicable Disbursing Agent pursuant to this Section VI.D.2.a until such time as a distribution becomes deliverable. Undeliverable cash will be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash will invest such cash in a manner consistent with the Reorganized Debtors' investment and deposit guidelines.

                  b.       AFTER DISTRIBUTIONS BECOME DELIVERABLE

                  On each Quarterly Distribution Date, the applicable Disbursing Agents will make all distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter. Each such distribution will include, to the extent applicable: (i) a Pro Rata share of dividends or other distributions, if any, that were previously paid to the Disbursing Agent in respect of any New Preferred Stock or New Common Stock included in such distribution and (ii) a Pro Rata share of the Cash Investment Yield from the investment of any undeliverable cash (including dividends or other distributions on undeliverable New Common Stock) from the date that such distribution would have first been due had it then been deliverable to the date that such distribution becomes deliverable.

                  c.       FAILURE TO CLAIM UNDELIVERABLE DISTRIBUTIONS

                  Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by a Disbursing Agent within two years after the later of (a) the Effective Date and
(b) the last date on which a distribution was deliverable to such holder will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. Unclaimed distributions will become property of Reorganized NationsRent, free of any restrictions thereon, and any such distributions held by a Third Party Disbursing Agent will be returned to Reorganized NationsRent. Nothing contained in the Plan will require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim.

E.       DISTRIBUTION RECORD DATE

         1. A Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Bank Loan Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders of Allowed Bank Loan Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.

         2. As of the close of business on the Distribution Record Date, the respective transfer registers for the Old Senior Subordinated Notes, as maintained by the Debtors or the Indenture Trustee, will be closed. The applicable Disbursing Agent wil1 have no obligation to recognize the transfer or sale of any Old Senior Subordinated Note Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders of Old Senior Subordinated Note Claims who are holders of such Claims as of the close of business on the Distribution Record Date.

         3. Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims in Class C-4 that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

F.       MEANS OF CASH PAYMENTS

                  Except as otherwise specified herein, cash payments made pursuant to the Plan to holders of Claims will be in U.S. currency by checks drawn on a domestic bank selected by Reorganized NationsRent or, at the option of Reorganized NationsRent, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Trade Claims may be made, at the option of Reorganized NationsRent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

G.       TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

         1.       ALLOWED CLAIMS

                  On the Effective Date, each holder of an Allowed Claim will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. Other than with respect to distributions to be made to holders of Allowed Unsecured Claims pursuant to the Creditor Trust, on each Quarterly Distribution Date, distributions also will be made, pursuant to
Section VII.C, to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such quarterly distributions also will be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

         2.       DISTRIBUTIONS OF NEW PREFERRED AND NEW COMMON STOCK

                  Notwithstanding any other provision of the Plan, only whole numbers of shares of New Preferred and New Common Stock will be issued. When any distribution on account of an Allowed Claim in Class C-1 or Class C-4 would otherwise result in the issuance of a number of shares of New Preferred or New Common Stock that is not a whole number, the actual distribution of shares of such stock will be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 will be rounded to the next higher whole number and
(b) fractions less than 5 will be rounded to the next lower whole number. The total number of shares of New Preferred and New Common Stock to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in this Section VI.G.2. No consideration will be provided in lieu of fractional shares that are rounded down.

         3.       DISTRIBUTIONS OF NEW SUBORDINATED NOTES

                  Notwithstanding any other provision of the Plan, the New Subordinated Notes will be issued in ten dollar increments. When any distribution on account of an Allowed Claim in Class C-l or Class C-4 would otherwise result in the issuance of a New Subordinated Note that is not in a ten dollar increment, the actual distribution of such note wiI1 be rounded to the next higher or lower ten dollar increment as follows: (a)notes ending in amounts of five dollars or greater will be rounded to the next higher ten dollar increment and (b)notes ending in amounts of less than five dollars will be rounded to the next lower ten dollar increment. The total number of New Subordinated Notes to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in this Section VI.G.3. No consideration will be provided in lieu of New Subordinated Term Notes that are rounded down.

         4.       DE MINIMIS DISTRIBUTIONS

                  No Disbursing Agent will distribute cash to the holder of an Allowed Claim in an impaired Class if the amount of cash to be distributed on account of such Claim is less than $25. Any holder of an Allowed Claim on account of which the amount of cash to be distributed is less than $25 will have its claim for such distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. Any cash not distributed pursuant to this Section VI.G.4 will be the property of Reorganized NationsRent, free of any restrictions thereon, and any such cash held by a Third Party Disbursing Agent will be returned to Reorganized NationsRent.

         5.       COMPLIANCE WITH TAX REQUIREMENTS

                  a. In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

                  b. Notwithstanding any other provision of the Plan, each entity receiving a distribution of cash, New Preferred Stock, New Common Stock or New Subordinated Notes pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations.

H.       SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES

                  As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documentation canceled pursuant to Section IV.H, the holder of such Claim must tender, as specified in this Section VI.H, the applicable notes, instruments, securities or other documentation evidencing such Claim to the applicable Disbursing Agent, together with any letter of transmittal required by such Disbursing Agent. Pending such surrender, any distributions pursuant to the Plan on account of any such Claim will be treated as an undeliverable distribution pursuant to Section VI.D.2.

I.       SETOFFS

                  Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Reorganized Debtors or, as instructed by the applicable Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against such a Claim holder.

J.       ALLOCATION OF PAYMENTS

                  Amounts paid to holders of Claims in satisfaction thereof shall be allocated first to the principal amounts of such Claims, with any excess being allocated to interest that has accrued on such Claims but remains unpaid.

                                   ARTICLE VII.

                    PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.       PROSECUTION OF OBJECTIONS TO CLAIMS

         1.       OBJECTIONS TO CLAIMS

                  All objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Reorganization Cases. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier. An objection is deemed to have been timely Filed as to all Tort Claims, thus making each such Claim a Disputed Claim as of the Claims Objection Bar Date. Each such Tort Claim will remain a Disputed Claim until it becomes an Allowed Claim in accordance with Section I.A.3.

         2.       AUTHORITY TO PROSECUTE OBJECTIONS

                  After the Confirmation Date, the Debtors or the Reorganized Debtors, and the Creditor Trust with respect to Unsecured Claims, will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, only the Creditor Trust may prosecute, settle, compromise or withdraw objections to Unsecured Claims. As of the Effective Date, the right to prosecute, settle, compromise or withdraw objections to Unsecured Claims that were filed prior to the Effective Date shall be transferred to the Creditor Trust. The Reorganized Debtors shall provide the Creditor Trust Trustee (including its representatives and agents) with reasonable access to their books, records and employees for the purpose of allowing the Creditor Trust Trustee to investigate and/or prosecute objections to Unsecured Claims and Unresolved Avoidance Actions.

B.       TREATMENT OF DISPUTED CLAIMS

                  Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim.

C.       DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS ONCE ALLOWED

                  On each Quarterly Distribution Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class.

                                  ARTICLE VIII.

                    SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

                  The Debtors reserve the right to seek the entry of an order of the Bankruptcy Court providing for the substantive consolidation of some or all of the Debtors for the purpose of implementing the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan, subject to the right of any party in interest to object to such relief.

                                   ARTICLE IX.

                      CONDITIONS PRECEDENT TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

A.       CONDITIONS TO CONFIRMATION

                  The Bankruptcy Court will not enter the Confirmation Order unless and until the following conditions have been satisfied or duly waived pursuant to Section IX.C:

         1. The Confirmation Order will be reasonably acceptable in form and substance to the Plan Proponents.

         2. The Debtors shall have received a binding, unconditional (except for a normal "market-out" condition, for conditions relating to occurrence of the Effective Date and other customary conditions precedent in financings of this type) commitment for the Exit Financing Facility on terms and conditions satisfactory to the Plan Proponents.

         3. All Exhibits to the Plan are in form and substance reasonably satisfactory to the Plan Proponents.

B.       CONDITIONS TO THE EFFECTIVE DATE

                  The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions have been satisfied or duly waived pursuant to Section IX-C:

         1. The Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) approving and authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to implement the Plan, including completion of the Restructuring Transactions and other transactions contemplated by the Plan and the implementation and consummation of contracts, instruments, releases and other agreements or documents created in connection with the Plan.

         2. The documents effectuating the Exit Financing Facility are in form and substance satisfactory to the Plan Proponents, such documents have been executed and delivered and all conditions to funding have been satisfied or waived.

C.       WAIVER OF CONDITIONS TO THE CONFIRMATION OR EFFECTIVE DATE

                  The conditions to Confirmation set forth in Section IX.A and the conditions to the Effective Date set forth in Section IX.B may be waived in whole or part by the Plan Proponents at any time without an order of the Bankruptcy Court.

D.       EFFECT OF NONOCCURRENCE OF CONDITIONS TO THE EFFECTIVE DATE

                  If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section IX.C, then upon motion by the Debtors made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy
Court provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section IX.D, (1) the Plan will be null and void in all respects, including with respect to: the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code and (2)nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors; or (b) prejudice in any manner the rights of the Debtors or any other party in interest.

                                   ARTICLE X.

                                    CRAMDOWN

                  The Debtors request Confirmation under section 1129(b) of the Bankruptcy Code with respect to any impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

                                   ARTICLE XI.

                       DISCHARGE, TERMINATION, INJUNCTION
                            AND SUBORDINATION RIGHTS

A.       DISCHARGE OF CLAIMS AND TERMINATION OF INTERESTS

         1. Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date: (a)discharge the Debtors from all Claims or other debts that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of equity security holders in the Debtors.

         2. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of a discharge of all Claims and other debts and liabilities against the Debtors and a termination of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

B.       INJUNCTIONS

         1. EXCEPT AS PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, AS OF THE EFFECTIVE DATE, ALL ENTITIES THAT HAVE HELD, CURRENTLY HOLD OR MAY HOLD A CLAIM OR OTHER DEBT OR LIABILITY THAT IS DISCHARGED OR AN INTEREST OR OTHER RIGHT OF AN EQUITY SECURITY HOLDER THAT IS TERMINATED PURSUANT TO THE TERMS OF THE PLAN WILL BE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS ON ACCOUNT OF ANY SUCH DISCHARGED CLAIMS, DEBTS OR LIABILITIES OR TERMINATED INTERESTS OR RIGHTS: (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING AGAINST THE DEBTORS, THE REORGANIZED DEBTORS OR THEIR RESPECTIVE PROPERTY, OTHER THAN TO ENFORCE ANY RIGHT

PURSUANT TO THE PLAN TO A DISTRIBUTION; (b) ENFORCING, ATTACHING, COLLECTING OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST THE DEBTORS, THE REORGANIZED DEBTORS OR THEIR RESPECTIVE PROPERTY, OTHER THAN AS PERMITTED PURSUANT TO (a) ABOVE; (c) CREATING, PERFECTING OR ENFORCING ANY LIEN OR ENCUMBRANCE AGAINST THE DEBTORS, THE REORGANIZED DEBTORS OR THEIR RESPECTIVE PROPERTY; (d) ASSERTING A SETOFF RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO THE DEBTORS OR THE REORGANIZED DEBTORS; AND (e) COMMENCING OR CONTINUING ANY ACTION, IN ANY MANNER, IN ANY PLACE THAT DOES NOT COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN.

         2. AS OF THE EFFECTIVE DATE, ALL ENTITIES THAT HAVE HELD, CURRENTLY HOLD OR MAY HOLD ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES THAT ARE RELEASED PURSUANT TO THE PLAN WILL BE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST ANY RELEASED ENTITY OR ITS PROPERTY ON ACCOUNT OF SUCH RELEASED CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES: (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING; (B) ENFORCING, ATTACHING, COLLECTING OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE OR ORDER; (C) CREATING, PERFECTING OR ENFORCING ANY LIEN OR ENCUMBRANCE; (D) ASSERTING A SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO ANY RELEASED ENTITY; AND (E) COMMENCING OR CONTINUING ANY ACTION, IN ANY MANNER, IN ANY PLACE THAT DOES NOT COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN.

         3. BY ACCEPTING DISTRIBUTIONS PURSUANT TO THE PLAN, EACH HOLDER OF AN ALLOWED CLAIM RECEIVING DISTRIBUTIONS PURSUANT TO THE PLAN WILL BE DEEMED TO HAVE SPECIFICALLY CONSENTED TO THE INJUNCTIONS SET FORTH IN THIS SECTION XI.B.

C.       SUBORDINATION RIGHTS

                  Except as set forth in Section III.B.l.a, the classification and manner of satisfying Claims and Interests under the Plan does not take into consideration subordination rights, and nothing in the Plan or Confirmation Order shall affect any subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise.

                                   ARTICLE XII.

                            RETENTION OF JURISDICTION

                  Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Reorganization Cases after the Effective Date as is legally permissible, including jurisdiction to:

         1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim; the resolution of any objections to the allowance, priority or classification of Claims or Interests;

         2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

         3. Resolve any matters, in accordance with Article V or otherwise, related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

         4. Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

         5. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or brought thereafter;

         6. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         7. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document, other than with respect to the Exit Financing Facility, that is entered into or delivered pursuant to the Plan or any entity's rights arising from or obligations incurred in connection with the Plan or such documents;

         8.       Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document, other than with respect to the Exit Financing Facility, entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

         9. Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

         10. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

         11. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document, other than with respect to the Exit Financing Facility, entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

         12.      Enter a final decree closing the Reorganization Cases; and

         13. Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes.

                                  ARTICLE XIII.

                            MISCELLANEOUS PROVISIONS

A.       DISSOLUTION OF THE CREDITORS' COMMITTEE

                  On the Effective Date, the Creditors' Committee will dissolve and the members of the Creditors' Committee will be released and discharged from all duties and obligations arising from or related to the Reorganization Cases. The Professionals retained by the Creditors' Committee and the members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section II1.A.1.e.ii.A and in connection with any appeal of the Confirmation Order.

B.       LIMITATION OF LIABILITY

                  The Debtors, the Reorganized Debtors, the Majority Bank Debt Holders, the members of the Creditors' Committee and their respective directors, officers, employees, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity, will neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection with the Plan; provided, however, that the foregoing provisions of this Section XI1I.B will have no effect on: (1) the liability of any entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or (2) the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

C.       MODIFICATION OF THE PLAN

                  Subject to the restrictions on modifications set forth in
section 1127 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend or modify the Plan before its substantial consummation.

D.       REVOCATION OF THE PLAN

                  The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (1) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors or (2) prejudice in any manner the rights of any Debtors or any other party.

E.       SEVERABILITY OF PLAN PROVISIONS

                  If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted; provided, however, that any such alteration or interpretation must be in form and substance acceptable to the Debtors. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

F.       SUCCESSORS AND ASSIGNS

                  The rights, benefits and obligations of any entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

G.       SERVICE OF CERTAIN PLAN EXHIBITS AND DISCLOSURE STATEMENT EXHIBITS

                  Because the Exhibits to the Plan are voluminous, the Exhibits are not being served with copies of the Plan and the Disclosure Statement. The Debtors have made the Exhibits available for review on their web site at www.nationsrent.com

H.       SERVICE OF DOCUMENTS

                  Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, the Reorganized Debtors, the Creditors' Committee, the DIP Lender, the Amended and Restated DIP Credit Agreement Lender, the Prepetition Credit Facility lenders or the United States Trustee must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

         1.       THE DEBTORS AND THE REORGANIZED DEBTORS:

                  Joseph H. Izhakoff, Esq.
                  Executive Vice President, General Counsel
                    and Secretary
                  NATIONSRENT, INC.
                  450 East Las Olas Boulevard, 14th Floor
                  Fort Lauderdale, Florida 33301
                  Fax: (954)759-5838

                  Paul E. Hamer, Esq.
                  Mark A. Cody, Esq.
                  JONES DAY
                  77 West Wacker
                  Chicago, Illinois 60601
                  Fax: (312)782-8585

                  Randall M. Walters, Esq.
                  Joseph M. Witalec, Esq.
                  Rick J. Gibson, Esq.
                  JONES DAY
                  1900 Huntington Center
                  41 South High Street
                  Columbus, Ohio 432 15
                  Fax: (614)461-4198

                  Daniel J. DeFranceschi, Esq.
                  Michael J. Merchant, Esq.
                  RICHARDS, LAYTON & FINGER
                  One Rodney Square
                  P.O. Box 551
                  Wilmington, Delaware 19899
                  Fax: (302)658-6548

                  (Counsel to the Debtors and Reorganized Debtors)

         2.       THE CREDITORS' COMMITTEE:

                  Kenneth A. Rosen, Esq.
                  Paul Kizel, Esq.
                  Lowenstein Sandler, P.C.
                  65 Livingston Avenue
                  Roseland, New Jersey 07068
                  Fax (973)597-2495

                  Neil B Glassman, Esq.
                  Daniel K. Astin, Esq.
                  The Bayard Firm
                  222 Delaware Avenue, 9th Floor
                  Wilmington, Delaware 19801
                  Fax: (302)658-6395

                  (Counsel to the Creditors' Committee)

         3. PREPETITION CREDIT FACILITY LENDERS, THE DIP LENDERS AND THE AMENDED AND RESTATED DIP CREDIT AGREEMENT LENDERS:

                  Tina L. Brozman, Esq.
                  Bingham McCutchen, LLP
                  399 Park Avenue
                  New York, New York 10022
                  Fax: (212)752-5378

                  Edwin E. Smith, Esq.
                  Bingham McCutchen, LLP
                  150 Federal Street
                  Boston, Massachusetts 02110
                  Fax: (617)951-8736

                  Stuart M. Brown, Esq.
                  Jamie B. Nimeroff, Esq.
                  Buchanan Ingersoll, P.C.
                  1201 North Market Street, Suite 1501
                  Wilmington, Delaware 19801
                  Fax: (302)428-3996

                  (Counsel to Fleet Bank, as agent under the Prepetition Credit Facility and the DIP Credit Agreement, and Counsel to GE Capital, as agent under the Amended and Restated DIP Credit Agreement)

4.       COUNSEL TO THE MAJORITY BANK DEBT HOLDERS

         Kristopher M. Hansen, Esq.
         Stroock & Stroock & Lavan LLP
         180 Maiden Lane
         New York, New York 10038
         Fax: (212)806-6006

5.       THE UNITED STATES TRUSTEE

         Joseph J. McMahon, Jr., Esq.
         Office of the United States Trustee
         844 King Street, Suite 2313, Lockbox35
         Wilmington, Delaware 19801
         Fax: (302)573-6497

Dated: February 7,2003        Respectfully submitted,

                              NATIONSRENT, INC. (for itself and on behalf of its subsidiaries)

                              By: /s/ Joseph H. Izhakoff
                                  ----------------------------------------------
                                      JOSEPH H. IZHAKOFF
                                      Executive Vice President, General Counsel
                                        and Secretary

COUNSEL:

DANIEL J. DEFRANCESCHI (DE 2732)
MICHAEL J. MERCHANT (DE 3854)
RICHARDS, LAYTON & FINGER
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
(302)658-6541

             -and-

PAUL E. HARNER (IL 6276961)
MARK A. CODY (IL 6236871)
JONES DAY
77 West Wacker
Chicago, Illinois 60601
(312)782-3939

RANDALL M. WALTER (OH 0005895)
JOSEPH M. WITALEC (OH 0063701)
RICK J. GIBSON (OH 0066765)
JONES DAY
1900 Huntington Center
41 South High Street
Columbus, Ohio 43215
(614)469-3939

ATTORNEYS FOR DEBTORS AND
DEBTORS IN POSSESSION

                                   EXHIBIT II

                              LIQUIDATION ANALYSIS

The information contained herein (the "Information")contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and expectations of the Company and involve risks and uncertainties that could cause actual future activities and results to be materially different from those set forth in these forward-looking statements. Important factors that could cause actual results to differ include, among other things, risks associated with (i) a downturn in the economy in general, or construction spending in particular, (ii) competition and seasonality in the equipment rental industry, (iii) supply and demand in the used equipment market, and (iv) other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

No representations or warranty is made as to the accuracy or completeness of any Information contained herein or the reasonableness of any assumptions or other financial information (including the assumptions upon which they are based). By receipt of this Information, the recipient agrees that the Company or its professionals shall have no liability for any misstatement or omission of fact or for any opinion expressed herein.

SIGNIFICANT NOTES AND ASSUMPTIONS

This Liquidation Analysis was prepared for the sole purpose of providing management's estimate of the potential recoveries that might be realized by each class of creditors of NationsRent, Inc. (the "Company" or "NRI") in a hypothetical liquidation pursuant to Chapter 7 of the U. S. Bankruptcy Code. It is not intended and should not be used for any other purpose.

The assumptions reflect management's judgment of the most likely courses of action that a hypothetical Chapter 7 Trustee (the "Trustee") might adopt and are based upon management's best estimates of future conditions and circumstances as of December 31,2002, the date that this Liquidation Analysis was prepared using preliminary estimates and simplified assumptions. It must be understood that a Chapter 7 Trustee has not been and may never be appointed. If appointed, a Trustee or the Court overseeing the Trustee may make different decisions or compromises than are assumed herein. In addition, actual events and conditions may vary from management's preliminary assumptions in other respects, and these variations could be material. Assumptions as to legal matters are based on the advice of counsel, which makes assumptions about the actual legal situation that might be subject to additional factors not foreseen at this time.

This analysis is based upon financial information from the unaudited accounting records of the Company as of December 17, 2001 (the "Petition Date"), the schedules of assets and liabilities filed by the Company (the "Schedules") and NRI's Three-Year Projections contained herein (the "Projections").

The Liquidation Analysis assumes that the Debtors will be substantively consolidated.

LIQUIDATION SCENARIO

The Liquidation Scenario assumes that the Company would continue its normal operations in Chapter 11 pursuant to the Business Plan through December 31,2002 (the "Conversion Date") at which time the Trustee would be

                                 Exhibit II - 1
appointed. NRI would not enter into new rental contracts after the Conversion Date, and would prepare for the orderly liquidation of the business. The liquidation of all the assets, return of leased equipment and the collection of accounts receivable will continue through December 31, 2003.

During the first month of the Chapter 7 proceeding, the Trustee efforts will focus on recovering assets out on rental contracts, marshalling assets, preparing the equipment for sale, vacating store locations and notifying lessors that equipment can be picked up. It is assumed that the Trustee will commence liquidating equipment through reputable auctioneers in the second month after the Conversion Date and sales will continue at satellite and hub STORE locations through the fourth month after the Conversion Date, with final disposition of all owned rental equipment by the end of the sixth month after the Conversion Date. Subsequent to the sixth month after the Conversion Date, the Trustee's efforts will primarily be the continued collection of accounts receivable and wind down of the estate.

Under this scenario, recoveries would be derived from the sale of or liquidation of all assets of the Company. The major assets of the Company to be liquidated include: (1) cash, (2) accounts receivable, (3) rental equipment, (4) vehicles,
(5) land and buildings, and (6) other property, plant and equipment

ESTIMATED ORDERLY LIQUIDATION VALUES

Cash and Cash Equivalents

The projected value of cash and cash equivalents balances primarily represents amounts in bank accounts. Minimal amounts of cash are kept in cash drawers at regional offices. This analysis assumes no cash or cash equivalents at the Conversion Date, however the estimated liquidation value of cash and cash equivalents would be 100% of net book value.

Accounts Receivable

Accounts receivable includes approximately $700,000 of amounts due from employees. The amounts assumed to be collected from employees is based on management's account-by-account review of receivables from employees.

Remaining accounts receivable amounts have resulted from normal operations. Efforts to collect accounts receivable are assumed to continue over one-year, beginning on the Conversion Date.

The expected collections stream from trade accounts receivable for this analysis has been calculated based upon historical collections since the Petition Date. A range of the percentage of collectible outstanding trade accounts receivable, assuming one-year allowed to collect such balances, was calculated based upon historical collections for each district and aging category. The percentage range was adjusted to account for anticipated difficulties in collecting certain amounts once customers become aware of the Debtors' intent to liquidate and for collection agency fees. These adjustments include a 5% reduction in the first month after the Conversion Date, a 10% reduction in the second month after the Conversion Date, a 15% reduction in the third month after the Conversion Date and a 20% reduction of all amounts not collected in the first 120 days of the Chapter 7 proceeding, plus a 20% collection fee assuming that these accounts are turned over to a collection agency within 120 days of the Conversion Date. The outstanding balance for each Debtor has been separately identified by store, which can be identified with a district. The adjusted percentage of collectible outstanding trade accounts receivable were then applied to the outstanding balance for each store for each Debtor, resulting in a total collectible balance by Debtor.

As a result, overall weighted average recovery assigned to total net trade accounts receivable is 55.6 - 69.4% of net book value (net book value is net of a $20.2 million allowance for doubtful accounts, therefore overall weighted average recovery of gross accounts receivable is 43.3 - 54.1%). Overall weighted average recovery assigned to total accounts receivable (including receivables from employees) is 55.2 - 68.9%.

Inventories

Inventories include merchandise, parts and supplies for resale to customers, as well as parts, supplies and fuel for rental equipment repair and maintenance.

                                 Exhibit II - 2

Merchandise on-hand for resale is assumed to be marked-down to prices historically used for clearance sales. The estimated liquidation value of the merchandise is 45.0 - 60.0% of net book value.

Parts and supplies and bulk items are assumed to be returned to the manufacturer or supplier at contracted return prices, which typically include a substantial restocking charge. The estimated liquidation price of parts and supplies is 15.0
- 20.0% of net book value. The estimated liquidation price of bulk items is 11.2
- 15.0% of net book value.

The majority of fuel is assumed to be included with the sale of owned rental equipment. Remaining fuel would be resold at market, resulting in an estimated liquidation price of 11.2 - 15.0% of net book value.

As a result, the overall weighted average recovery assigned to inventory is 18.0
- 24.1% of the net book value.

Prepaid and Other

Prepaid and other assets include prepaid rent, prepaid insurance, deposits, federal, state and loca1 income, sales and franchise tax refunds, deferred financing costs and other prepaid assets.

Prepaid rent, insurance and other prepaid assets (which consist primarily of local marketing and business license payments) are assumed to be utilized during the wind-down period and, therefore, there will be no value to recover for distributions.

Deposits consist primarily of security deposits and retainers. Certain items are expected to be utilized during the wind-down period, with the remaining items refunded. Based on a review of the expected outcome of each item, this analysis assumes a 15.5 - 31.8% recovery of the net book value of these deposits.

Based on a review of each income, sales and franchise tax refund, this analysis assumes a recovery of 15.7 - 32.3% of the net book value of the aggregate amount of prepaid and receivable taxes recorded.

This analysis assumes 0% recovery of the net book value of deferred financing costs.

As a result, in total., the weighted average recovery assigned to prepaid expenses and other assets is 5.4 - 11.2% of the net book value.

Rental Equipment

Owned rental equipment is assumed to be sold in an orderly liquidation at auction. Historical auction sales have proven to produce reasonable selling prices as compared to the overall market for used equipment sales. The Company has obtained an appraisal of owned rental equipment and vehicles, which assumes the owned rental equipment and vehicles will be delivered to various auction houses in good operating condition. The appraisal assigns aggregate value at approximately 58.4% of net book value, with guaranteed proceeds of 85% of the desktop appraisal value. This analysis assumes 75% - 85% of the desktop appraisal value, less shrinkage, is received from auction sales. These values were further reduced for selling costs:

Fleet Shrinkage                10.3 - 14.4%      of gross proceeds based on desktop appraisal
Selling Commissions             8.0 - 12.0%      of proceeds less shrinkage
Preparation Costs               1.O -  2.0%      of first cost of equipment/vehicles to be sold
Transportation Costs            2.0 -  3.0%      of first cost of equipment/vehicles to be sold

As a result, this analysis assumes an overall weighted average liquidation value of 24.7 - 36.4% of net book value for owned rental equipment and vehicles, based on the appraised values less assumed fleet shrinkage and selling costs.

Rental equipment leased by the company will be made available for pick-up by the lessors at store locations. The cost of transporting equipment to the Debtors' store locations and auction commissions are included in the Chapter 7 operating projections.

                                  Exhibit II - 3

Vehicles

Owned vehicles are also assumed to be sold in an orderly liquidation at auction. Owned vehicles were included in the appraisal of owned rental equipment and the resulting liquidation value was included in the calculation above.

Vehicles leased by the Company will be made available for pick-up by the lessors at store locations. The cost of transporting vehicles to the Debtors store locations and auction commissions are included in the Chapter 7 operating projections.

Land and Buildings

Owned parcels of land include a 2.2 acre plot in Cincinnati, Ohio and a 9.9 acre plot in Fort Wayne, Indiana. Each plot has been developed to contain an equipment sales and service facility. Recent appraisals of these parcels of land and the existing structures have designated values greater than the original purchase prices of each property. Land and Buildings also includes construction in progress, to which no value has been assigned. Selling costs equal to 10% of assumed proceeds have been deducted from the appraised values. As such, the estimated liquidation value of the land and buildings is 87% of net book value.

Other Property. Plant and Equipment

Other property, plant and equipment consists of leasehold improvements, furniture and fixtures, computers and communication equipment and shop tools and maintenance equipment. Other property, plant and equipment is assumed to be sold at auction or through other means of bulk sales.

Leasehold improvements are assumed to be included in the disposition of the leased property, with no estimated liquidation value (except those associated with owned properties, which has been included in the liquidation analysis in the paragraph above regarding "Land and Buildings").

All other property, plant and equipment is assumed to have an estimated liquidation value of 10 - 20% of net book value. As a result, the overall weighted average recovery assigned to other property, plant and equipment is 3.8
- 6.2% of net book value.

COSTS OF LIQUIDATION

Prior to a hypothetical conversion to Chapter 7 liquidation on December 31, 2002, it is assumed that operations would continue under Chapter 11 pursuant to the Projections. During the 12 month liquidation period, it is assumed that the Trustee would notify all Corporate employees of the pending shutdown in accordance with WARN Act on the Conversion Date. All Corporate employees would continue to be paid for 60 day period, the Trustee would determine which employee would be required to execute the liquidation. It is assumed that the Trustee would compensate retained personnel at their current rates, and would be required to offer stay bonuses to certain employees. Stay bonuses are estimated to be $300,000.

OPERATING EXPENSES

The analysis assumes that rental equipment is marshaled at the store locations where individual going-out-of-business sales are held to dispose of inventory and light equipment followed by on-site auctions of heavier equipment. All Satellite stores are assumed to be closed by the end of the second month after the Conversion Date with any remaining equipment concentrated at the Hub stores for ultimate disposition by means of on-site auctions. The entire process of marshalling, preparing and selling equipment and inventory is assumed to be substantially completed by the end of the fourth month after the Conversion Date at which time all store locations are closed. A reduced staff of District and Region personnel will remain in place through the end of the sixth month after the Conversion Date to assist with contingencies arising from the winding down of the store network and to assist in the disposition of any remaining rental equipment.

                                  Exhibit II - 4

The decrease in employment levels at the Store, District and Region levels is assumed to commence on January 1 with the termination of sales representatives, counter personnel and maintenance personnel not required to prepare assets for sale. The remaining field employees, consisting of store managers and maintenance personnel involved in the disposition of assets, are anticipated to leave voluntarily over time or have their employment terminated with the following "back end" dates:

  Description            Month After Conversion Date
  -----------            ---------------------------
Satellite Stores                   Second
  Hub Stores                       Fourth
   District                        Sixth
    Region                         Sixth

Corporate employment levels are projected to decrease beginning in the third month after the Conversion Date as non-essential departments are closed and all non-essential departmental employees are terminated. The remaining employees at corporate are assumed to consist of small staffs or single employees in the data processing, accounting, tax and legal departments required to assist the trustee in the orderly liquidation of the Chapter 7 estate. Overhead expenses incurred at corporate are anticipated to be minimal consisting primarily of facilities rent as follows:

Corporate headquarters - Projected at the current monthly rent through the end of the fourth month after the Conversion Date, after which the corporate office is closed and remaining staff is relocated.

Data processing facility - Projected to continue at the current rate of approximately $ 16,000 Per month for 12 months.

Overhead expenses also include hardware and software support and licensing fees which are projected to decrease as the store network and related computer/data network is closed over time.

Accounts receivable collection efforts are projected to remain partly in-house through the end of the fourth month after the Conversion Date, at which time all collection efforts will be contracted to a third-party collection agent on a fee basis. Third-party collection fees were included in the calculation of the recovery value of accounts receivable.

In order to ensure the retention of key personnel required for an orderly wind-down of the business, retention/severance payments are assumed to be made to selected key District, Region and Corporate personnel at the end of the sixth month after the Conversion Date and again to key corporate personnel at the end of the Liquidation, assumed to be in the twelfth month after the Conversion Date.

CHAPTER 7 ADMINISTRATIVE EXPENSES

Chapter 7 Trustee Fees

Fees to be paid to the Trustee are assumed to be 3% of distributions to creditors

Legal Expenses

The analysis assumes that the Trustee's legal costs will be $150,000 per month for the first six months and $50,000 per month through the twelfth month after the Conversion Date. Total legal expenses are assumed to be $1,200,000.

Financial Services

The analysis assumes that financial services will be $100,000 per month for the first six months and $50,000 per month for months seven, eight and nine and $25,000 per month for months ten, eleven and twelve. Total financial services expenses are $825,000.

                                  Exhibit II - 5

CLAIMS

Estimated Claims

The estimated claims are based on Scheduled claims, which have been adjusted for additional claims discovered subsequent to filing the Schedules. A listing of filed claims has not been compiled and, as such, the claims reconciliation process is ongoing and the estimate of claims is preliminary and subject to change.

Secured Claims

Scheduled secured claims consist of bank debt, purchase money security interest and capital leases. The purchase money security interest and capital leases are secured by certain underlying rental equipment. The bank debt is secured by the remaining assets of the company, including rental equipment not subject to lien under purchase money security interest and capital leases, accounts receivable, inventory and all other assets.

Since the bank debt is assumed to be undersecured, the $31.5 million of cumulative adequate protection payments since the Petition Date, are applied to the bank debt claims. The bank debt claims and the related recovery are shown net of adequate protection payments.

Adjustments to the Scheduled purchase money security interest and capital lease amounts have resulted from the detailed review of the Debtors' equipment financings, which is an ongoing process and may result in additional adjustments.

This analysis assumes that the bank debt, purchase money security interest and capital lease claimants would share in the burden of the Chapter 7 operating costs on a pro rata basis based on the proceeds from their collateral.

Administrative Claims - Operating Leases

No amount is included in the Liquidation Analysis for operating leases. It is assumed in this analysis that operating lessors will have a general unsecured claim for the difference between the fair market value of their equipment and the stipulated loss value under the lease.

The lease review is an ongoing process and may result in additional adjustments.

Administrative Claims

Chapter 11 Administrative Claims consist of accrued post-petition operating expenses, unpaid professional fees, claims related to the assumption of contracts post-petition and debtor-in-possession obligations. Accrued post-petition operating expenses consist of post-petition accounts payable of $3.5 million, accrued compensation of $6.0 million and accrued expenses of $24.2 million. The Liquidation Analysis assumes that the accrued compensation is paid in the ordinary course of business subsequent to the conversion to Chapter 7 and allocated pro rata to the secured claimants based on the proceeds from their collateral. All other Chapter 11 administrative expenses will be paid from proceeds available to unsecured creditors in accordance with their priority in the Chapter 7.

Debtor-in-possession obligations are assumed to include the revolving credit facility, letters of credit and the professional fees carve-out. The revolving credit facility on the Projected Balance Sheet has been increased to reflect maximum borrowings, the difference reducing post-petition accounts payable from the amount reflected on the Projected Balance Sheet. Letters of credit are assumed to be $20.0 million and the professional fees carve-out is assumed to be $3.5 million.

During the pending Chapter 11 cases, NationsRent assumed the Lowe's contract to expand the Company's relationship with Lowe's. The Liquidation Analysis assumes that the Company will have 70 stores under lease by December 31, 2002. The assumed administrative liability under the Lowe's contract is not included in the Liquidation Analysis. This liability may materially reduce the estimated recoveries.

                                 Exhibit II-6

Priority Claims

Scheduled priority claims consist of personal and real property taxes estimated or assessed as of the Petition Date. This amount is subject to additional adjustments and is not included in the Liquidation Analysis.

General Unsecured Claims

Scheduled general unsecured claims have been adjusted for additional amounts discovered during a financial statement review and during the lease review process, and are subject to additional adjustment. General unsecured claims include estimated claims for deficiencies for secured claims.

                                  Exhibit II - 7

PROCEEDS AVAILABLE FOR DISTRIBUTION
($ in millions)

                                                                   Net Book
                                                                    Value            Low        High        Low        High
                                                                                   -------------------     -----------------
Cash                                                               $      -        $      -    $    -
Accounts receivable                                                    71.6            39.5       49.3     55.17%      68.85%
Inventories                                                            26.1             4.7        6.3     18.01%      24.12%
Prepaid and other                                                      33.1             1.8        3.7      5.44%      11.18%
Rental equipment and vehicles                                         366.5            90.4      133.4     24.66%      36.40%
Land and buildings                                                      4.4             3.8        3.8     87.00%      87.00%
Other property, plant and equipment                                    68.5             2.6        4.3      3.80%       6.20%
Intangibles                                                               -               -          -
                                                                   --------        -------------------
Net proceeds before administrative expenses & liab.                $  570.2        $  142.8    $ 200.8
                                                                   ========        -------------------

Chapter 7 administrative expenses                                                     (43.7)     (43.7)
Chapter 7 Trustee fees                                                                 (2.8)      (4.6)
                                                                                   -------------------
Net proceeds available for distributions                                           $   96.3    $ 152.5
                                                                                   -------------------

Liabilities at conversion date
 Post petition payables                                            $    3.5               -          -
 Accrued compensation and taxes                                         6.0            (6.0)      (6.0)
 Accrued expenses and other                                            24.2               -          -
 DIP obligations
  Borrowings                                                           14.0           (14.0)     (14.0)
  Letters of credit                                                    20.0           (20.0)     (20.0)
  Professional fee carve out                                            3.5            (3.5)      (3.5)
                                                                                   -------------------
Total liabilities at conversion date deducted                                         (43.5)     (43.5)
                                                                                   -------------------
Net proceeds available for distribution                                                52.8      109.0
                                                                                   -------------------

Distributions to secured claims                                                       (52.8)    (109.0)
                                                                                   -------------------
Proceeds available to chapter 11 and general unsecured creditors                   $      -    $     -
                                                                                   ===================

DISTRIBUTION SUMMARY

Secured creditors
 Bank loan (Class C- 1)                                            $  747.8        $   41.9    $  90.8      5.60%      12.14%
 Other secured (Class C-2)                                            660.0            10.9       18.2     16.52%      27.58%
                                                                   --------        -------------------
Total secured claims                                               $  813.8        $   52.8    $ 109.0
                                                                   ========        ===================

General unsecured claims (Class C-4)
 Pre-petition A/P and other                                        $   63.8        $      -    $     -      0.00%       0.00%
 Bonds                                                                175.0               -          -      0.00%       0.00%
 Seller notes                                                         100.8               -          -      0.00%       0.00%
 Senior secured deficiency claim                                      652.5               -          -      0.00%       0.00%
 PMSI/Cap lease deficiency claim                                       47.3               -          -      0.00%       0.00%
 Lease claims and other
                                                                   --------        -------------------
Total general unsecured and deficiency claims                      $1,039.4        $      -    $     -
                                                                   ========        ===================

                                  Exhibit II - 8